UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12
AZZ INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

June 1, 2022
Dear Valued Shareholders:
It is my pleasure to invite you to join us for AZZ Inc.’s 2022 Annual Meeting of Shareholders, which will take place on Tuesday, July 12, 2022, at 10:00 a.m. local time, at One Museum Place, 4th Floor, 3100 West 7th Street, Fort Worth, Texas 76107. Details regarding the business to be conducted at the 2022 Annual Meeting are more fully described in the accompanying materials.
All shareholders are invited to attend the meeting. Your vote is very important to our business and continued success. I hope you will exercise your right to vote by following the instructions for voting contained in the Notice Regarding the Availability of Proxy Materials, or the paper or electronic copy of our proxy materials you received for the meeting.
I am pleased with the many achievements that made fiscal year 2022 such an exceptional year. In fiscal year 2022 we (i) achieved our 35th consecutive year of profitability, (ii) returned $47.7 million to our shareholders through stock repurchases and dividends, and (iii) completed two acquisitions in our Metal Coatings segment, expanding our core business and geographic reach. Also in fiscal year 2022, we published AZZ’s first environmental, social responsibility and governance (“ESG”) report demonstrating various ESG efforts across the Company and how we view our commitments to: support a cleaner and healthier environment; make our efforts accountable, scalable and repeatable; and increase our transparency through regular reporting. Our strong financial results and improved safety records in fiscal year 2022 reflect the hard work and dedicated commitment of our leadership team and employees, particularly while managing through the challenges of supply chain disruptions, rising costs and labor shortages.
On March 7, 2022, we announced the acquisition of the Precoat Metals segment of Sequa Corporation and we closed the transaction on May 13, 2022, evidencing our significant progress towards becoming predominately a metal coatings company. As we look to the year ahead, we see tremendous possibilities to further execute on our long-term strategy, and expand our products and services. We will continue to actively pursue initiatives to drive growth, enhance shareholder value and accelerate our strategy to become predominantly a metal coatings company.
I join my fellow Board members, officers, and employees in expressing our sincere appreciation of your continued investment in and support of AZZ, and we look forward to seeing you at our 2022 Annual Meeting of Shareholders.
Sincerely,

Thomas E. Ferguson
Director, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on July 12, 2022
To the Shareholders of AZZ Inc.:
Notice is hereby given that the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of AZZ Inc. (hereinafter, the “Company” or “AZZ”) will be held as follows:
TIME AND DATE:	10:00 a.m., local time, Tuesday, July 12, 2022

LOCATION:	One Museum Place, 3100 West 7th Street, 4th Floor, Fort Worth, Texas 76107

PROPOSALS:	I.	Elect the ten (10) director nominees named in the accompanying Proxy Statement to serve on the Company’s Board of Directors, each for a one-year term.

	II.	Vote for an advisory approval of a non-binding resolution approving the Company’s executive compensation program.

	III.	Vote to approve an Amended and Restated Certificate of Formation in order to issue Series A Preferred Stock.

	IV.	Vote for the ratification of the appointment of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2023.

	V.	To transact any other business which may properly come before the Annual Meeting or any adjournment.

RECORD DATE:	You can attend and vote your shares at the Annual Meeting if you were a shareholder of record of the Company’s common stock at the close of business on May 13, 2022 (the “Record Date”).

NOTICE:	A Notice Regarding the Availability of Proxy Materials (the “Notice”) was distributed to shareholders on or about June 1, 2022.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

AZZ’s Proxy Statement and Fiscal Year 2022 Annual Report are available at www.proxyvote.com
VOTING:
Your vote is very important. Even if you intend to be present at the Annual Meeting, please promptly vote in one of the following ways so that your shares may be represented and voted at the Annual Meeting:

	•	Call the toll-free telephone number shown in the instructions included on your Notice;
	•	Vote via the Internet on the website as described in the instructions included on your Notice; or
	•	If you receive a paper copy of the proxy materials, complete, sign, date, and return your proxy card or voting form.
By Order of the Board of Directors,

Tara D. Mackey
Chief Legal Officer and Secretary
Fort Worth, Texas
June 1, 2022

PROXY STATEMENT SUMMARY
The summary below highlights information contained elsewhere in this proxy statement (“Proxy Statement”). This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references below are supplied to help you find additional information in this Proxy Statement.
2022 Annual Meeting of Shareholders

Date and Time July 12, 2022, 10:00 a.m., local time	Place AZZ Inc., One Museum Place, 4th Floor, 3100 West 7th Street, Fort Worth, Texas 76107	Notice We distributed a Notice Regarding the Availability of Proxy Materials (the “Notice”) on or about June 1, 2022.

Voting Holders of shares of common stock as of the Record Date are entitled to vote on all matters.	Record Date May 13, 2022
Voting Matters
Item	Company Proposals	Board Vote Recommendation	Page
1.	Election of ten (10) directors	FOR each director nominee	11
2.	Approval, on an advisory basis, of the Company’s executive compensation program	FOR	39
3.	Approval of Amended and Restated Certificate of Formation in order to issue Series A Preferred Stock	FOR	73
4.	Ratification of the appointment of Grant Thornton, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2023	FOR	79

How to Vote You can vote by any of the following methods:	Internet (www.proxyvote.com) until 11:59 p.m. Eastern Time, on July 11, 2022;	By Mail. Completing, signing and returning your proxy or voting instruction card before July 12, 2022; or
	Telephone (1-800-690-6903) until 11:59 p.m. Eastern Time, on July 11, 2022;	In person, at the Annual Meeting, if you are a shareholder of record as of the Record Date. You may deliver a completed proxy card or vote by ballot at the meeting.
1	Proxy Statement

PROXY STATEMENT SUMMARY (Cont.)

Corporate Governance Highlights
✔	Nine out of ten director nominees are independent	✔	Independent committee chairs and members
✔	Commitment to continuous board refreshment and diversity	✔	Separate Board Chair and Chief Executive Officer
✔	Annual election of all directors	✔	Regular executive sessions of the independent directors
✔	Majority voting for directors	✔	Regular oversight of enterprise risk and ESG commitments by full board and nominating and corporate governance committee
✔	Stock ownership guidelines for directors and officers	✔	Annual board, committee, and individual director evaluations
Director Nominees
Name	Age	Director Since	Independent	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee	Other Public Company Boards
Daniel E. Berce President and Chief Executive Officer, General Motors Financial Company	68	2000	✔				2
Paul Eisman Former President and Chief Executive Officer, Alon USA Energy, Inc.	66	2016	✔				—
Daniel R. Feehan Chairman of the Board, FirstCash, Inc.	71	2000	✔				2
Thomas E. Ferguson President and Chief Executive Officer, AZZ Inc.	65	2013					—
Clive A. Grannum President, Performance Materials, Materion Corporation	56	2021	✔				—
Carol R. Jackson President, Chief Executive Officer and Chairman of the Board, HarbisonWalker International	50	2021	✔				1
David M. Kaden(1) Managing Director, Blackstone Tactical Opportunities Group	38	2022	✔				—
Venita McCellon-Allen Former President and Chief Operating Officer, Southwestern Electric Power Company	62	2016	✔				—
Ed McGough Senior Vice President, Global Manufacturing and Technical Operations, Alcon, Inc.	61	2017	✔				—
Steven R. Purvis Former Trustee and Portfolio Manager, Luther King Capital Management	57	2015	✔				—
Chair
Member
(1)
Mr. David M. Kaden is being nominated to serve as a director by Blackstone pursuant to the Securities Purchase Agreement entered into with Blackstone in connection with the issuance of Convertible Notes to fund in part the acquisition of the Precoat Metals segment of Sequa Corporation (the “Precoat Transaction”). Pursuant to the Securities Purchase Agreement, Blackstone has the right to nominate one director to our board of directors.

2	Proxy Statement

PROXY STATEMENT SUMMARY (Cont.)

Named Executive Officers
Name	Age	Position	Since	Previous Position
Thomas E. Ferguson	65	President and Chief Executive Officer	2013	Chief Executive Officer, FlexSteel Pipeline Technologies, Inc.
Philip Schlom	57	Senior Vice President and Chief Financial Officer	2020	Interim Chief Financial Officer and Chief Accounting Officer, AZZ Inc.
Tara D. Mackey	52	Chief Legal Officer and Secretary	2014	Chief Legal Counsel and Corporate Secretary, First Parts, Inc.
Gary Hill	57	Chief Operating Officer – Infrastructure Solutions	2020	President and General Manager – Industrial Platform, AZZ Inc.
Bryan Stovall	57	Chief Operating Officer – Metal Coatings	2020	President – AZZ Galvanizing Solutions, AZZ Inc.
Executive Compensation Highlights
Compensation Philosophy and Objectives
Our key compensation objectives are to attract and retain high performing, servant minded leaders, reward results, drive future strategic growth and align the interests of our executive officers with those of our shareholders. We use the following principles to achieve these objectives:
What We Do
✔
A significant portion of our executive officers’ total compensation is based on the Company’s performance and the payouts are contingent upon the attainment of certain pre-established performance metrics and capped to minimize risk.
		✔	The compensation committee engages an independent executive compensation consultant.
✔	Performance measures are highly correlated to the creation of shareholder value.	✔	Our compensation committee conducts an annual review of all executive compensation program components to ensure alignment with our compensation objectives and the Company’s industry peers.
✔	We review and benchmark pay relative to the market median of our industry peer group on an annual basis.	✔	We implemented a Compensation Recovery Policy to protect the Company in the event of a financial restatement or an executive officer engages in serious misconduct.
✔	Our executive compensation program is designed to encourage building long-term shareholder value and attract and retain high performing executive talent.	✔	We provide a limited number of employment agreements and executive perquisites.
✔	We use annual cash incentive opportunities and equity-based awards to balance the Company’s short- and long-term performance objectives.	✔	We have stock ownership guidelines for directors and executive officers.
✔
Our equity awards are equally weighted between time-vested restricted stock units, which vest ratably over a three-year period, and performance share units, which require achievement of financial performance metrics over a three-year performance cycle.
		✔	We grant equity awards with “double-trigger” vesting upon a change in control.
What We Don’t Do
✘	We do not provide tax gross ups.	✘	We do not pay accrued dividends or dividend equivalents on unearned RSUs or PSUs unless and until the awards vest.
✘	We do not recycle shares withheld for taxes.	✘	We do not reprice underwater equity awards.
✘	We do not permit pledging or hedging of Company securities.	✘	We do not have pension or supplemental executive retirement plans.
✘	We do not implement compensation or incentives that encourage unnecessary or excessive risk-taking.
3	Proxy Statement

PROXY STATEMENT SUMMARY (Cont.)

Fiscal Year 2022 Executive Compensation Program Elements
Category	Compensation Element	Description
Cash	Base Salary
Fixed cash compensation based upon experience and responsibilities of the position. Reviewed annually for potential adjustments based on market rates for each position, individual performance and scope of responsibilities.

Annual Incentive Opportunity
Annual cash incentive for achievement of specific annual financial operating results and a qualitative component relating to the execution of individual performance goals which are consistent with AZZ’s fiscal year 2022 business strategy objectives specifically tailored to each NEO’s skill set.

Long-Term Incentives	Restricted Stock Units
Vest ratably over a three-year period. Settled in shares of AZZ common stock. Dividend equivalents accrue with respect to dividends awarded during the vesting period and will be paid and settled when the underlying award vests.

Performance Share Units
Three-year pre-determined financial performance metric settled in shares of AZZ common stock. Dividend equivalents accrue during the vesting period and will not be paid unless and until the underlying award vests.

Retirement	401(k) Plan	Qualified 401(k) plan available to all U.S. employees. The Company matches 100% of the first 1% and 50% of contributions between 2% and 6% (with a potential total Company match of 3.5%).
Other	Employment Agreements	Sets standard benefits for certain NEOs in the event of termination of employment from the Company.
	Executive Severance Plan	Sets standard benefit guidelines for executives in the event of severance or upon a change in control (except for NEOs with employment agreements).
	Change-in-Control Agreements	Sets standard benefits for the Company’s CEO upon a change-in-control.
	Other Benefits	Executive supplemental disability insurance, financial planning services and annual physical exam.
Fiscal Year 2022 Total Direct Compensation Mix

4	Proxy Statement

PROXY STATEMENT
FOR
2022 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on July 12, 2022
The board of directors of AZZ Inc. (the “Company” or “AZZ”) is soliciting proxies for the 2022 Annual Meeting of Shareholders (the “Annual Meeting”). You are receiving this Proxy Statement because you own shares of AZZ common stock that entitle you to vote at the Annual Meeting. This Proxy Statement contains information on Annual Meeting matters to assist you in voting your shares.
QUESTIONS AND ANSWERS
Proxy Materials and Voting Information
Why am I receiving these materials?
AZZ has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail in connection with the Company’s solicitation of proxies for use at the Annual Meeting to be held on Tuesday, July 12, 2022 at 10:00 a.m. local time at One Museum Place, 4th Floor, 3100 West 7th Street, Fort Worth, Texas 76107, and at any postponement(s) or adjournment(s) thereof. These materials were first sent or made available to shareholders on or about June 1, 2022. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.
What is included in these materials?
These materials include:
•	This Proxy Statement for the Annual Meeting; and
•	The Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2022, as filed with the Securities and Exchange Commission (the “SEC”) on April 22, 2022 (the “Annual Report”).
If you requested printed versions by mail, these materials also include the proxy card and voting instructions for the Annual Meeting.
What items will be voted on at the Annual Meeting?
You will be voting on the following:
•	The election of ten (10) nominees to the Company’s board of directors named in this Proxy Statement, each to serve for a one-year term (Proposal 1);
•	A non-binding advisory resolution to approve AZZ’s executive compensation program (Proposal 2);
•	Approval of an Amended and Restated Certificate of Formation in order to issue Series A Preferred Stock (Proposal 3); and
•	Ratification of the appointment of Grant Thornton LLP to serve as AZZ’s independent registered public accounting firm for the fiscal year ending February 28, 2023 (Proposal 4).
We also will consider any other business that may properly come before the meeting.
What are the Board of Directors’ voting recommendations?
The board of directors recommends that you vote your shares:
•	“FOR” the election of the ten (10) nominees to serve on the Board for a one-year term (Proposal 1);
•	“FOR” the approval of AZZ’s executive compensation program (Proposal 2);
•	“FOR” the approval of the Amended and Restated Certificate of Formation in order to issue Series A Preferred Stock (Proposal 3); and
•	“FOR” the ratification of the appointment of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2023 (Proposal 4).
5	Proxy Statement

QUESTIONS AND ANSWERS (Cont.)

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, AZZ uses the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, the Company has sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials on the Internet or to request a printed copy are detailed in the Notice. In addition, shareholders are always able to request printed proxy materials by mail or electronically by emailing info@azz.com. The Company encourages shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and the cost to the Company associated with printing and mailing hard copies of proxy materials.
How can I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to use the Internet to:
•	View the Company’s proxy materials for the Annual Meeting; and
•	Instruct the Company to send future proxy materials to you by email.
The Company’s proxy materials are also available at www.azz.com/investor-relations.
If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who may vote at the Annual Meeting?
Each share of the Company’s common stock is entitled to one vote on each matter. Only shareholders of record as of the close of business on May 13, 2022 (the “Record Date”), are entitled to receive notice of, to attend, and to vote at the Annual Meeting. In addition to shareholders of record of the Company’s common stock, beneficial owners of shares held in street name as of the Record Date can vote using the methods described below. As of the Record Date, approximately 24,732,809 shares of the Company’s common stock were issued and outstanding.
What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC (“Computershare”), you are considered the shareholder of record with respect to those shares, and the Notice was delivered directly to you by the Company.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and a Notice was forwarded to you by your financial investment organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote your shares.
If I am a shareholder of record of the Company’s shares, how do I vote?
If you are a shareholder of record, there are four ways to vote:
In person. You may vote in person at the Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification such as a driver’s license or passport and may be requested to provide proof of stock ownership as of the Record Date.
Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.
By Telephone. If you request printed copies of the proxy materials by mail or viewed electronic copies, you may vote by proxy by calling the toll free number found on the proxy card.
By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.
6	Proxy Statement

QUESTIONS AND ANSWERS (Cont.)

If I am a beneficial owner of shares held in street name, how do I vote?
If you are a beneficial owner of shares held in street name, there are four ways to vote:
In person. If you are a beneficial owner of shares held in street name and you want to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the Annual Meeting and ask for a ballot when you arrive and a valid picture identification such as a driver’s license or passport. In order for your vote to be counted, you must provide both the copy of the legal proxy and your completed ballot to the inspector of election.
Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares.
By Telephone. If you request printed copies or viewed electronic copies of the proxy materials, you may vote by proxy by calling the toll free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.
By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.
What is the process to vote if I hold shares through the AZZ Inc. Employee Benefit Plan and Trust?
If you are a participant in the AZZ Inc. Employee Benefit Plan and Trust (the “Benefit Plan”), it is important that you direct Prudential Bank & Trust, FSB, the Benefit Plan’s trustee (the “Trustee) on how to vote your shares. If you hold shares of common stock in the Benefit Plan administered by Empower Retirement LLC and do not vote your shares or specify your voting instructions on your proxy card, the Trustee will vote those shares in the same proportion as the shares for which they have received voting instructions, unless the Trustee determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended. Your proxy must be received no later than 11:59 p.m. Eastern Time, on July 7, 2022 so that there is adequate time to tabulate the voting instructions.
What is the quorum requirement for the Annual Meeting?
A majority of the shares issued and outstanding and entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy for the transaction of business, commonly referred to as a quorum. Your shares will be counted for purposes of determining if there is a quorum if you:
•	Are entitled to vote and you are present in person at the Annual Meeting; or
•	Have properly voted by proxy on the Internet, by telephone or by submitting a proxy card by mail.
If a quorum is not present, we may propose to adjourn the Annual Meeting to solicit additional proxies.
How are proxies voted?
All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.
What happens if I do not give specific voting instructions?
Shareholders of Record. If you are a shareholder of record and you:
•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by AZZ’s board of directors; or
•	Sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders, Thomas E. Ferguson and Philip Schlom, will vote your shares in the manner recommended by AZZ’s board of directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
7	Proxy Statement

QUESTIONS AND ANSWERS (Cont.)

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on routine matters but is not permitted to vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Which ballot measures are considered “routine” or “non-routine”?
The election of directors (Proposal 1), the non-binding advisory resolution approving the Company’s executive compensation program (Proposal 2), and the approval of the Company’s Amended and Restated Certificate of Formation in order to issue Series A Preferred Stock (Proposal 3) are all considered non-routine matters under applicable rules. A broker or other nominee cannot vote your shares without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals 1, 2 and 3.
The ratification of the appointment of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2023 (Proposal 4) is considered a routine matter under applicable rules. A broker or other nominee may generally vote your shares on routine matters, and therefore no broker non-votes are expected in connection with Proposal 4.
What is the voting requirement to approve each of the proposals?
The following table sets forth the voting requirement with respect to each of the proposals:
Proposal	Voting Requirement
1. Election of ten (10) director nominees named in this Proxy Statement, each for a one-year term.
Each director must be elected by a majority of the votes cast. A majority of votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Any director not elected by a majority is expected to tender to the board his or her resignation promptly following the certification of election results pursuant to the Company’s Bylaws. The nominating and corporate governance committee will make a recommendation to the board on whether to accept or reject such resignation. The board will act on such recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results.

2. Approval, on a non-binding advisory basis, of the Company’s executive compensation program.
To be approved, this proposal must be approved by a majority of the votes cast by the shareholders present in person or represented by proxy, meaning that the votes cast by the shareholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. Abstentions and broker non-votes will have no effect on this vote.

3. Approval of Amended and Restated Certificate of Formation in order to issue Series A Preferred Stock.
To be approved, this proposal must be approved by shareholders holding two-thirds of the outstanding shares of the Company. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

4. Ratification of the appointment of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2023.
To be approved, this proposal must be approved by a majority of the votes cast by the shareholders present in person or represented by proxy, meaning that the votes cast by the shareholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. Abstentions will have no effect on this vote.

How are broker non-votes and abstentions treated?
While broker non-votes and abstentions are counted as present and entitled to vote for purposes of determining whether a quorum is present, under our Bylaws only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal, other than Proposal 3. Accordingly, broker non-votes and abstentions will have no effect on Proposals, 1, 2, and 4.
With respect to Proposal 3, broker non-votes and abstentions will have the same effect as “AGAINST” votes, and could prevent the proposal from receiving the required affirmative vote of shareholders holding two-thirds of the outstanding shares.
In order to minimize the number of broker non-votes, the Company strongly encourages you to vote or to provide voting instructions with respect to each proposal to the organization that beneficially holds your shares by carefully following the instructions provided in the Notice.
8	Proxy Statement

QUESTIONS AND ANSWERS (Cont.)

Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card dated as of a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Corporate Secretary at One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas 76107 prior to the Annual Meeting.
Who will serve as the inspector of election?
A representative from Broadridge Financial Solutions, Inc. will serve as the inspector of elections.
Will a proxy solicitor be retained and, if so, what is the cost?
The costs of solicitation, if any, will be borne by the Company. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission or facsimile transmission. No additional compensation will be paid to such persons for such solicitation. AZZ has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for an estimated fee of $30,000 plus reimbursement of certain disbursements and expenses.
The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:
•	As necessary to meet applicable legal requirements;
•	To allow for the tabulation and certification of votes; and
•	To facilitate a successful proxy solicitation.
Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to AZZ’s management team and the board of directors.
Where can I find the voting results of the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. The Company will disclose the final voting results in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the Annual Meeting.
How can I attend the Annual Meeting?
Admission to the Annual Meeting is limited to AZZ shareholders or their proxy holders. In order to be admitted to the meeting, each shareholder must present proof of stock ownership and a valid picture identification, such as a driver’s license or passport. Proof of stock ownership may consist of the proxy card or if shares are held in the name of a broker, bank or other nominee, an account statement or letter from the nominee indicating that you beneficially owned shares of AZZ common stock at the close of business on May 13, 2022, which is the Record Date for the Annual Meeting.
9	Proxy Statement

QUESTIONS AND ANSWERS (Cont.)

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2023 Annual Meeting of shareholders?
Requirements for Shareholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials. Proposals that a shareholder intends to present at the 2023 annual meeting of shareholders (“2023 Annual Meeting of Shareholders”) and wishes to be considered for inclusion in the Company’s Proxy Statement relating to the 2023 Annual Meeting of Shareholders must be received no later than February 1, 2023. All proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company sponsored proxy materials. Shareholder proposals must be delivered to the Company’s Corporate Secretary by mail at One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas 76107.
Requirements for Other Shareholder Proposals to Be Brought Before the 2023 Annual Meeting of Shareholders and Director Nominations. Notice of any proposal that a shareholder intends to present at the 2023 Annual Meeting of Shareholders, but does not intend to have included in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders, as well as any director nominations, must be delivered to the Company’s Corporate Secretary by mail at One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas 76107, not earlier than the close of business on March 13, 2023 and not later than the close of business on April 12, 2023. The notice must be submitted by a shareholder of record and must set forth the information required by the Company’s Bylaws with respect to each director nomination or other proposal that the shareholder intends to present at the 2023 Annual Meeting of Shareholders. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information regarding how to register your shares directly in your name as a shareholder of record. Additionally, notice of a solicitation of proxies for the 2023 Annual Meeting of Shareholders in support of director nominees other than nominees recommended by our nominating and corporate governance committee must be received by the Company's Secretary by mail at One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas 76107, or electronically at info@azz.com, on or before April 2, 2023 pursuant to, and in accordance with, the requirements of Rule 14a-19 of the Exchange Act.
10	Proxy Statement

Proposal 1 Election of Directors

Daniel E. Berce
Age: 68
Director Since: 2000
Serves as President and Chief Executive Officer of General Motors Financial Company, Inc.

Paul Eisman
Age: 66
Director Since: 2016
Formerly served as the President and Chief Executive Officer of Alon USA Energy, Inc.

Daniel R. Feehan
Age: 71
Director Since: 2000
Chairman of the Board Since: 2019
Serves as Chairman of the Board of FirstCash, Inc. and AZZ Inc.

Steven R. Purvis
Age: 57
Director Since: 2015
Formerly served as a Principal of Luther King Capital Management

Thomas E. Ferguson
Age: 65
Director Since: 2019
Serves as President and Chief Executive Officer of AZZ Inc.

Clive A. Grannum
Age: 56
Director Since: 2021
Serves as President, Performance Materials of Materion Corporation

Carol R. Jackson
Age: 50
Director Since: 2021
Serves as President, Chief Executive Officer and Chairman of the Board of HarbisonWalker International

David M. Kaden(1)
Age: 38
Director Since: 2022
Serves as Managing Director of Blackstone Tactical Opportunities Group

Venita McCellon – Allen
Age: 62
Director Since: 2016
Formerly served as the President and Chief Operating Officer of Southwestern Electric Power Company

Ed McGough
Age: 61
Director Since: 2017
Serves as the Senior Vice President of Global Manufacturing and Technical Operations at Alcon, Inc.

(1)
Director nominee, Mr. David M. Kaden, is not included in the photo as he is being nominated to serve as a director by Blackstone pursuant to the Securities Purchase Agreement entered into with Blackstone in connection with the issuance of Convertible Notes to fund in part the acquisition of the Precoat Metals segment of Sequa Corporation (the “Precoat Transaction”). Pursuant to the Securities Purchase Agreement, Blackstone has the right to nominate one director to our board of directors.

11	Proxy Statement

ELECTION OF DIRECTORS (Cont.)

Our Bylaws, as amended, provide that the board of directors will consist of up to 12 members, each serving a one-year term. The number of directors is currently fixed at ten. All of the current members of the board are standing for re-election at the Annual Meeting; Mr. Kaden was appointed to serve pursuant to the Securities Purchase Agreement entered into with Blackstone in connection with the issuance of Convertible Notes to fund in part the Precoat Transaction. Pursuant to the Securities Purchase Agreement, Blackstone has the right to nominate one director to serve on our board of directors.
Our nominating and corporate governance committee has determined that our current board of directors’ composition of ten directors is sufficient from a governance perspective. Proxies cannot be voted for a greater number of nominees than the number of nominees named herein. Our Bylaws require that, in an uncontested election, each director will be elected by a majority of the votes cast. If a nominee in an uncontested election does not receive a majority of the votes cast, he or she is required to promptly tender a resignation to the board of directors that is subject to acceptance or rejection by the board of directors within 90 days from the date of the certification of the election results. In the event an election of directors is contested, the voting standard will be a plurality of votes cast.
The board of directors has nominated the directors noted below, for election each to serve a one-year term expiring at the 2023 Annual Meeting of Shareholders. All of the nominees currently serve as members of the board of directors with a term expiring at this year’s Annual Meeting. Because these elections are uncontested, a nominee for director must receive a majority of the votes properly cast at the meeting in person or by proxy in order to be elected. This means that the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director, provided that a quorum is present at the meeting.
Each of the director nominees has consented to serve if elected. If for any unforeseen reason a nominee would be unable to serve if elected, the shareholders of AZZ as of the Record Date of the Annual Meeting may exercise their discretion to vote for a substitute nominee selected by the board of directors. However, the board of directors has no reason to anticipate that any of the nominees will not be able to serve, if elected.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED BELOW.
12	Proxy Statement

ELECTION OF DIRECTORS (Cont.)

Nominees for Election of Directors:
DANIEL E. BERCE Age: 68 Director Since: 2000 Board Committees: • Audit Committee (Chair) • Compensation Committee
Daniel E. Berce serves as President and Chief Executive Officer of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.) and has served in this capacity since its acquisition by General Motors Company in October 2010. Mr. Berce also served as AmeriCredit Corp.’s Chief Executive Officer from 2005 until 2010, President from 2003 until 2010 and Chief Financial Officer from 1990 until 2003. He served as a director of Americredit Corp. from 1990 to 2010. Before joining Americredit Corp., Mr. Berce was a partner with Coopers & Lybrand, an accounting firm. Mr. Berce currently serves as a director of FirstCash, Inc., a publicly held international operator of retail pawn stores in the U.S. and Latin America, and chairman of Arlington Asset Investment Corp., a publicly held investment firm investing primarily in mortgage-related assets.
We believe Mr. Berce’s qualifications to serve on the board of directors include his executive level leadership experience, his experience serving as a Chief Executive Officer of a publicly held company and as a director of multiple publicly held companies, as well as his knowledge of corporate governance, executive compensation, accounting and financial expertise.

PAUL EISMAN Age: 66 Director Since: 2016 Board Committees: • Audit Committee • Nominating and Corporate Governance Committee
Paul Eisman formerly served as the President and Chief Executive Officer of Alon USA Energy, Inc. (“Alon”) and as a director and the President and Chief Executive Officer of Alon USA Partners, LP. He has more than 30 years of refining experience and executive level leadership expertise in refining production and retail business operations. Prior to joining Alon in 2010, Mr. Eisman served as Executive Vice President of Refining and Marketing Operations with Frontier Oil Corporation from 2006 to 2010. From 2003 to 2006, he served as Vice President of KBC Advanced Technologies, a leading consulting firm to the international refining industry. Mr. Eisman served as Senior Vice President, Planning for Valero Energy Corporation from 2001 to 2002. Mr. Eisman also served in various executive leadership roles at Diamond Shamrock Corporation from 1979 to 2001.

We believe Mr. Eisman’s qualifications to serve on the Company’s board of directors include his extensive experience in various executive leadership positions in refining production and retail business operations.

DANIEL R. FEEHAN Age: 71 Director Since: 2000 Chairman of the Board Since: 2019 Board Committees: • Compensation Committee • Nominating and Corporate Governance Committee (Chair)
Daniel R. Feehan serves as Chairman of the Board of FirstCash, Inc., a publicly held international operator of retail pawn stores in the U.S and Latin America. Previously, Mr. Feehan served as a director of Cash America International, Inc. (“Cash America”) since 1984 and was Cash America’s Executive Chairman from November 2015 until Cash America’s merger with First Cash Financial Services, Inc. (now FirstCash, Inc.) in September 2016. Prior to that, Mr. Feehan served as President and Chief Executive Officer of Cash America from 2000 to 2015. From 1990 to 2000, he served as President and Chief Operating Officer of Cash America. Mr. Feehan also currently serves as a director of Enova International Inc., a publicly held leading provider of online financial services to non-prime consumers and small businesses.

We believe Mr. Feehan’s qualifications to serve on the Company’s board of directors include his executive level leadership experience and ability to provide direction and oversight to the Company’s financial reporting and business controls, specifically his experience as a Chief Executive Officer of a publicly held company, experience in finance, accounting, strategic planning and experience serving as a director of multiple publicly held companies.

13	Proxy Statement

ELECTION OF DIRECTORS (Cont.)

THOMAS E. FERGUSON Age: 65 Director Since: 2013 Board Committees: • None
Thomas E. Ferguson serves as a non-independent director and as the Company’s President and Chief Executive Officer. Prior to joining AZZ, he was a consultant and served as interim Chief Executive Officer of FlexSteel Pipeline Technologies, Inc., a provider of pipeline technology products and services in 2013. Mr. Ferguson has also served in various executive level leadership roles with Flowserve Corporation, a publicly held global provider of fluid motion and control products, including Senior Vice President from 2006 to 2010, as President of Flow Solutions Group from 2010 to 2012, as President of Flowserve Pump Division from 2003 to 2009, as President of Flow Solutions Division from 2000 to 2002, as Vice President and General Manager of Flow Solutions Division North America from 1999 to 2000 and as Vice President of Marketing and Technology for Flow Solutions Division from 1997 to 1999. Mr. Ferguson retired from Flowserve Corporation in 2012.

We believe Mr. Ferguson’s qualifications to serve on the Company’s board of directors include his considerable global business and leadership experience serving as an executive officer of a public company, his domestic and international strategic experience both in the industries in which AZZ operates, and his track record for helping businesses achieve exponential growth, both organically and through acquisitions in the global marketplace.

CLIVE A. GRANNUM Age: 56 Director Since: 2021 Board Committees: • Audit Committee • Compensation Committee
Clive A. Grannum has served as President, Performance Materials of Materion Corporation, a leading advanced materials supplier, since 2018. Prior to joining Materion, Mr. Grannum served as Corporate Vice President, Corporate Officer and President – Global Chlorinated Organics at Olin Corporation, a global manufacturer and distributor of chemical products, from 2015 to 2016. Prior to joining Olin, Mr. Grannum held a number of senior leadership roles at Dow Chemical Company, including President, Global Chlorinated Organics and SAFECHEM from 2014 to 2015; Global Managing Director, Plastics Additives, Global Chlorinated Organics and SAFECHEM from 2011 to 2014; and Vice President, Corporate Officer and Global Business Director, Plastics Additives from 2008 to 2011. Prior to joining Dow Chemical, he served as the Vice President of Plastic Additives for Rohm and Haas Company, a global specialty chemical producer, from 2007 to 2008. Prior to Rohm and Haas, Mr. Grannum held multiple roles of increasing responsibility at The ICI Group and The BOC Group, with his last roles being Senior Vice President, Uniqema Americas at ICI from 2001-2006 and Vice President and Global General Manager-Packaged Systems at BOC from 1999 to 2001. Mr. Grannum also currently serves as a director on the Boards of the Boys and Girls Clubs of Greater Saint Louis, an organization devoted to inspiring and enabling youth to reach their full potential, and MediNova N.Y., a non-profit organization that provides medical services free of charge to underprivileged communities.

We believe Mr. Grannum’s qualifications to serve on the Company’s board of directors include his considerable executive leadership experience, experience in global manufacturing and strategic mergers and acquisitions, business development, process improvement, financial experience and transformational growth in manufacturing based industries.

14	Proxy Statement

ELECTION OF DIRECTORS (Cont.)

CAROL R. JACKSON Age: 50 Director Since: 2021 Board Committees: • Compensation Committee • Nominating and Corporate Governance Committee
Carol R. Jackson has served as President, Chief Executive Officer and Chairman of the Board of HarbisonWalker International, the largest supplier of ceramic refractories in the U.S. with operations in the U.S., Canada, Mexico, Europe, and Southeast Asia and commercial interests globally, since 2017 and served as Corporate Officer, Senior Vice President and General Manager from 2014 to 2017. Prior to joining HarbisonWalker, Ms. Jackson served as Corporate Officer, Vice President and General Manager of Carpenter Technology Corporation, a global leader in the development, manufacture, and distribution of cast/wrought and powder metal stainless steels and specialty alloys from 2011 to 2013. Prior to joining Carpenter Technology, Ms. Jackson held various positions with PPG Industries, Inc., a global supplier of paints, chemicals, optical and specialty products and glass, from 1999-2011. Ms. Jackson currently serves as a member of the board of directors and a member of the Audit, Nominating and Corporate Governance, and Scientific Advisory Committees of Sensient Technologies Corporation, a leading global developer, manufacturer, and marketer of colors, flavors, and fragrances. She also serves as Chairman and President of the World Refractories Association and is a director of Junior Achievement of Western Pennsylvania.

We believe Ms. Jackson’s qualifications to serve on the Company’s board of directors include the depth and breadth of her experience in global business operations and industrial manufacturing, executive level leadership experience, mergers and acquisitions, legal experience and public board experience in the steel and coatings industries.

DAVID M. KADEN Age: 38 Director Since: 2022 Board Committees: •None
David M. Kaden serves as a Managing Director in the Tactical Opportunities Group at Blackstone Inc. (“Blackstone”), where he is involved in the execution of Blackstone’s investments. Before joining Blackstone in 2015, Mr. Kaden worked at the White House where he was the Director for International Economics on the National Security Council and National Economic Council. He previously served as the assistant chief of staff to the President and CEO of the Federal Reserve Bank of New York. He currently serves as a member of the board of directors of ARKA, Draken International and LifeScience Logistics, all privately held companies.

As previously noted, Mr. Kaden is a Blackstone director designee. Mr. Kaden is being nominated to serve as a director by Blackstone pursuant to the Securities Purchase Agreement entered into with Blackstone in connection with the issuance of Convertible Notes to fund in part the acquisition of the Precoat Metals segment of Sequa Corporation (the “Precoat Transaction”). Pursuant to the Securities Purchase Agreement, Blackstone has the right to nominate one director to serve on our board of directors. We believe Mr. Kaden’s qualifications to serve on the board of directors include his experience in analyzing corporate strategy and investment decisions across multiple industries, experience with Blackstone’s portfolio investments and his other directorships.

15	Proxy Statement

ELECTION OF DIRECTORS (Cont.)

VENITA MCCELLON - ALLEN Age: 62 Director Since: 2016 Board Committees: • Audit Committee • Compensation Committee
Venita McCellon – Allen formerly served as the President and Chief Operating Officer of Southwestern Electric Power Company (“SWEPCO”), a subsidiary of American Electric Power Company, Inc. (“AEP”), a public utility holding company which engages in the generation, transmission, and distribution of electricity for sale to retail and wholesale customers, and held such office from 2010 to 2018. Previously, she served as Executive Vice President – AEP Utilities East from 2009 to 2010 and Executive Vice President – AEP Utilities West from 2006 to 2009. From 2004 to 2006, Ms. McCellon-Allen served as Senior Vice President Shared Services of AEP responsible for information technology, supply chain management and human resources. From 2000 to 2004, she served as Senior Vice President - Human Resources for Baylor Health Care System, a diversified health care holding company. From 1995 to 2000, Ms. McCellon-Allen held various leadership roles at Central and South West Corp. (“CSW”), in operations, customer service, strategic planning and human resources. During 1997 to 2000, Ms. McCellon-Allen led CSW’s merger integration with AEP. In her last position at CSW, she served as Senior Vice President for Corporate Development and Customer Service.

We believe Ms. McCellon-Allen’s qualifications to serve on the board of directors include her considerable business and executive level leadership experience in operations, corporate governance, external affairs, regulatory matters, merger integration, talent development and executive compensation all within and outside of the energy industry.

ED MCGOUGH Age: 61 Director Since: 2017 Board Committees: • Compensation Committee (Chair) • Nominating and Corporate Governance Committee
Ed McGough has served as the Senior Vice President of Global Manufacturing and Technical Operations at Alcon, Inc. (“Alcon”), since 2008. Alcon is the global leader in eye care developing, manufacturing and distributing innovative medical devices for eye care needs. Mr. McGough joined Alcon in 1991 as a Manager of Quality Assurance and Regulatory Affairs in Alcon’s Pennsylvania facility. He has held various other leadership positions at Alcon in both Fort Worth, Texas and Puerto Rico, including: Director of Quality Assurance from 1992 to 1994; Director of Operations from 1994 to 1996; Director of Manufacturing from 1996 to 2000; and Vice President and General Manager of Manufacturing in Fort Worth, Texas and Houston, Texas from 2000 to 2006. Following these roles, he served as Vice President, Manufacturing, Pharmaceutical Operations, responsible for Alcon’s pharmaceutical plants in the United States, Brazil, Mexico, Spain, Belgium and France. Prior to joining Alcon, Mr. McGough served in various quality engineering and management roles with Baxter Healthcare Corporation from 1983 to 1991.

We believe Mr. McGough’s qualifications to serve on the board of directors include (i) his executive level leadership and international experience in global manufacturing, distribution and global supply chain; and (ii) his experience integrating acquired medical device companies into Alcon which aligns well with our Company’s long term acquisition strategy.

16	Proxy Statement

ELECTION OF DIRECTORS (Cont.)

STEVEN R. PURVIS Age: 57 Director Since: 2015 Board Committees: • Audit Committee • Nominating and Corporate Governance Committee
Steven R. Purvis formerly served as a Principal of Luther King Capital Management (“LKCM”) as an Equity Portfolio Manager responsible for the firm’s Small Cap, Small-Mid Cap and Mid Cap Investment Strategies. Mr. Purvis joined LKCM in 1996 and served as a Trustee to the LKCM Funds since 2013. His prior roles include investment analyst responsibilities at Roulston Research from 1993 to 1996 and Waddell & Reed, Inc. from 1990 to 1993. Mr. Purvis brings over 35 years of public market investment experience to the Company’s board of directors and has led and participated in many venture capital, private equity, and real estate investments. He is a Chartered Financial Analyst and earned both his B.A. and M.B.A. in Business Administration from the University of Missouri.

We believe Mr. Purvis’s qualifications for serving on the board of directors includes his distinguished career as a portfolio manager in the public equity markets with a focus on small to mid-cap companies, experience in analyzing corporate strategy and investment decisions across multiple industries and his ability to add an additional layer of financial analytics to the board’s deliberations.

17	Proxy Statement

ELECTION OF DIRECTORS (Cont.)

Our board of directors, acting through the nominating and corporate governance committee, ensures the Company’s board has diverse professional expertise, strong skills and qualifications. The board believes that the collective combination of backgrounds, skills and experience levels of its members has established a board that is well equipped to exercise independent and robust oversight responsibilities for AZZ’s shareholders and to help guide the Company’s management team in achieving AZZ’s short- and long-term strategic objectives.
Summary of Director Experience, Qualifications, Attributes and Skills	Berce	Eisman	Feehan	Ferguson	Grannum	Jackson	Kaden	McCellon- Allen	McGough	Purvis
CEO/Senior Executive Leadership Experience	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤
Financial Expertise	⬤	⬤	⬤		⬤	⬤	⬤			⬤
Manufacturing and Distribution Expertise		⬤		⬤	⬤	⬤			⬤	⬤
Technological Expertise				⬤	⬤
Energy Industry Expertise		⬤		⬤				⬤
International Experience	⬤		⬤	⬤	⬤	⬤	⬤		⬤
Strategic Planning and Oversight	⬤		⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤
Corporate Governance	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤
Mergers and Acquisitions	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤
Digital Technology				⬤					⬤
Race/Ethnicity
African American					⬤
Asian/Pacific Islander
White/Caucasian	⬤	⬤	⬤	⬤		⬤	⬤	⬤	⬤	⬤
Hispanic/Latino
Native American
Gender
Male	⬤	⬤	⬤	⬤	⬤		⬤		⬤	⬤
Female						⬤		⬤
18	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP
Corporate Governance
The board of directors believes that strong corporate governance is a prerequisite to the continued success of the Company. The board of directors has adopted formal, written Corporate Governance Guidelines designed to strengthen AZZ’s corporate governance. Among other things, the guidelines contain standards for determining whether a director is independent, based upon the independence requirements of the New York Stock Exchange (the ”NYSE”). The nominating and corporate governance committee is responsible for overseeing and reviewing the Company’s Corporate Governance Guidelines and Code of Conduct at least annually and recommending any proposed changes to the full board of directors for its approval. During the year, the board of directors amended the Company’s Code of Conduct applicable to all of our directors, officers and employees, to provide greater emphasis on evolving legal and regulatory requirements and best practices. The Corporate Governance Guidelines, Code of Conduct, Vendor Code of Business Conduct, Environmental Health and Safety Policy, Human Rights Policy, and charters for the audit, compensation and nominating and corporate governance committees are available on the Company’s website at www.azz.com, under the heading “Investor Relations — Corporate Governance.”
You may also obtain a copy of these documents by making a request to:
AZZ Inc. Investor Relations One Museum Place, Suite 500 3100 West 7th Street Fort Worth, TX 76107 Telephone: 817-810-0095 Fax: 817-336-5354 Email: info@azz.com
Environmental, Social and Governance (“ESG”) Oversight and Activities
AZZ is committed to growing its business in a sustainable and socially responsible manner. We have organized our sustainability efforts using a framework that focuses on environmental stewardship, social responsibility, and corporate governance and integrated our sustainability strategy and initiatives into our overall business strategy. The Company formed a Sustainability Council with members selected based on their knowledge of sustainability issues, their functional expertise and their ability to integrate sustainability into our operations and corporate culture. The board’s nominating and corporate governance committee provides oversight to the Company’s ESG policies and sustainability practices. AZZ’s chief legal officer updates the nominating and corporate governance committee on the progress of the Company’s sustainability efforts and the Sustainability Council’s recommendations on continuing to improve the Company’s ESG initiatives. With executive-level sponsorship and board oversight of the program, sustainability has top-down support and is a company-wide priority. As part of our commitment towards good corporate citizenship, we have adopted a Vendor Code of Business Conduct, Environmental Health and Safety Policy and a Human Rights Policy, all of which are available online, in all languages we conduct business, at www.azz.com/ESG.
As a holding company with numerous subsidiaries and global operations, AZZ is navigating the challenge of efficiently consolidating the tracking of various sustainability performance metrics for all of its facilities. In fiscal year 2022, our focus was to begin streamlining our environmental data collection. We recently licensed an environmental management system, which directly extracts and consolidates the utility consumption data from our facilities and provides benchmarking and other analytics to the Sustainability Council. We believe that our investment in this environmental management system, will provide measurable baseline data for the Company’s usage of energy, water and gas consumption, carbon emissions and waste management that will assist in identifying opportunities for greater efficiencies in the future and to enable the Company to further integrate sustainability into its business strategy and ensure accurate and consistent reporting of our environmental footprint.
We believe that investing in our people and our communities in which we live and work and operating our business sustainably will drive long-term value for AZZ and its shareholders. We are committed to continuously improving our sustainability policies and practices. We strive to (i) improve the efficiency of our operations, (ii) focus on increasing energy and natural resource efficiency, (iii) lower greenhouse gas emissions, (iv) reduce water consumption, and (v) offer products and services with superior sustainability attributes that extends the life cycle and sustainability of the global infrastructure.
Our Culture
At AZZ, our culture is defined by our corporate values of Trust, Respect, Accountability, Integrity, Teamwork and Sustainability (T.R.A.I.T.S.). We value our employees by continuously investing in their training and development, including a healthy work-life balance, offering competitive compensation and benefit packages and rigorously encouraging a team-oriented and collaborative environment and
19	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

open communication amongst our employees. We strive to build, maintain and create a work environment that attracts and retains employees who are high contributors, have outstanding skills, are engaged in our culture and communities, and who embody our company mission: to create superior value in a culture where people can grow both professionally and personally and where T.R.A.I.T.S. matter.
Attracting, developing and retaining the best talent in our industry is crucial to all aspects of AZZ’s long-term strategy and continued success. We recognize that a highly engaged workforce directly contributes to our efforts to improve AZZ’s sustainability performance, and we believe employees are inspired to go the extra mile if they personally identify with and are aligned with their organization’s business.
Diversity and Inclusion
We embrace the diversity of our employees, customers, vendors, suppliers, stakeholders and consumers, including their unique backgrounds, experiences, creative solutions, skills and talents. Everyone is valued and appreciated for their distinct contributions to the continued growth and sustainability of our business.
Equal Opportunity Employment is a fundamental principle of our Company, where employment and applications for employment are evaluated based upon an applicant’s capabilities and qualifications without discrimination based on actual or perceived race, color, religion, sex, age, national origin, disability, genetic information, marital status, veteran status, sexual orientation, or any other protected characteristic as established by applicable local, state, federal law or international laws. Equal opportunity and inclusion is incorporated into all of AZZ’s policies and procedures relating to recruitment, hiring, retention, promotions, compensation, benefits, discipline, termination and all of AZZ’s other terms and conditions of employment. We seek to continuously improve our hiring, development, advancement and retention of a diverse talent pool and increase our overall diversity representation.
As of February 28, 2022, our U.S. employees had the following race and ethnicity demographics:
White	53.30%
Hispanic	31.60%
African American	10.60%
Asian	1.60%
Multi-Racial	1.90%
American Indian or Alaska Native	0.90%
Native Hawaiian or Other Pacific Islander	0.10%
Approximately 47% of our employees are diverse, as reported to the Equal Employment Opportunity Commission on an annual basis.
As of February 28, 2022, our employees had the following gender and age demographics:
	Women	Men
U.S. Employees	16.0%	84.0%
Global Employees	15.1%	84.9%
Age	% of Total Employees
Under 20	0.4%
20 - 30	14.7%
31 - 40	28.8%
41 - 50	25.6%
51 - 60	20.6%
>61	9.9%
20	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

Employee Compensation and Benefits
We are committed to paying our employees competitive and fair compensation that is commensurate with their position and performance and is competitive in the markets in which they work. We conduct regular surveys of the market rates for jobs to ensure that our compensation is competitive. We offer annual merit-based increases, as well as annual short- and long-term incentive packages that are aligned with the Company’s key business objectives and are intended to motivate and reward superior shareholder return.
We believe our employees are critical to the success of our business and we structure our benefits package to attract and retain a highly talented and engaged workforce. We are continuously evaluating our programs to adapt to our employees’ and their family’s needs, market trends, and to provide comprehensive health, wellness and quality of life coverage. Our programs vary by location, but most include the following benefits:
Health	Financial	Work/Life
Medical, Dental and Vision	Competitive Base Salaries	Company/Voluntary Life Insurance
Medical Insurance Premium Reduction	Hourly Overtime and Shift Differential Pay	Paid Time off and Holiday Pay and Flexible Work Arrangements
Health Screenings	Annual Cash Incentive Program	Accidental Death & Dismemberment
Prescription Drug Coverage	Employee Stock Purchase Plan	Paid Short-Term and Long-Term Disability
24/7/365 Virtual and Telehealth Services	100% 401(k) match for the first 1% and 50% match between 2% and 6%	Paid Sick and Safe Leave
Annual Flu Immunizations	Pre-tax Contributions to Eligible Savings Accounts	Family Emergency Leave
Employee Assistance Program	Tuition reimbursement	Military Leave
Growth and Development
We invest in and provide ongoing development and continuous learning opportunities for all AZZ employees. AZZ supports enterprise-wide training and development by offering a variety of instructor-led and self-paced learning programs ranging in audience from individual contributors to supervisors and executive leadership. We also provide a variety of resources to help our employees grow professionally and personally and build new skills, including (i) online development courses containing unlimited access to more than 4,500 learning modules, (ii) continuing education credits, and (iii) learning preferences such as in-person seminars, videos and webinars. AZZ also provides tuition assistance for employees enrolled in higher education programs directed at improving their performance or helping them prepare for future leadership roles within the Company. We also emphasize individual development training as part of our annual performance goal setting process.
Annually, all employees have the opportunity and are encouraged to provide feedback on their employee experience through an anonymous and confidential employee survey. The feedback received through this survey is used to drive actions to improve the overall experience for employees across the Company, as well as to support continuous improvement in leader effectiveness and to enhance our corporate culture.
Health and Safety
Core to our corporate values and T.R.A.I.T.S., AZZ emphasizes safeguarding our people and fostering a culture of safety awareness that promotes the wellbeing of our employees, contractors and business partners. We maintain a safety culture grounded on the premise of eliminating workplace incidents, risks and hazards, while operating and delivering our work responsibly and sustainably. AZZ has created and implemented training and audit processes and incident learning communications to help mitigate safety events and to reduce the frequency and severity of accidents in the future. AZZ has safety teams and has a formal mentor training program that includes a diverse group of management and hourly employees that contribute to the overall safety culture of our facilities.
21	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

The Company reviews and monitors safety performance closely. Our ultimate goal is to achieve zero serious injuries through continued investments in, and focus on, core safety programs and injury reduction initiatives. The Company utilizes a mixture of leading and lagging indicators to assess the health and safety performance of our operations. Lagging indicators include the Occupational Safety & Health Administration: (i) Total Recordable Incident Rate (“TRIR”); (ii) Lost Time (or Lost Workday) Incident Rate (“LTIR”) based upon the number of incidents per 100 employees. (or per 200,000 work hours); and (iii) Days Away, Restricted or Transferred Rate (“DART”). Leading indicators include reporting of all near miss events, as well as environmental, health and safety coaching and engagement. In fiscal year 2022, we continued to demonstrate excellence in safety, with another year of zero work related employee fatalities at 65 locations worldwide, and incident rates as indicated below:
Segment	TRIR	LTIR	DART
Metal Coatings Segment	3.4	0.9	2.2
Infrastructure Solutions Segment
• Electrical Platform	0.90	0.11	0.45
• Industrial Platform	0.16	0.16	0.16
During the COVID-19 pandemic, as a provider of “critical infrastructure”, we had an obligation to keep employees working and operations moving forward in order to continue to serve our customers and sustain the world’s infrastructure. During this period, we remained highly focused on protecting the health and safety of our team members, while working to maintain the continuity of our business operations. In response to the global COVID-19 pandemic, we implemented heightened safety measures and protocols in all of our facilities to minimize the risk to the health and safety of our employees. Along with and in compliance with the Center for Disease Control and Prevention guidelines, the Company implemented social distancing and mask-wearing protocols, and incorporated additional cleaning efforts to facilitate the sanitation of high traffic areas and prohibited all domestic and international non-essential travel during the year. As conditions have changed throughout the year, the Company has continued to effectively communicate these changes with our employees.
AZZ Cares Foundation
Caring is our culture. AZZ established the AZZ Cares Foundation in 2018, a 501(c)(3) non-profit organization dedicated to providing charitable support and assistance to AZZ employees and their families when impacted by an emergency, disaster, or personal hardship. The Foundation also provides charitable financial support to other non-profits located in the communities in which AZZ employees live and work. More information on the AZZ Cares Foundation may be found at www.azzcaresfoundation.org.
Community Involvement
Our commitment to supporting people extends beyond just our employees. A large number of our employees are connected and involved in the communities where we operate. AZZ and its employees donate money, time, skills and resources to support many non-profit organizations and charitable programs in communities in which we live and work, including youth development programs, university research endowments, internships, local food pantries and several charitable organizations.
Shareholder Engagement
We believe that maintaining an active dialogue with our shareholders is important to our commitment to deliver sustainable, long-term value creation for our shareholders. Our Chairman of the Board and members of our executive officers regularly engage with shareholders throughout the year to gather useful information on a wide variety of topics, including ongoing business initiatives and the status of the Company’s current and long-term strategy and capital allocation considerations, carefully considering the feedback we receive and taking action when appropriate. During fiscal year 2022, we engaged in over 117 investor relations conference calls and virtual investor road shows to address investor questions and provide perspective on the Company’s strategic direction. The feedback we receive from our shareholders provides the board of directors and management with insights into the scope of topics important to our shareholders.
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MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

Our recent engagement initiatives have covered a wide range of important governance topics, providing valuable insights and feedback regarding the following areas of investor focus:
Engagement Topics
•	Continuous focus on board refreshment and diversity	•	Board oversight of ongoing strategic initiatives and enterprise risk management
•	Sustainability, corporate responsibility and AZZ’s ESG commitments	•	Human capital management
•	Financial performance	•	Shareholder engagement
Investors have generally expressed strong overall support for our governance framework, ESG efforts to date and our long-term business strategy.
Further information regarding our Company’s ESG initiatives, can be found in the 2021 ESG Report at www.azz.com/ESG. Information in our 2021 ESG Report is not part of this Proxy Statement or any other document we file with, or furnish to, the Securities and Exchange Commission ("SEC"), except as expressly set forth by specific reference in such a filing.
Director Independence
It is our policy that the board of directors will at all times consist of a majority of independent directors. AZZ recognizes the importance of having an independent board of directors that is accountable to both AZZ and its shareholders. In addition, all members of the audit committee, compensation committee and nominating and corporate governance committee must be independent. To be considered independent, a director must satisfy the independence requirements established by the NYSE and the SEC. The board of directors will consider and apply all facts and circumstances relating to each director in determining independence. The board of directors has determined that all of the current members of the board of directors have no material relationship with the Company and are independent within the meaning of the Company’s Corporate Governance Guidelines and Section 303A.02 of the NYSE Listed Company Manual, except for Thomas E. Ferguson. Mr. Ferguson is employed as the Company’s president and chief executive officer (“CEO”).
New Director Orientation
The nominating and corporate governance committee is responsible for overseeing the Company’s new director orientation program. The new director orientation program enables new members of the board to quickly become active, knowledgeable and effective board members. The Company’s chief legal officer and secretary is responsible for administering the program and reporting to the nominating and corporate governance committee the status of the orientation process with respect to each new director. Orientation includes a visit to the Company’s corporate headquarters for a personal comprehensive briefing by senior management on AZZ’s strategic plans, significant financial, accounting and risk management, compensation practices, as well as the Company’s policies, procedures and responsibilities of the board and its committees.
Continuing Director Education
AZZ encourages continuing director education for its board members to keep current on relevant developments in business, corporate governance and various issues pertaining to AZZ and the industries in which it participates. The Company provides continuing director education through individual speakers who make relevant presentations in connection with in-person board meetings. The Company’s corporate secretary monitors pertinent developments in director education and recommends certain relevant outside programs for the board members to attend. The nominating and corporate governance committee reviews the director education process to ensure the continuing education provided remains relevant and helpful.
Directors’ Attendance at Board and Committee Meetings and at the Annual Meeting of Shareholders
Our board of directors met seven times during fiscal year 2022. Although we have no formal policy on the matter, all directors are encouraged to attend, and typically have attended, our annual meeting of shareholders. Each director who was a member of the board in 2021 attended the 2021 Annual Meeting of Shareholders.
Each director who was a member of the board in fiscal year 2022 attended 100% of the meetings of the board and the board committees on which he or she served that were held during the fiscal year.
23	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

Board Committees
The board of directors has established three standing board committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each committee is governed by a charter that is reviewed annually and revised as deemed necessary. A copy of each charter is available on the Company’s website at www.azz.com under the heading “Investors”. Mr. Ferguson does not serve on any board committees. Information about each of the Board committees, including membership for the fiscal year ended February 28, 2022, is set forth below.
AUDIT COMMITTEE
Committee Members: Daniel E. Berce* (Chair), Paul Eisman, Clive A. Grannum, Venita McCellon-Allen, and Steven R. Purvis*
Committee Functions
•	Oversees the Company’s accounting, auditing, financial reporting, systems of internal controls regarding finance and accounting and corporate finance strategy;
•	Directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm;
•	Pre-approves all auditing services and permitted non-audit services to be performed for the Company by its independent auditor;
•
Reviews and discusses with management (i) the guidelines and policies that govern the processes by which the Company assesses and manages its exposure to risk; and (ii) the Company’s major financial and other risk exposures and the steps management has taken to monitor and control such exposures;

•	Meets regularly in executive session with the Company’s management, internal and independent auditors; and
•	Reviews and approves any proposed related-party transactions consistent with the Company’s policy regarding such transactions and reports any findings to the full board.
Independent Members: 5
*Financial Experts: 2
FY2022 Audit Committee Meetings Held: 5
COMPENSATION COMMITTEE
Committee Members: Ed McGough (Chair), Daniel E. Berce, Daniel R. Feehan, Clive A. Grannum, Carol R. Jackson, and Venita McCellon-Allen
Committee Functions
•	Establishes, oversees and adjusts the Company’s incentive-based compensation plans, sets compensation for our CEO and approves compensation for the other executive officers;
•	Reviews and discusses with management the Compensation Discussion & Analysis to be included in the Company’s annual report and proxy statement;
•
Reviews and approves employment agreements, severance agreements or other significant matters relating to the Company’s CEO and other executive officers, including the annual performance review of the CEO;

•
Assists the board in its oversight of the development, implementation and effectiveness of our policies and strategies relating to our human capital management function, (including: recruiting; retention; career development; management succession; and diversity and employment practices);

•	Reviews with management and recommends to the board changes in the Company’s compensation structure and programs and its competitiveness as an employer; and
•
Administers the Company’s Compensation Recovery Policy allowing AZZ to recoup incentive-based compensation paid to applicable officers and employees in the event of a financial restatement or misconduct.

Independent Members: 6
FY2022 Compensation Committee Meetings Held: 5
24	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Committee Members: Daniel R. Feehan (Chair), Paul Eisman, Carol R. Jackson, Ed McGough, and Steven R. Purvis
Committee Functions
•	Identifies potential individuals qualified to become members of the board consistent with criteria approved by the board;
•	Recommends director candidates to the board for election at the annual meetings of shareholders or to fill vacancies pursuant to the Company’s Bylaws;
•	Recommends director nominees to the board for each board committee and the chair of the board;
•	Responsible for establishing and overseeing AZZ’s Corporate Governance Guidelines, Code of Conduct and the director nomination process;
•	Provide oversight of AZZ’s ESG policies and sustainability practices that are of significance to AZZ and its shareholders;
•	Regularly reviews and makes recommendations to the board regarding director compensation; and
•	Leads an annual process for evaluating the performance of the board as a whole and each of the board committees and report its findings and recommendations to the board.
Independent Members: 5
FY2022 Nominating and Corporate Governance Committee Meetings Held: 4
Immediately following the 2022 Annual Meeting of Shareholders, if all the director nominees are elected, the board committees will be comprised of the following members:
Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Daniel E. Berce
Paul Eisman
Daniel R. Feehan*
Clive A. Grannum
Carol R. Jackson
Venita McCellon-Allen
Ed McGough
Steven R. Purvis
Member
Chair
*	Chairman of AZZ’s Board of Directors
25	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

Strategic Planning
The board has oversight responsibility for management’s establishment and execution of corporate strategy and meets with the executive officers to discuss and approve the Company’s strategic plans, financial goals, capital spending and other factors critical to successful performance. The Company’s executive officers provide quarterly reports to the board on the progress of its objectives and strategies. During board meetings, directors review key issues, financial performance, market indicators and the status of various acquisition or disposition opportunities. The CEO communicates regularly with the board on important business issues, opportunities and developments.
Meetings of Independent Directors without Management Present
To empower our independent directors to provide effective oversight of management, our independent directors meet at regularly scheduled executive sessions without members of AZZ’s management present. The independent directors met without management present seven times during the last fiscal year. Executive sessions ordinarily are held in conjunction with quarterly scheduled board meetings. Mr. Feehan, as our independent chairman of the board of directors, presides over these meetings.
Board Leadership Structure
The board of directors has flexibility under its governance guidelines to select an appropriate leadership structure. The board of directors believes that it is preferable for one of its independent, non-employee members to serve as chair because it places an independent director in a position of leadership on the board which it believes adds value to AZZ’s shareholders by facilitating a more efficient exercise of the board’s fiduciary duties. We believe the separation of the chair of the board and the chief executive officer positions allows the non-employee chair of the board to provide support and advice to the chief executive officer, reinforcing accountability and the reporting relationship of the chief executive officer to the board. The board of directors further believes this structure is appropriate given that the chief executive officer has the day-to-day responsibility to operate the Company and the chair of the board has the responsibility to lead and coordinate the functions of the board of directors. The non-employee directors appoint the non-management chair of the board of directors. The duties of the board chair are to:
•	Preside at board meetings;
•	Preside at executive sessions or other meetings of the non-employee directors;
•	Recommend the retention of any consultants, legal, financial or other professional advisors who are to report directly to the board of directors;
•	Consult with management as to the agenda items for board and committee meetings; and
•	Coordinate with committee chairs in the development and recommendations regarding board and committee meeting schedules.
The board of directors believes its leadership structure not only provides for strong independent leadership, but also is in the best interests of the Company’s shareholders given that it effectively positions the chief executive officer as the Company’s leader and permits him to focus his attention on the daily management of the Company’s business operations. The board of directors understands that its current approach to leadership structure of the Company may evolve over time, as circumstances may change. Consequently, the board of directors annually re-examines its corporate governance policies and leadership structure to ensure that it continues to meet the Company’s needs and strategic objectives.
26	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

The board of directors believes that AZZ’s Bylaws and Corporate Governance Guidelines help ensure that effective and independent directors will continue to play the central oversight role necessary to maintain the Company’s commitment to the highest quality corporate governance. Under AZZ’s Bylaws and Corporate Governance Guidelines, the board maintains the following long-standing practices, in addition to those described above:
DIRECTORS STAND FOR ELECTION ANNUALLY BY MAJORITY VOTE	Pursuant to AZZ’s Bylaws, all members of its board of directors are elected annually. Our Bylaws require that we use a majority voting standard in director elections.
OUR NON-EMPLOYEE DIRECTORS HOLD REGULAR EXECUTIVE SESSIONS	AZZ’s non-employee directors meet in executive session at each regularly scheduled in person board meeting without management present.
BOARD MEMBERS MAY SUBMIT AGENDA ITEMS AND INFORMATION REQUESTS
Each board member may request items to be placed on the agenda for board meetings, raise subjects that are not on the agenda for that meeting or request information that has not otherwise been provided during the meeting. Additionally, the chair of the board reviews and approves all board meeting schedules and agendas and consults with the CEO regarding other information sent to the board in connection with board meetings or other board action items.

BOARD MEMBERS HAVE COMPLETE ACCESS WITH MANAGEMENT
Each board member has complete and open access to any member of the Company’s management team and to the chair of each board committee for the purpose of discussing any matter related to the work of such committee.

BOARD MEMBERS MAY REQUEST SPECIAL BOARD MEETINGS	Special meetings of the board may be called by the chair of the board or the Company’s CEO or Secretary at the request of any board member.
THE BOARD OR ANY BOARD COMMITTEE MAY RETAIN INDEPENDENT ADVISORS	The board and each board committee has the authority, at any time, to retain independent legal, financial and other advisors as they deem appropriate.
Annual Board and Committee Evaluations
The board believes it is important to annually evaluate the performance of the board, its committees and the directors individually via peer evaluations and to solicit and act upon feedback received. It is essential that the board, its committees and individual board members are performing effectively and in the best interests of the Company and its shareholders. As part of the board’s evaluation process, directors consider various topics related to board composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience and backgrounds.
Initiation of Process	>	The annual board and board committee evaluation process is reviewed with the board members by the chair of the board in advance of taking the surveys.
Discussion	>
The evaluation responses are confidentially compiled by a third party and a summary report is provided to the chair of the board and each committee chair prior to the discussion of the results with the board members. Committee chairs lead their respective committee evaluation discussions during executive session.

Follow-Up	>
The chair of the board shares a summary of the board evaluation results which addresses any requests or enhancements in practices that may be applicable to the functionality of the board or management’s quarterly reporting process. Committee chairs report on their respective committee evaluations to the full board.

27	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

The Role of the Board in Succession Planning
The board believes effective succession planning to select successors to the chair of the board, the chief executive officer and other members of the Company’s executive management team is important to the Company’s continued success. The compensation committee, in consultation with the chief executive officer, annually reports to the board on the Company’s executive management succession planning process. The board periodically reviews and discusses with the compensation committee, the chair of the board and the chief executive officer during executive sessions potential successors to the chief executive officer and other members of the Company’s executive management team. Through this process, the board receives information that includes qualitative evaluations of potential successors to the chief executive officer and other executive officers. Each board member has open access to any member of the executive management team. AZZ believes this enhances the board’s oversight of succession planning. The chair of the board and the chief executive officer periodically provide to the board their recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.
The Board’s Role in Risk Oversight
The Company’s board of directors has overall responsibility for the effective oversight of risk, whether financial, operational or strategic. This oversight function necessarily focuses on the most significant risks facing the Company and is deemed an important priority by the board of directors. The board of directors does not attempt to view in isolation risks applicable to the Company’s business but tries to manage various enterprise risks holistically and as a proper component of the Company’s short-term and long-term strategy. The board of directors does not believe it is possible, nor even desirable, to eliminate all business risk. Rather, reasonable and calculated risk-taking by management is deemed appropriate and necessary for the Company to remain competitive and successfully grow its end markets.
While the board of directors generally oversees risk management, the responsibility for daily management of the Company’s risk resides with the Company’s chief executive officer and other members of the executive team who are responsible for the ongoing assessment and management of Company risk, including risks relating to: operations; governance; sustainability, cybersecurity, litigation, implementing strategic growth initiatives; integrating acquisitions into the Company’s operations; the Company’s public company compliance programs; financial reporting and public disclosures. The Company has established robust internal processes and controls for identifying and managing risk, including comprehensive internal and external audit processes. These processes have been designed to allow management to effectively identify and manage risks and to timely communicate the results of such activities to the board of directors. Management routinely communicates with the board of directors, its committees, and individual directors, as appropriate, regarding various risks. All directors have direct and open access to the Company’s executive officers and other members of the management team. As a result, throughout the year, the board of directors and its committees communicate with each other and with management. The Company’s strategic and operational risks are presented and regularly discussed with the board of directors during the chief executive officer’s quarterly operational report. The Company’s financial and operating results are specifically addressed during the presentations at each board meeting. The board of directors also weigh additional risks when considering specific actions proposed by management.
In addition to the presentation of information to the full board of directors, the board has delegated responsibility for the oversight of certain risks to the proper board committees. These committees regularly meet and report to the full board of directors at each board meeting. In particular:
•
The audit committee oversees the integrity of the financial statements of the Company, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditors and the Company’s compliance with legal and regulatory requirements. Complaints and concerns relating to AZZ’s accounting matters should be communicated to the audit committee. Any such communications may be made on an anonymous basis. Any concerns or complaints may be reported to the audit committee through a third-party vendor, NAVEX Global Inc., which has been retained by the audit committee for this purpose. The AZZ Alertline may be accessed toll-free at 1 (855) 268-6428 or via the website at www.azz.alertline.com. Outside parties, including customers, vendors, suppliers or shareholders may bring issues regarding accounting matters to the attention of the audit committee by writing to the Chair of the Audit Committee, AZZ Inc., 3100 West 7th St., Suite 500, Fort Worth, TX 76107. All complaints and concerns will be reviewed under the direction of the audit committee and oversight provided by the board of directors and other appropriate persons as determined by the audit committee.

•
The compensation committee oversees the risks relating to the Company’s compensation philosophy and programs and generally evaluates any potential effect the Company’s compensation structure may have on management risk taking. The compensation committee reviews the recommendations of the Company’s management regarding adjustments to the Company’s executive compensation programs. The compensation committee has retained and regularly meets with Meridian Compensation Partners, LLC (“Meridian”), its independent executive compensation consultant, which assists the compensation committee in evaluating

28	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

the Company’s compensation programs and adherence to the philosophies and principles as discussed under “Executive Compensation – Compensation Discussion and Analysis.” The compensation committee also monitors risks relating to the overall management and organizational structure, as well as succession planning at the executive officer and key leadership levels.
•
The nominating and corporate governance committee provides oversight on the composition of the board of directors and its committees and provides leadership to the board in maintaining best corporate practices in the Company’s corporate governance principles and practices. Many of our corporate policies are summarized in the Company’s Code of Conduct, including our policies regarding conflict of interest, insider trading, related-party transactions, environmental health and safety, human rights, sustainability, confidentiality and compliance with laws and regulations applicable to the way the Company conducts its business.

•
All officers, directors, employees and representatives are required to acknowledge and agree to be bound by the Company’s Code of Conduct and are subject to disciplinary action, including termination, for violations. The Code of Conduct is published on our website at www.azz.com under the heading “Investor Relations.” Any amendments to the Code of Conduct or the grant of a waiver from a provision of the Code of Conduct requiring disclosure under applicable SEC rules will be disclosed on our website, www.azz.com. Under our Code of Conduct, directors, officers and employees are expected to report any violation or waiver of any provision of the Code of Conduct to the Company’s chief legal officer. Anyone may report matters of concern to the AZZ legal department through our anonymous, confidential toll-free AZZ Alertline at 1 (855) 268-6428, online at www.azz.alertline.com, or by writing to the Chief Legal Officer, AZZ Inc., 3100 West 7th St., Suite 500, Fort Worth, TX 76107.

As indicated above, the board of directors’ proper role is risk oversight as opposed to the day-to-day management of risks, which is the focus and the responsibility of the Company’s management team. The board of directors believes this division of responsibility provides an effective means for addressing the full spectrum of risks applicable to the Company. Furthermore, the board of directors believes that its leadership structure, with an independent, non-management chair of the board of directors and of each committee, supports its risk oversight function.
29	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE, DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)
Fees Paid to Directors and Other Director Compensation
We compensate non-employee directors for their service on the board with a combination of cash and stock-based incentive compensation, the amounts of which are commensurate with their role and involvement, and consistent with peer company practices. In setting director compensation, our nominating and corporate governance committee considers the significant amount of time our directors expend in fulfilling their duties to the Company as well as the skill level required of members of our board. We intend to compensate our non-employee directors in a way that is competitive, attracts and retains a high caliber of directors, and aligns their interests with those of our shareholders.
Highlights of our Non-Employee Director Compensation Program
✔	No Fees for Board or Committee Meeting Attendance: Meeting attendance is an expected part of board service.
✔	Emphasis on Equity: There is an emphasis on equity in the overall compensation mix to further align interests with shareholders.
✔	Recognition of Special Roles: Special roles, such as Chair of the Board and Committee Chairs are fairly recognized for their additional time commitments.
✔	Robust Stock Ownership Guidelines: A guideline of five times the annual board membership cash retainer supports alignment with shareholders’ interests.
✔	Formulaic Annual Equity Grants with Immediate Vesting: Equity awards are granted annually under a fixed-value formula with immediate vesting to support independence.
Set forth below is a summary of the components of compensation payable to non-employee directors for board and board committee service for fiscal year 2022. Mr. Ferguson, while serving as an executive officer of the Company, did not receive any compensation for his service as a director.
Cash Compensation. The table below shows cash compensation fees payable to the non-employee directors of the Company for fiscal year 2022:
Service	Fee Amount
Annual Retainer for Board Service	$70,000
Annual Retainer for Board Chair Service	$60,000
Annual Audit Committee Chair Retainer	$10,000
Annual Audit Committee Member Retainer	$5,000
Annual Compensation Committee Chair Retainer	$5,000
Annual Nominating and Corporate Governance Committee Chair Retainer	$1,500
The annual retainers described above were paid quarterly at the end of each fiscal quarter of the Company. All members of the board of directors are reimbursed for reasonable costs and expenses incurred in attending board and committee meetings.
Equity-Based Compensation. In addition to the cash compensation for fiscal year 2022 described above, on July 13, 2021, each non-employee director also received AZZ common stock under the Company’s 2014 Long Term Incentive Plan, as amended (the “2014 Plan”) having a $105,000 fair market value on the date of grant. The grant date for the annual director equity grant is targeted for the date of the annual meeting of shareholders each year.
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MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE, DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)
Director Summary Compensation Table. The table below sets forth the total compensation paid to our non-employee directors for their service during fiscal year 2022. Mr. Kaden did not serve on the board during fiscal year 2022.
Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total Compensation
Daniel E. Berce	$85,000	$104,985	$189,985
Paul Eisman	$75,000	$104,985	$179,985
Daniel R. Feehan	$131,500	$104,985	$236,485
Clive A. Grannum	$75,000	$104,985	$179,985
Carol R. Jackson	$70,000	$104,985	$174,985
Venita McCellon-Allen	$75,000	$104,985	$179,985
Ed McGough	$75,000	$104,985	$179,985
Steven R. Purvis	$75,000	$104,985	$179,985
(1)
Eligible directors received an annual equity grant of common stock of the Company having a $105,000 fair market value at the time of grant, on the date of the annual meeting of shareholders, which was July 13, 2021. The equity values in this column for the fiscal year ended February 28, 2022 reflect the aggregate grant date fair market value calculated in accordance with FASB ASC Topic 718 for stock granted to each of the non-employee directors under the 2014 Plan. Assumptions used in the calculation of this amount are included in Note 11 to the Company’s audited financial statements for the fiscal year ended February 28, 2022, included in the Company’s Annual Report on Form 10-K.

Fiscal Year 2023 Director Compensation
Pursuant to the annual compensation review process, the nominating and corporate governance committee determined that it would not make any changes to the non-employee director compensation program for fiscal year 2023.
Non-Employee Director Stock Ownership Guidelines
Under the Company’s stock ownership guidelines, non-employee directors are expected to accumulate within five (5) years of joining the board of directors, shares of AZZ’s common stock equal in value to at least five (5) times the amount of their annual cash retainers of $70,000 for a total value of $350,000. As of February 28, 2022, all non-employee directors for fiscal year 2022 had achieved their stock ownership thresholds or were on track to comply with these stock ownership guidelines within the applicable five-year period. Based upon the closing market price of AZZ’s common stock on February 28, 2022 of $49.23, AZZ’s non-employee directors as a group average, held AZZ common stock with a market value of $1,170,012, which is more than three times the required annual cash retainer, and reflects the board’s commitment to shareholder value creation.
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MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE, DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)
Security Ownership of Management and Certain Others
Management and Directors. The following table indicates the ownership on April 29, 2022, of AZZ’s common stock (which is our only class of stock outstanding) by each current director, all of whom are nominees, and each named executive officer listed in the Summary Compensation Table provided on page 62, and all current directors, all of whom are nominees, and executive officers of the Company as a group. Beneficial ownership means that the individual has voting or investment power with respect to the shares of AZZ’s common stock or the individual has the right to acquire shares of AZZ common stock within 60 days of April 29, 2022. Unvested restricted stock units (“RSUs”) and performance share units (“PSUs”) are not included to the extent they will not vest within 60 days of April 29, 2022.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding	Shares of Unvested RSUs and PSUs that Vest Within 60 Days of 4/29/2022
Daniel E. Berce	55,021	*	—
Paul Eisman	15,778	*	—
Daniel R. Feehan	71,771	*	—
Thomas E. Ferguson	134,193	*	33,642(2)
Clive A. Grannum	1,976	*
Gary Hill	16,972	*	5,647(3)
Carol R. Jackson	1,976	*	—
David M. Kaden(4)	—	*	—
Tara D. Mackey	14,653	*	6,587(5)
Venita McCellon-Allen	17,778	*	—
Ed McGough	11,137	*	—
Steven R. Purvis	14,693	*	—
Philip A. Schlom	4,698	*	2,488(6)
Bryan Stovall	16,394	*	6,134(7)
All Current Directors and Executive Officers as a Group (16 persons)	426,139(8)	1.72%	70,216(8)
*	Indicates beneficial ownership of less than 1% of the outstanding shares of AZZ’s common stock.
(1)
Each person named in the table above has sole investment and voting power with respect to all shares of common stock shown to be beneficially owned by such person. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The percentage of voting stock held is based upon 24,691,251 shares outstanding as of April 29, 2022.

(2)	This number includes 14,894 RSUs, 17,229 PSUs and 1,519 dividend equivalents that Mr. Ferguson has the right to acquire within 60 days of April 29, 2022.
(3)	This number includes 2,522 RSUs, 2,871 PSUs and 254 dividend equivalents that Mr. Hill has the right to acquire within 60 days of April 29, 2022.
(4)	Mr. Kaden was appointed to the board of directors on May 13, 2022 and did not receive equity grants during the Company’s fiscal year, which ended on February 28, 2022.
(5)	This number includes 2,842 RSUs, 3,445 PSUs and 300 dividend equivalents that Ms. Mackey has the right to acquire within 60 days of April 29, 2022.
(6)	This number includes 2,371 RSUs and 117 dividend equivalents that Mr. Schlom has the right to acquire within 60 days of April 29, 2022.
(7)	This number includes 4,528 RSUs, 1,378 PSUs and 228 dividend equivalents that Mr. Stovall has the right to acquire within 60 days of April 29, 2022.
(8)
The number of shares of our common stock that all of our directors and executive officers own as a group (including any non-NEO executive officers). This number also includes 34,121 RSUs, 32,962 PSUs and 3,133 accrued dividend equivalent rights that will vest within 60 days of April 29, 2022 for our executive officers (including any non-NEO executive officers).

32	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE, DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)
Certain Beneficial Owners. The following table indicates the ownership by each person who is known by us to own beneficially, as of April 29, 2022, five percent or more of our common stock:
Name and Address of Beneficial Owner	Date of Schedule 13G/A Filing	Amount and Nature of Beneficial Ownership(1)	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	January 27, 2022	3,972,990	16.0%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	February 9, 2022	2,559,912	10.31%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	February 10, 2022	2,483,864	10.0%
(1)	The table below relates to the column above titled “Amount and Nature of Beneficial Ownership”.
Beneficial Owner	Sole Power to Vote	Shared Power to Vote	Sole Power to Dispose	Shared Power to Dispose
Blackrock, Inc.	3,917,600	0	3,972,990	0
The Vanguard Group, Inc.	0	20,832	2,519,528	40,384
T. Rowe Price Associates, Inc.	625,897	0	2,483,864	0
33	Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Company has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than 5% beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. The policy provides that the audit committee review transactions subject to the policy and determines whether or not to approve such transactions. In doing so, the audit committee takes into account, among other factors it deems appropriate, (i) whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances; (ii) the extent of the related person’s interest in the transaction, including the risks that could result therefrom; and (iii) whether the transaction impairs independence.
During fiscal year 2022, the Company did not enter into any transactions with any of its officers, directors or shareholders owning 5% or more of our common stock or any immediate family members of such persons in which the amount involved exceeded $120,000.
Blackstone Agreement
Subsequent to fiscal year 2022, on May 13, 2022, the Company entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with BTO Pegasus Holdings DE L.P. (“Blackstone”), an entity affiliated with Blackstone Tactical Opportunities Advisors L.L.C., pursuant to which the Company issued $240 million aggregate principal amount of 6.00% Convertible Subordinated Notes due 2030 (the “Convertible Notes”) to Blackstone. The issuance of the Convertible Notes was conditioned on the closing of the Precoat Transaction and the proceeds that the Company received from the issuance of the Convertible Notes were used to fund the Precoat Transaction. As discussed in Proposal No. 3 herein, the board of directors has approved and adopted a resolution authorizing an Amended and Restated Certificate of Formation (“Amended Certificate”), subject to approval by our shareholders, whereby the Amended Certificate will authorize the Company to issue up to 240,000 shares of 6.0% Series A Convertible Preferred Stock (the “Series A Preferred Stock”), $1.00 par value per share. Pursuant to the terms of the Convertible Notes, if Proposal No. 3 is approved by our shareholders, the Convertible Notes will be exchanged into 240,000 shares of Series A Preferred Stock.
See Proposal No. 3 herein for further discussion of the terms of the Series A Preferred Stock and other terms of the Securities Purchase Agreement. In connection with the Securities Purchase Agreement, we also entered into a Registration Rights Agreement with Blackstone (the “Registration Rights Agreement”), pursuant to which we have agreed to provide to Blackstone certain customary demand and piggyback registration rights in respect of the shares of Series A Preferred Stock and any shares of common stock issued upon conversion of the Series A Preferred Stock. The Registration Rights Agreement contains customary terms and conditions, including certain customary indemnification obligations.
34	Proxy Statement

PROCEDURES FOR COMMUNICATING WITH DIRECTORS
The board of directors has established a process by which shareholders can send communications to the board. Interested parties would use the same method as shareholders to communicate directly with the chairman of the board of directors or with non-employee directors as a group. Shareholders and interested parties may send written communications to one or more members of our board of directors at the address noted below:
Mr. Daniel R. Feehan Chairman of the Board c/o AZZ Inc. One Museum Place, Suite 500 3100 West 7th Street Fort Worth, Texas 76107
Generally, we distribute communications to the board of directors or to any individual director, as appropriate, depending on the subject matter, facts and circumstances outlined in the communication. We will not distribute communications that are not related to the duties and responsibilities of the board of directors, including:
•	spam;
•	junk mail and mass mailings;
•	product or service inquiries or complaints;
•	new product or service suggestions;
•	resumes and other forms of job inquiries;
•	surveys; and
•	business solicitations or advertisements.
In addition, we will not distribute unsuitable material to our directors, including material that is unduly hostile, threatening or illegal, although any communication that is screened as described above will be made available to the directors.
35	Proxy Statement

DIRECTOR NOMINATION PROCESS
The board is responsible for recommending director candidates for election by the Company’s shareholders and for electing directors to fill vacancies or newly created directorships. The board has delegated the screening and evaluation process for director candidates to the nominating and corporate governance committee who identifies, evaluates and recruits highly qualified director candidates and recommends them to the board.
Board Member Qualification Criteria
The nominating and corporate governance committee seeks director nominees with diverse skills and experience needed to properly oversee the interests of the Company. The committee carefully evaluates each perspective candidate to ensure that he or she possesses the experience, qualifications, attributes and skills considered by the nominating and corporate governance committee necessary to serve an effective board member (the “Board Member Qualification Criteria”). In evaluating board member nominees, the crucial qualities considered by the committee include, among other things:
•	relevant industry knowledge and diversity of background and work experience;
•	practical wisdom and mature judgment;
•	personal and professional demonstration of ethics, integrity and professionalism; and
•	willingness to represent the best interests of the Company’s shareholders and objectively appraise management’s performance.
The nominating and corporate governance committee also believes that the board of directors should be composed of individuals who have achieved a high level of distinction in business and who possess one or more of the following specific qualities or skills:
•	chief executive officer, chief financial officer or other executive level experience;
•	financial and accounting expertise;
•	corporate governance expertise;
•	extensive mergers and acquisitions experience;
•	general domestic and global knowledge of the hot-dip galvanizing, spin galvanizing, powder coating, anodizing and plating industry;
•	highly engineered welding services industry or electrical and industrial products industry;
•	international experience; and
•	strategic planning and oversight expertise.
The nominating and corporate governance committee does not have a formal policy regarding the consideration of diversity in identifying director nominees, though diversity is always considered, among many other factors, with a view that all types of diversity will benefit the functionality of the board of directors. When identifying and recommending director nominees, the nominating and corporate governance committee views diversity expansively to include, without limitation, race, gender, national origin, differences of viewpoint, professional experience, education, specialized skills and other qualities or attributes that contribute to the board’s effectiveness. The nominating and corporate governance committee believes that including diversity as one of the many factors considered in selecting potential director nominees is consistent with its goal of creating a diverse board of directors that best serves the needs of the Company and the interests of its shareholders.
Internal Process for Identifying Candidates
Members of the nominating and corporate governance committee or other AZZ directors or executive officers may, from time to time, identify potential candidates for nomination to our board of directors. All proposed nominees, including candidates recommended for nomination by shareholders in accordance with the procedures described below, will be evaluated in light of the Board Member Qualification Criteria and the projected needs of the board of directors at the time candidates are considered for nomination. The nominating and corporate governance committee may also retain a search firm to assist in identifying potential candidates for nomination to the board of directors. The search firm’s responsibilities would include identifying and evaluating several candidates believed to possess the qualities and characteristics set forth in the Board Member Qualification Criteria, providing background information on potential nominees and interviewing and screening nominees if requested to do so by the nominating and corporate governance committee.
36	Proxy Statement

DIRECTOR NOMINATION PROCESS (Cont.)

Board Composition and Ongoing Refreshment
In recent years, the board of directors has focused on director refreshment with a view towards adding skills and strategic transformation experience necessary to provide appropriate oversight and guidance with respect to AZZ’s long-term strategy to become a predominately metal coatings company. The board understands the importance of board refreshment, and strives to maintain an appropriate balance of tenure, turnover, diversity and skills on the board. The board also believes that new perspectives and ideas are critical to a forward looking and strategic board, but must be appropriately balanced with the valuable experience and continuity that longer serving directors provide. Ensuring the board is composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience and backgrounds, and effectively represent the long-term interests of our shareholders, is a top priority.
The board of directors is committed to a continuous board refreshment process including the following goals:
•	To add members with significant M&A experience, including integration;
•	To add members with industrial manufacturing expertise;
•	To provide for a smooth transition over time while reducing the average age and tenure of the board members;
•	To expand the board size so that no member serves on more than two committees;
•	To recruit members with ESG experience;
•	To add diversity and strength to the board through race, gender, national origin, education, differences in education, and professional experience; and
•	To gradually add members to the board over the next several years and maintain board stability and our corporate culture during the refreshing process.
The Company’s Corporate Governance Guidelines require that a non-employee director having attained the age of 75 during his or her term, shall retire at the end of that term. The board of directors does, however, have the discretion to waive this requirement if individual circumstances indicate that a waiver would be in the best interests of the Company. When the board began its refreshment process several years ago, it was comprised of members having an average age of 62 years and an average tenure of 9 years.

37	Proxy Statement

DIRECTOR NOMINATION PROCESS (Cont.)

Shareholder Recommendations for Directors
The nominating and corporate governance committee will consider candidates recommended by shareholders for election to our board of directors. A shareholder who wishes to recommend a candidate for evaluation by the nominating and corporate governance committee should forward the candidate’s name, business or residence address, principal occupation or employment and a description of the candidate’s qualifications to the chair of the nominating and corporate governance committee, in care of the corporate secretary, AZZ Inc., One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas 76107. In addition, the corporate secretary must receive the request for consideration and all required information no later than 5:00 p.m., local time, on January 31, 2023. Proposals should be sent via registered, certified or express mail. The corporate secretary will send properly submitted shareholder recommendations to the chair of the nominating and corporate governance committee.
In order for a candidate proposed by a shareholder to be considered by the nominating and corporate governance committee for inclusion as a board nominee at the 2023 Annual Meeting of Shareholders, the candidate must meet the Board Member Qualification Criteria described above and must be expressly interested and willing to serve as an AZZ director. Individuals recommended to the nominating and corporate governance committee by shareholders in accordance with the procedures described above will be evaluated by the nominating and corporate governance committee in the same manner as individuals who are recommended through other means.
Shareholder Nominations of Directors
Article III, Section 3.08 of our Bylaws also permits a shareholder to propose a candidate at an Annual Meeting of Shareholders who is not otherwise nominated by the board of directors through the process described above if the shareholder complies with the advance notice, information and consent provisions contained in the Bylaws. To comply with the advance notice provision of the Bylaws, a shareholder who wishes to nominate a director at the 2023 Annual Meeting of Shareholders must provide AZZ written notice no earlier than March 13, 2023 and no later than April 12, 2023. You may also contact the Company’s corporate secretary to obtain the specific information that must be provided with the advance notice. Additionally, notice of a solicitation of proxies for the 2023 Annual Meeting of Shareholders in support of director nominees other than nominees recommended by our nominating and corporate governance committee must be received by the Company's Secretary by mail at One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas 76107 or electronically at info@azz.com, on or before April 2, 2023 pursuant to, and in accordance with, the requirements of Rule 14a-19 of the Exchange Act.
Nominees for Election at the 2022 Annual Meeting
AZZ received no recommendations for nominees for election to the board of directors at our 2022 Annual Meeting of Shareholders by shareholders or groups of shareholders owning more than 5% of our common stock.
38	Proxy Statement

PROPOSAL 2 APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION PROGRAM
Pursuant to federal legislation (Section 14A of the Exchange Act), AZZ provides its shareholders with a non-binding advisory shareholder vote on its executive compensation program (commonly referred to as “Say-on-Pay”), and is more fully described below in the “Compensation Discussion and Analysis” section of this Proxy Statement. Because the Say-on-Pay vote is advisory and non-binding on AZZ or the board of directors, neither AZZ nor the board of directors will be required to take any action as a result of the voting outcome. However, the vote will provide valuable information regarding investor sentiment regarding AZZ’s executive compensation program. The board of directors will review these voting results and take them into consideration when making decisions regarding AZZ’s future executive compensation philosophy, policies and practices.
AZZ requests that you support the executive compensation program. AZZ believes the information concerning executive compensation set forth in this Proxy Statement demonstrates that its executive compensation program is consistent with sound corporate governance principles and was designed in an appropriate and conservative manner which is not reasonably likely to create inappropriate management risk-taking that could potentially have a material adverse effect on the Company. AZZ’s executive compensation program is closely monitored by the compensation committee of the board of directors to ensure that the compensation program is within the range of market practices for companies of similar size and within AZZ’s industry peer markets. AZZ believes its compensation program appropriately balances conservative, measured pay practices and provides appropriate incentives to the current named executive officers, and aligns their interests with those of AZZ’s shareholders with respect to the creation of long-term value for AZZ’s shareholders. Consequently, the board of directors strongly endorses AZZ’s executive compensation program and recommends that AZZ’s shareholders vote in favor of such program by approving the following non-binding advisory resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion.”
The board of directors currently has a policy of holding annual advisory votes to approve our executive compensation. Provided that the board of directors does not modify this policy, the Company’s next Say-on-Pay proposal after the 2022 Annual Meeting will be presented at the 2023 Annual Meeting of Shareholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF AZZ’S EXECUTIVE COMPENSATION PROGRAM.
39	Proxy Statement

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
Our goal for our executive compensation program is to attract, motivate and retain key high-performance executives who provide consistent results, focused leadership and collaborative team efforts to contribute to the Company’s continued success. We seek to accomplish this goal by rewarding performance and aligning the long-term interests of our executives with our shareholders. The compensation committee of the board of directors oversees the executive compensation program, determines the compensation for our named executive officers and has responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy and executive compensation programs.
We believe our fiscal year 2022 executive compensation program strongly linked performance and executive pay and aligned the interests of our executive officers with the interests of our shareholders. In consultation with the compensation committee's independent consultant, Meridian Compensation Partners, LLC ("Meridian"), a national executive compensation consulting firm, the compensation committee monitors market and peer group pay practices and engages with our shareholders and other stakeholders to ensure that our executive compensation program continues to support the Company’s strategy and remains competitively positioned and appropriately structured to align pay and performance.
Named Executive Officers
The purpose of this Compensation Discussion and Analysis is to describe the compensation committee’s compensation philosophy and approach for the Company’s chief executive officer, chief financial officer, and the three other most highly compensated paid executive officers of the Company for fiscal year 2022 (the “named executive officers” or “NEOs”). The Company’s NEOs for fiscal year 2022 were as follows:
Fiscal Year 2022 NEOs
Name	Age	Position
Thomas E. Ferguson	65	President and Chief Executive Officer
Philip Schlom	57	Senior Vice President and Chief Financial Officer
Tara D. Mackey	52	Chief Legal Officer and Secretary
Gary Hill	57	Chief Operating Officer – Infrastructure Solutions
Bryan Stovall	57	Chief Operating Officer – Metal Coatings
40	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

Highlights for Fiscal Year 2022
Fiscal year 2022 was a year of accomplishments. The Company achieved its 35th consecutive year of profitability and generated strong cash flows from operations. We also undertook a number of initiatives during the year to improve our operating efficiencies, and execute on our strategic plan to become a predominantly metal coatings company. During fiscal year 2022, the Company:
•	increased annual sales by 7.6% to $902.7 million as compared to the prior year;
•	increased adjusted earnings per share by 58.3% as compared to the prior year;
•	completed two acquisitions in its Metal Coatings segment expanding the Company’s product offerings in its core business;
•	released its first ESG Report;
•	engaged in over 117 investor relations conference calls and virtual investor road shows; and
•	improved operating efficiencies and productivity by increasing utilization of our digital galvanizing system (“DGS”) across Metal Coatings.
We feel that the Company is well positioned for the future, and we will continue to (i) invest in new organic growth initiatives to drive future sales growth; (ii) execute on our mergers and acquisitions (“M&A”) strategy; (iii) ensure pricing discipline and manage operational costs to keep up with inflation; (iv) reduce debt; and (iv) streamline the business unit platforms to execute on the Company’s long-term strategic plan.

41	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

Highlights of Our Executive Compensation Program
Highlights of our executive compensation program for fiscal year 2022 include the following:
•
Our NEOs’ total compensation is comprised of a mix of base salary, annual short-term cash incentive compensation, long-term incentive equity awards as well as certain benefits. The graph below illustrates the chief executive officer’s total compensation for fiscal years 2018 through 2022 in comparison with the Company’s stock performance. For additional detail see also the section below titled “Performance-Based Incentive Compensation”.

Total compensation is calculated using the same methodology as in the Summary Compensation Table. Additional detail regarding the compensation paid to our chief executive officer during fiscal year 2022 is provided in the Summary Compensation Table provided on page 62.
•
In reviewing the fiscal year 2022 base salaries, the compensation committee approved annual base salary adjustments ranging from 3% to 20% for our NEOs for performance on the execution of several business initiatives and on the successful identification and evaluation of potential business acquisition targets, product and market development initiatives and reducing corporate expenses. Mr. Ferguson was the only NEO whose salary was increased by 20%, soley to raise his base pay closer to the Company’s industry peer group market median. See also the table on page 50 regarding adjustments to the NEOs base salaries.

42	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

•
For fiscal year 2022, our NEOs continued to receive a substantial portion of their compensation in the form of equity compensation. A portion of these awards are at risk because they only vest if certain performance metrics are met which are tied to increasing shareholder value through return on net assets and stock appreciation. A portion of the annual equity awards are in the form of performance share units (“PSUs”) and the other portion in in the form of time vested Restricted Stock Units (“RSUs”). The time vested RSUs provide retention value, and the PSUs drive total shareholder returns relative to AZZ’s industry peer group. The annual target equity awards issued to our NEOs in fiscal year 2022 allocated 50% of the value to RSUs and 50% of the value to PSUs, except for Mr. Stovall, who’s equity awards were allocated 60% to RSUs and 40% to PSUs. The charts below show the elements of compensation that comprised the mix of total direct compensation for Mr. Ferguson and the average mix of total direct compensation for the other NEOs. The charts illustrate that approximately 79% of Mr. Ferguson’s total direct compensation and 63% of the average total direct compensation for the other NEOs was tied to the Company’s financial performance, which aligns their interests with the Company’s shareholders. The total direct compensation illustrated in the charts below does not include perquisites, retirement and other benefits.

Named Executive Officer	Percent of Fiscal Year 2022 Pay At Risk
Thomas E. Ferguson	79%
Philip Schlom	65%
Tara D. Mackey	64%
Gary Hill	60%
Bryan Stovall	64%
•
Messrs. Ferguson, Schlom and Hill each have an employment agreement with the Company. All of our NEOs are employed at will and are expected to demonstrate exceptional personal performance and leadership in order to continue serving as a member of the executive management team.

•	For fiscal year 2022, payments made under the Company’s Senior Management Bonus Plan (“STI Plan”) were above target for the NEOs, aligning compensation with the Company’s performance.
43	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

•
On the last day of fiscal year 2022, the three-year performance cycle for the PSUs granted to our NEOs on May 22, 2019 (the ”FY2020 PSUs”), concluded. The payout on the FY2020 PSUs was determined based on two performance metrics. The first performance metric was based upon the Company’s achievement of adjusted return on assets (“Adjusted ROA”), as compared to the PSU peer group, over the three-year performance cycle. Adjusted ROA is defined below:

Adjusted ROA is	Adjusted Net Income
Total Assets – (Current Liabilities – Current Debt)

Based upon AZZ’s Adjusted ROA ranking in the 77th percentile of its PSU peer group, the NEOs received 154% of the target shares that were awarded in fiscal year 2020. The percentage of payouts under the FY2020 PSUs was determined as follows:
Adjusted ROA % Ranking Achieved(1)	% of Target Award Payout
<25%	0%
25%	50%
50%	100%
100%	200%
(1)	The percentage of target PSUs will be interpolated for performance percentiles that fall between the Adjusted ROA percentages shown above.
Additionally, the FY2020 PSUs were subject to a potential modifier based on the Company’s total shareholder return (“TSR”) relative to the PSU peer group over the same three-year performance cycle, giving effect to any dividends paid during such period. TSR is defined as:
TSR is	(Ending Share Price – Beginning Share Price) + Dividends Paid
(Beginning Share Price)

In the event the Company’s TSR for the performance cycle ranked within the top quartile relative to the PSU peer group, then the PSU target awards would be increased by an additional 25%, up to a maximum payout of 250% of the target award. If the Company’s TSR for the performance cycle ranked within the bottom quartile relative to its PSU peer group, then the PSU target awards would be decreased by 25%.
The Company’s TSR relative to the PSU peer group (FY2020 PSU peer group listed below), ranked 7th out of 14 companies (including AZZ), or at the 60th percentile, in which case, the TSR modifier did not apply.
FY2020 PSU Peer Group
•	Chart Industries Inc.	•	Littelfuse, Inc.
•	Dynamic Materials Corp.	•	MasTec, Inc.
•	Enersys, Inc.	•	Powell Industries Inc.
•	ESCO Technologies Inc.	•	Preformed Line Products Company
•	Franklin Electric Co., Inc.	•	Team, Inc.
•	Haynes International Inc.	•	Valmont Industries Inc.
•	L.B. Foster Company
44	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

The target PSU awards and actual shares earned under such FY2020 PSU awards are summarized in the table below:
FY2020 Performance Shares Earned
Name	Grant Date Target Value	Target # of PSUs Granted at Target	Payout Total # of Shares Earned(1)	Market Value(2)
Thomas W. Ferguson	$600,000	17,229	27,709	$1,364,108
Philip Schlom(3)	—	—	—	—
Tara D. Mackey	$150,000	3,445	5,540	$272,758
Gary Hill	$125,000	2,871	4,617	$227,312
Bryan Stovall	$60,000	1,378	2,216	$109,103
(1)
The total number of shares earned include dividend equivalents accrued during the FY2020 PSU performance cycle (March 1, 2020 – February 28, 2023), which consisted of 1,176 for Mr. Ferguson; 235 for Ms. Mackey; 196 for Mr. Hill; and 94 for Mr. Stovall.

(2)	This amount represents the market value of the FY2020 PSUs at the conclusion of their performance cycle, which was February 28, 2022, which was $49.23.
(3)	Mr. Schlom did not receive PSU awards during fiscal year 2020.
Compensation Program Overview
The compensation committee of the board of directors has the responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy. The compensation committee ensures that the total compensation paid to the Company’s executive management team is fair, reasonable, competitive and proportionately performance based. Generally, the types of compensation and benefits provided to the NEOs are similar to those provided to other members of the management team.
Compensation Philosophy and Objectives
The compensation committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives’ interests with those of our shareholders by rewarding performance specifically tied to the achievement of goals set by the Company, with the ultimate overall objective of increasing shareholder value. The compensation committee evaluates both performance and compensation to ensure that the Company maintains its ability to retain and attract superior talent in key positions and that compensation provided to such executives remains competitive relative to the compensation paid to similarly situated executives of publicly held companies in the same industry. To that end, the compensation committee believes executive compensation packages provided by the Company to its executives, including the NEOs, should include both cash and equity-based compensation that rewards performance as measured against established goals.
45	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

The table below highlights our current compensation practices for our NEOs, including practices that we believe drive future strategic growth and foster strong corporate governance principles, and practices we have not implemented because we do not believe they would serve our shareholders’ long-term interests.
What We Do
✔
A significant portion of our executive officers’ total compensation is based upon the Company’s performance, and the payouts are contingent upon the attainment of certain pre-established performance metrics and capped to minimize risk.
		✔	The compensation committee engages an independent executive compensation consultant.
✔	Performance measures are highly correlated to the creation of shareholder value.	✔	Our compensation committee conducts an annual review of all executive compensation program components to ensure alignment with our compensation objectives.
✔	We review and benchmark pay relative to the market median of our industry peer group on an annual basis.	✔	We implemented a Compensation Recovery Policy to protect the Company in the event of a financial restatement or an executive officer engages in serious misconduct.
✔	Our executive compensation program is designed to encourage building long-term shareholder value and attract and retain high performance executive talent.	✔	We provide a limited number of employment agreements and executive perquisites.
✔	We use annual cash incentive opportunities and equity-based awards to balance the Company’s short- and long-term performance objectives.	✔	We have stock ownership guidelines for directors and executive officers.
✔
Our equity awards are equally weighted between time-vested RSUs, which vest ratably over a three-year period, and PSUs, which emphasize achievement of financial performance metrics over a three-year performance cycle.
		✔	We grant equity awards with “double-trigger” vesting upon a change in control.
What We Don’t Do
✘	We do not provide tax gross ups.	✘	We do not pay accrued dividends or dividend equivalents on unearned RSUs or PSUs unless and until they vest.
✘	We do not recycle shares withheld for taxes.	✘	We do not reprice underwater equity awards.
✘	We do not permit pledging or hedging of Company securities.	✘	We do not have pension or supplemental executive retirement plans.
✘	We do not implement compensation or incentives that encourage unnecessary or excessive risk-taking.
Role of Compensation Committee, its Compensation Consultant and the Chief Executive Officer in Compensation Decisions
The compensation committee makes all compensation decisions, including annual base salaries, short-term cash incentive metrics and annual equity award targets, for the executive management team.
The chief executive officer provides the compensation committee with an evaluation of the annual performance of each member of the executive management team (other than his own, which is subsequently reviewed by the compensation committee) and makes preliminary recommendations for base salary and incentive target bonus and equity levels for each of them. The compensation committee can exercise its discretion in modifying any recommended adjustments or incentive awards to executives made by the chief executive officer. The compensation committee, in executive session and without executive officers present, approves the chief executive officer’s pay levels and the pay levels of the other executive members of the team. The chief executive officer does not make recommendations to the compensation committee on his own pay levels.
The compensation committee has the authority to retain and terminate compensation advisors, including the authority to approve the terms and fees of any such arrangement. The compensation committee has engaged the services of Meridian to review and provide recommendations concerning all of the components of the Company’s executive compensation program for fiscal year 2022. Meridian performs services solely on behalf of the compensation committee and does not perform any services for the Company. The compensation
46	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

committee has assessed the independence of Meridian pursuant to standards promulgated by the SEC and the NYSE and concluded that no conflict of interest exists that would prevent Meridian from independently advising the compensation committee. For more information on the compensation advisor, see the section below titled “Setting Executive Compensation.”
Setting Executive Compensation
Based on our compensation philosophy and objectives, the compensation committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the short-term and long-term business goals set by the Company and reward the executives for achieving such goals. In furtherance of this, the compensation committee has the authority under its charter to engage an external compensation consulting firm to conduct a review of the Company’s total compensation program for the chief executive officer, as well as for other members of the executive management team.
The compensation committee has engaged Meridian to provide ongoing advisory services to the compensation committee, which services have included, but not been limited to, an executive compensation review for purposes of advising the compensation committee with respect to executive compensation for fiscal year 2022. In addition, Meridian provides the compensation committee with relevant market data and alternatives to consider when making compensation decisions for the chief executive officer and on the recommendations being made by the Company’s chief executive officer for executives, other than the chief executive officer. The compensation committee did not and does not direct Meridian to perform its services in any particular manner or under any particular method. All of the decisions with respect to the Company’s executive compensation, however, are made by the compensation committee.
The compensation committee has the sole authority to hire and terminate the compensation consultant, and the compensation committee evaluates the compensation consultant annually. In fiscal year 2022, Meridian did not perform any other services for the Company other than those described above for the compensation committee. In accordance with Rule 10C-1(b)(4) under the Exchange Act, the compensation committee has determined that Meridian is independent and that no conflict of interest exists that would be required to be disclosed in the Company’s Proxy Statement pursuant to Item 407 of Regulation S-K.
Executive Compensation Peer Group
In making compensation decisions, the compensation committee compares each element of the total compensation program against a group of comparable publicly held companies for benchmarking executive compensation. This industry peer group of companies, which is annually reviewed and updated, if applicable, by the compensation committee in consultation with Meridian, consists of companies against which the compensation committee believes the Company competes for talent and for shareholder investment (the “Executive Compensation Peer Group”). In fiscal year 2022, the compensation committee, in consultation with Meridian, determined that no changes would be made to the Executive Compensation Peer Group from fiscal year 2021. The fiscal year 2022 Executive Compensation Peer Group consists of 15 companies in the following industries: (i) electrical and lighting component manufacturing; (ii) steel; (iii) metal coatings; (iv) environmental and facilities services; (v) industrial machinery; and (vi) construction and engineering. These peer companies had annual revenues ranging from one-third to three times the annual revenues of the Company and a median revenue of $1.18 billion for the most recently reported fiscal year end as disclosed to Meridian by the compensation committee, and were size appropriate in terms of market capitalization and the markets in which AZZ competes. The fiscal year 2022 Executive Compensation Peer Group includes the following companies:
•	Altra Industrial Motion Corp.	•	Littelfuse, Inc.
•	Chart Industries, Inc.	•	LSI Industries Inc.
•	Encore Wire Corporation	•	Powell Industries, Inc.
•	ESCO Technologies Inc.	•	Preformed Line Products Company
•	L.B. Foster Company	•	Team, Inc.
•	Franklin Electric Co., Inc.	•	Valmont Industries, Inc.
•	Generac Holdings, Inc.	•	Woodward, Inc.
•	Haynes International, Inc.
Though the compensation committee considers the compensation practices of the peer companies noted above in determining the overall compensation of the Company’s executive officers, including the NEOs (including determining base salaries, as described below), the compensation committee does not set target compensation at specific market percentiles. Subject to the discretion of the compensation committee, the Company base salaries, short-term incentive compensation targets and long-term incentive compensation targets generally range within the market median of our Executive Compensation Peer Group listed above on an annual basis.
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In addition to peer market data, compensation is determined based upon:
•	The executive’s contributions and performance	•	Market levels of compensation for positions comparable to the executive’s position
•	The executive’s roles and responsibilities, including the executive’s tenure in such role	•	The executive’s experience and management responsibilities
Internal pay equity is also considered (including the executive’s accountability and impact on Company operations). In considering internal pay equity, the compensation committee has no formula or established ratios for setting one executive’s total compensation versus the compensation of another executive officer. Rather, the compensation committee subjectively evaluates the relative importance of each NEO’s role to the Company as a whole, which results in certain executives receiving more total compensation than others (e.g., the Company’s chief executive officer is paid more than its chief financial officer). The compensation committee may also consider how the Company has performed relative to the Executive Compensation Peer Group of companies listed above.
While the compensation committee considers a variety of factors in making compensation decisions for the Company’s NEOs, the compensation committee does not use any particular weighting or formula to determine executive compensation. Rather, the compensation committee subjectively evaluates all of the factors noted in the discussion above in determining executive compensation.
2021 Say-On-Pay Advisory Vote
At the Company’s 2021 Annual Meeting, 97.97% of the shareholders that cast a ballot voted to approve the Company’s executive compensation program. After considering these non-binding, advisory voting results, the compensation committee believes the results reflect strong shareholder concurrence that the Company’s executive compensation program is consistent with sound corporate governance principles, and appropriately designed to support the Company’s short- and long-term strategic business objectives. Additionally, the compensation committee believes these results demonstrate shareholders’ concurrence that the executive compensation program maintains an appropriate balance between utilizing responsible, measured pay practices and effectively ensuring the interests of the NEOs are incentivized by, and aligned with, the creation of long-term value for the Company’s shareholders. Consequently, the compensation committee intends to continue following the executive compensation philosophy, policies and practices it has historically utilized, and update certain compensation elements from time to time as market compensation trends evolve to best practices.
97.97% Approval	Shareholders showed strong support of our executive compensation programs, with 97.97% of the votes cast for the approval of the “say-on-pay” proposal at our 2021 annual meeting of shareholders.
Employment Agreements
Mr. Ferguson
Our employment agreements with our NEOs are described below. Mr. Ferguson’s initial employment agreement with the Company commenced in November 2013 and was amended and restated on September 29, 2016 and subsequently amended on October 3, 2018, solely to clarify compliance with Section 409A of the Internal Revenue Code. On October 3, 2019, Mr. Ferguson entered into the Second Amended and Restated Employment Agreement (the “Second Amended CEO Agreement”) with the Company, which extended Mr. Ferguson’s employment term for an additional three years to expire on October 3, 2022, subject to automatic extensions for successive one-year periods unless either the Company or Mr. Ferguson gives written notice to the other at least one hundred twenty (120) days before such extension would otherwise occur of the Company’s or Mr. Ferguson’s election not to extend the term.
Mr. Ferguson’s employment agreement provides for certain severance payments and benefits following a termination of employment under certain circumstances. These benefits for each of our NEOs are described below in the section titled “Potential payments upon Termination or Change in Control.”
Mr. Schlom
Mr. Schlom entered into an employment agreement with the Company on November 4, 2020, which has an initial term of three years to expire on November 4, 2023, subject to automatic extensions for successive one-year periods unless either the Company or Mr. Schlom gives written notice to the other at least one hundred twenty (120) days before such extension would otherwise occur of the Company’s or Mr. Schlom’s election not to extend the term.
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Mr. Hill
As part of the CEO’s retention and succession planning efforts in fiscal year 2020 for the Infrastructure Solutions segment, Mr. Hill entered into an employment agreement with the Company on February 11, 2020. The employment and retention agreement for Mr. Hill includes a three-year term and is subject to automatic extensions each subsequent anniversary for one additional year, unless either party provides one hundred twenty (120) days’ written notice to the other party on non-renewal.
Each of the above agreements provides for (i) a base salary, to be reviewed annually, which the board and/or the compensation committee may adjust at its discretion; (ii) eligibility for an annual equity award under the Company’s 2014 Plan; and (iii) an annual cash incentive opportunity to be based upon individual and/or Company performance criteria that the board and/or the compensation committee establishes for each fiscal year, with a target annual cash incentive expressed as a percentage of base salary. Messrs. Ferguson, Schlom, and Hill are each subject to covenants prohibiting: (i) during or after employment, the disclosure of confidential information; (ii) during employment and the twelve (12)-month period thereafter, competition, solicitation of customers or employees, interference with business relationships, purchase of Company shares during a blackout period except as permitted by the Board or through the Company’s employee stock purchase plan, disparagement of the Company, or entering into a transaction with the Company; and (iii) ownership of any intellectual property or property conceived or developed during his employment or the 6-month period thereafter.
Ms. Mackey and Mr. Stovall do not have employment agreements. All of our NEOs will receive certain severance payments and benefits following a termination of employment under certain circumstances pursuant to their employment agreements, change in control agreements, or the Company’s Executive Officer Severance Plan, as more fully described below in the sections titled “Executive Officer Severance Plan” and “Potential Payments upon Termination or Change in Control.”
Fiscal Year 2022 Executive Compensation Components
For the fiscal year ended February 28, 2022, the principal components of compensation for NEOs were:
Category	Compensation Element	Description
Cash	Base Salary
Fixed cash compensation based upon experience and on responsibilities of the position. Reviewed annually for potential adjustments based on market rates for each position, individual performance and scope of responsibilities.

Annual Incentive Opportunity
Annual cash incentive for achievement of specific annual financial operating results and a qualitative component relating to the execution of individual performance goals which are consistent with AZZ’s fiscal year 2022 business strategy objectives specifically tailored to each NEO’s skill set.

Long-Term Incentives	Restricted Stock Units
Vest ratably over a three-year period. Settled in shares of AZZ common stock. Dividend equivalents accrue with respect to dividends awarded during the vesting period and will not be paid unless and until the underlying award vests.

Performance Share Units
Three-year pre-determined financial performance metric settled in shares of AZZ common stock. Dividend equivalents accrue during the vesting period and will not be paid unless and until the underlying award vests.

Retirement	401(k) Plan	Qualified 401(k) plan available to all U.S. employees. The Company matches 100% of the first 1% and 50% of contributions between 2% and 6% (with a potential total Company match of 3.5%).
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Category	Compensation Element	Description
Other	Employment Agreements	Sets standard benefits for certain NEOs in the event of termination of employment from the Company.
	Executive Severance Plan	Sets standard benefits for executives in the event of severance or upon a change in control (other than NEOs with employment agreements).
	Change-in-Control Agreements	Sets standard benefits for the Company’s CEO upon a change-in-control.
	Other Benefits	Executive supplemental disability insurance, financial planning services and annual physical exam.
Base Salary
The Company provides executive officers and other employees with a base salary to compensate them for services required by their respective level of job responsibilities. Base salaries for our NEOs are determined for each executive based on his or her position and areas of responsibility and factors in experience and external market data for their position. Base salaries are designed so that pay opportunities for a given position will be within the median market base salary of the Company’s Executive Compensation Peer Group.
During its review of base salaries for executives, the compensation committee primarily considers:
•	market data and advisory services periodically provided by Meridian, the compensation committee’s external compensation consultant;
•	internal data regarding the executive’s compensation, both individually and relative to other executive officers; and
•	individual performance of the executive.
Salary levels are typically considered annually as part of the Company’s performance review process, as well as upon a promotion or upon other changes in job responsibilities. Annual salary increases are not guaranteed and do not automatically occur each year.
The following table details the NEOs’ base salaries for the fiscal year ended February 28, 2022.
Name	FY2021 Base Salary	Percent Change	FY2022 Base Salary	Actual Base Salary Earned During FY2022
Thomas E. Ferguson	$746,235	20%	$895,482	$870,608
Philip Schlom	$350,000	4.5%	$365,750	$363,125
Tara D. Mackey	$361,471	3%	$372,315	$370,508
Gary Hill	$355,000	3%	$365,650	$363,596
Bryan Stovall	$350,000	5%	$367,500	$364,584
In determining salary increases, if applicable, and also in determining short-term cash incentive awards under the Company’s STI Plan and long-term incentive compensation awards under the 2014 Plan, for the NEOs for fiscal year 2022, the compensation committee utilized qualitative factors to evaluate their performances and recognize their contributions and leadership during fiscal year 2022. In particular, the compensation committee considered each officer’s contributions to achieving the following: (i) the identification, review, analysis and evaluation of potential targets to acquire by the Company during the year; (ii) the implementation of integration plans for acquired businesses; (iii) the Company’s overall financial performance; (iv) the Company’s ability to manage costs and reduce corporate spending; (v) the successful implementation of several corporate initiatives during the year; (vi) the performance of the Company’s stock price, as compared to its competitors; (vii) advancing the Company’s ESG and sustainability commitments; and (viii) effectively managing operations and profitability while navigating through the challenges of supply chain disruptions, rising costs and labor shortages. The compensation committee also considered issues of relative amounts paid and awarded as a matter of internal equity.
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EXECUTIVE COMPENSATION (Cont.)

The amount of each officer’s salary and incentive awards was based on the CEO’s subjective evaluation of each officer’s performance, the relative responsibilities of the officers and the compensation committee’s sense of fair and equitable relative distributions of salaries and incentive awards. The compensation committee also considered comparable market compensation data from similarly situated officers of companies against which the compensation committee believes the Company competes for talent and for shareholder investment, as discussed above. In assessing the NEOs performance evaluation, the compensation committee took into account and acknowledged the following individual performance achievements for fiscal year 2022:
Mr. Ferguson	FY2022 Performance Results
	•	Successfully led the Company as it generated record net income, earnings per share and free cash flow and completed its 35th consecutive year of profitability;
	•	Executed on several initiatives to achieve the Board’s goal to predominately become a metal coatings company, including entering into a definitive agreement to purchase Precoat Metals;
	•	Drove acquisition opportunities in the Metal Coatings segment expanding our core business; and
•
Continued to increase organizational diversity and ensure high performance and accountability of the executive team to support our commitment to long-term growth, development of our people and sustainability.

Mr. Schlom	FY2022 Performance Results
	•	Renewed AZZ’s credit facility and replaced its senior notes resulting in significant interest rate reductions leading to more efficient use of capital;
	•	Provided financial support for two acquisitions in the Metal Coatings segment;
	•	Continued to build a strong Finance team focused on improving internal controls over financial reporting and shortening the accounting close and reporting cycle; and
•
Successfully renewed AZZ’s insurance program in a difficult and hardened market, reducing premium costs year-over-year without taking on new risks or exposures while maintaining the same level of coverage.

Ms. Mackey	FY2022 Performance Results
•
Successfully managed all legal matters for the Company including defending the business units, settling numerous labor and employment charges, lawsuits and commercial disputes with zero material settlement payouts;

	•	Established AZZ’s initial ESG disclosures and developed AZZ’s ESG strategy, including advancing the Company’s sustainability agenda and prepared AZZ’s first ESG Report;
	•	Absorbed the work of two (2) previous in-house attorneys this year resulting in year-over-year annual head count savings; and
	•	Managed all AZZ Cares Foundation’s applications for assistance, grants, registrations and filings.
	•	Provided legal support for multiple M&A opportunities, and renewing AZZ’s credit facility and senior notes during the year.
Mr. Hill	FY2022 Performance Results
	•	Successfully led AZZ’s Infrastructure Solutions segment in rebounding from a COVID disrupted year with a 400% improvement in operating income year-over-year;
	•	Introduced a new suite of enhanced welding technologies, OptifuseTM within the Infrastructure Solutions segment to deliver higher productivity and profit margins within the business unit;
	•	Enhanced the Infrastructure Solutions segment’s safety culture to achieve an overall TRIR of less than 1.0 for fiscal year 2022;
	•	Continued to develop the Industrial platform leadership depth through retention of key employees, succession planning and targeted training; and
	•	Successfully achieved an outstanding year with a Customer Satisfaction Score above 9.33 (on a scale of 10) across the segment.
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Mr. Stovall	FY2022 Performance Results
	•	Successfully led AZZ’s Metal Coating segment that achieved record sales of $519.0 million and 24.5% operating margin, an improvement of 120 basis points over the prior year;
	•	Continued to develop the bench strength and leadership of the Metal Coatings segment;
	•	Acquired and successfully completed two acquisitions in the Metal Coatings segment expanding AZZ’s core business; and
	•	Reduced Metal Coatings TRIR, LTIR and DART by 23%, 31% and 28%, respectively, through plant Safety Teams, Mentor Program, and T.R.A.I.T.S. Recognition Plan.
Performance-Based Incentive Compensation
The STI Plan is an annual cash incentive program that provides the compensation committee the flexibility to reward high performance for the achievement of annual performance goals by NEOs, increase shareholder value and allow key employees to share in the annual growth and profitability of the Company. The STI Plan provides guidelines for the calculation of annual cash incentive compensation, subject to the compensation committee’s oversight and modification.
At the beginning of each fiscal year, the compensation committee approves the group of employees who are eligible to participate in the Company’s STI Plan for that fiscal year and the total target award pool. Each participant’s responsibilities and potential impact on the Company’s operations are factored into their respective target award opportunities that are established as a percentage of base salary. For fiscal year 2022, the compensation committee approved annual short-term incentive target award opportunities that ranged from 60% to 100% of base salary for the Company’s NEOs. The target annual short-term incentive opportunity for each NEO in fiscal year 2022 is set forth in the following table:
Named Executive Officer	FY2022 Target%
Thomas E. Ferguson	100%
Philip A. Schlom	65%
Tara D. Mackey	60%
Gary Hill	60%
Bryan Stovall	60%
Each NEO may earn up to 200% of his or her short-term incentive target award opportunity by achieving a performance level of at least 125% of his or her annual performance targets. Therefore, the maximum award payments under the STI Plan may not exceed 200% of base salary for Mr. Ferguson, 130%% of base salary for Mr. Schlom and, 120% of base salary for Ms. Mackey and Messrs. Hill and Stovall. Payments made under the fiscal year 2022 STI Plan are forfeitable, and must be repaid to the Company by the applicable NEO in the event the Company is required to restate its financial statements or such NEO engages in serious misconduct.
Award payments are calculated (as a percentage of the target award opportunity) with respect to each applicable performance metric, based on the percentage of performance target achieved in accordance with the following schedule:
% of Performance Target Achievement	% of Target Bonus Opportunity Earned
<51	0%
100	100%
125	200%
For every percentage point increase in the percentage of the performance target achieved, the percentage of target bonus opportunity earned increased by two percentage points between the minimum payment thresholds and the target bonus opportunity. For every percentage point increase in the percentage of performance target achieved above the target bonus opportunity and the maximum target payout opportunity, the percentage of target bonus opportunity earned increased by four percentage points.
As described below, the compensation committee determines the percentage of the performance target that has been achieved for each performance objective assigned to a NEO and the corresponding percentage of the target bonus opportunity earned. For example, if the
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compensation committee sets a target cash award of $10,000 based upon achievement of a target level of diluted earnings per share of $1.00 and if the Company’s actual earnings per share is $1.10, the compensation committee would determine that the recipient of the award had achieved 110% of his target level and would be entitled to a cash award of 140% of his target cash award amount resulting in a cash award of $14,000.
Fiscal Year 2022 STI Plan Performance Metrics
Our STI Plan performance metrics are designed to be based on the primary drivers for shareholder value. The compensation committee assigned quantitative and qualitative performance goals for the year that relate to the following: (i) AZZ’s strategic operating plan for fiscal year 2022; (ii) the ability of the executive officers to effectively execute on their respective operating budgets; (iii) completing several strategic and corporate initiatives; and (iv) effectively managing operations and profitability while navigating through the challenges of supply chain disruptions, rising zinc costs and labor shortages . Levels for revenue, operating income, earnings per share, cash flow and return on assets objectives were all set in alignment with the Company’s strategic plan, and expectations set by the board of directors regarding the Company’s performance in response to various market conditions.
The qualitative individual performance assessment, which comprises the final component of the total STI target opportunity for the NEOs, is discretionary, and subject to the same 0% to 200% payout range as the financial metrics. The amounts awarded to the NEOs under the qualitative assessment are influenced by the compensation committee’s quantitative performance assessment of each officer and the Company’s performance, ensuring executives are appropriately compensated for demonstrating behaviors that are consistent with our business objectives and core values.
The chart below shows the performance measures, the weight of each performance measure and target performance goals assigned to each NEO, and the actual percentage of target performance achieved for fiscal year 2022:
Named Executive Officer	Weight	Performance Measure	FY2022 Target Performance Goal	FY2022 Achieved Performance	% of Target Performance Achieved
Mr. Ferguson	50%	Diluted earnings per share (“EPS”)(1)	$2.70	$3.34	124%
	25%	FY2022 Cash Flow(2)	$85,200,000	$57,610,000	68%
	25%	Qualitative(3)			160%
Mr. Schlom	60%	EPS(1)	$2.70	$3.34	124%
	30%	FY2022 Cash Flow(2)	85,200,000	$57,610,000	68%
	10%	Qualitative(3)			200%
Ms. Mackey	60%	EPS(1)	$2.70	$3.34	124%
	30%	FY2022 Cash Flow(2)	$85,200,000	$57,610,000	68%
	10%	Qualitative(3)			200%
Mr. Hill	20%	EPS(1)	$2.70	$3.34	124%
	20%	FY2022 Cash Flow(2)	$85,200,000	$57,610,000	68%
	25%	Infrastructure Solutions Segment RONA(4)	6.89%	5.8%	84%
	25%	Infrastructure Solutions Segment Operating Income(5)	(6)	(6)	91%
	10%	Qualitative(3)			80%
Mr. Stovall	20%	EPS(1)	$2.70	$3.34	124%
	20%	FY2022 Cash Flow(2)	$85,200,000	$57,610,000	68%
	25%	Metal Coatings Segment RONA(4)	15.79%	17.53%	111%
	25%	Metal Coatings Segment Operating Income(5)	(7)	(7)	119%
	10%	Qualitative(3)			200%
(1)	Earnings per share is net income divided by fully diluted outstanding shares.
(2)	Cash flow from operations minus capital expenditures.
(3)
Based on the compensation committee’s review of the NEOs individual and collective performance, the committee approved a discretionary individual performance payout for the NEOs ranging between 80% to 200% of award targets. This decision took into account the Company’s performance against financial targets, the strong individual and collective performances across all aspects of the business, and the value created for the Company’s shareholders in fiscal year 2022.

(4)
Segment RONA is calculated as a percentage using a numerator of tax adjusted segment operating income, divided by a denominator of total segment assets, minus platform current liabilities, plus platform current portion of long-term debt.

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(5)
Segment operating income consists of net sales less cost of sales, specifically identifiable selling, general and administrative expenses and other income and expense items that are specifically identifiable to a segment.

(6)
The fiscal year 2022 operating income target and achieved performance for the Infrastructure Solutions segment is not disclosed because such disclosure would result in competitive harm. This operating income target was set at a level necessary to deliver on AZZ’s financial goals and intended to be challenging.

(7)
The fiscal year 2022 operating income target and achieved performance for the Metal Coatings segment is not disclosed because such disclosure would result in competitive harm. This operating income target was set at a level necessary to deliver on AZZ’s financial goals and intended to be challenging.

Upon completion of the fiscal year, the compensation committee assesses the actual achieved performance of the Company against each performance objective to determine the percentage of target performance achieved. Actual performance achieved was based upon our audited financial statements and on the percentage of target performance achieved for each NEO. Awards made to our NEOs under the STI Plan for performance in fiscal year 2022 are reported in column (g) of the Summary Compensation Table of this Proxy Statement on page 62 and also detailed in the following table:
Named Executive Officer	Target as a % of Base Salary	Actual Payout as % of Base Salary	Target Amount ($)	Actual Payout ($)
Thomas Ferguson	100%	133.0%	895,482	1,190,991
Philip Schlom	65%	131.6%	237,738	312,863
Tara D. Mackey	60%	131.6%	223,389	293,980
Gary Hill	60%	86.3%	219,390	189,334
Bryan Stovall	60%	140.8%	220,500	310,464
Long-Term Incentive Compensation
On July 8, 2014, the Company’s shareholders approved the adoption of the 2014 Plan, which allows the Company to grant stock options, stock appreciation rights (“SARs”), restricted shares, RSUs, performance awards (including PSUs) and other stock-based awards.
The purpose of our long-term incentive compensation program is to:
•	align the interests of executive officers with those of our shareholders;
•	provide an opportunity for increased equity ownership in the Company by directors and executives;
•	maintain competitive levels of total compensation with the Company’s industry peer group; and
•
facilitate compliance with the policy of the board of directors, as described above under the heading “Stock Ownership Guidelines,” requiring AZZ’s executive officers and directors to hold shares of AZZ’s common stock.

During fiscal year 2022, the compensation packages for our executive officers included long-term equity awards with a target value based upon a percentage of each NEO’s base salary, which are awarded in the form of 50% RSUs and 50% PSUs (except for Mr. Stovall, who received awards in the form of 60% RSUs and 40% PSUs), which were granted under the 2014 Plan. These RSUs and PSUs accrue dividend equivalents during the restricted vesting period or performance cycle, as applicable, which will not be paid unless and until the underlying award vests. If the underlying award vests, the dividend equivalents will be paid either in cash or shares of AZZ common stock at the discretion of the compensation committee. The long-term equity target value for Mr. Ferguson was established at 200% of his base salary and 85% for each of the Company’s other NEOs.
On May 4, 2021, the compensation committee awarded an aggregate of 77,787 RSUs and an aggregate of 42,921 PSUs to certain officers and employees of the Company under the 2014 Plan. The RSUs vest ratably during a three-year period from the grant date, with one-third of the RSUs vesting on each of the first, second and third anniversaries of the grant date beginning on May 4, 2022 and are settled in shares of AZZ common stock. The PSUs cliff vest at the end of a three-year period based on total shareholder return (“TSR”) performance in the performance cycle (compared to the Company’s Executive Compensation Peer Group, which is discussed on page 47 of this Proxy Statement) and are settled, if at all, in shares of AZZ common stock.
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RSU award levels are determined based on market data, vary among participants based on their positions within the Company, and are granted after the Company publicly announces its financial results for the prior full fiscal year. To determine target awards of RSUs, the compensation committee first establishes a target value to be delivered to each NEO through long-term equity awards. In setting target value, the compensation committee considered various factors, including the following:
•	the practice of granting annual equity awards only once every year after annual final results are released;
•	the emphasis placed on equity in the mix of total compensation;
•	the officer’s experience and performance;
•	the scope, responsibility and business impact of the NEO’s position;
•	the perceived retention value of the total compensation package in light of the competitive labor market;
•	alignment with AZZ’s compensation philosophy and objectives;
•	cost and dilution impact;
•	grant practices and award structures of our Executive Compensation Peer Group; and
•	input and advice from Meridan.
No particular weighting was assigned to the factors described above in the determination of the total target value for fiscal year 2022.
Once the target values of RSU and PSU awards were established for each executive officer based upon a percentage of his or her salary, the compensation committee determined the number of shares to be awarded to the NEOs by utilizing a 30-day average closing stock price of the Company’s common stock from the last trading day preceding the date of grant. As with all or our RSUs, if an NEO voluntarily leaves the Company before the award vests, the NEO will forfeit the unvested portion of the award. The number and value of RSUs and PSUs granted to each one of the NEOs in fiscal year 2022 can be found in the table provided below under the caption “Grants of Plan Based Awards” on page 64 of this Proxy Statement.
Fiscal Year 2022 Performance Share Units
For fiscal year 2022, the Company granted PSUs to the NEOs that have a three-year performance cycle (March 1, 2021 to February 28, 2024) and will vest and become payable, if at all, on the third anniversary of the award date, with payments to be settled in shares of the Company’s common stock (the “FY2022 PSUs”). Payments under the PSUs will be based on the Company’s TSR relative to the TSR of its Executive Compensation Peer Group over the three-year performance cycle. The Executive Compensation Peer Group is described in detail on page 47 of this Proxy Statement. The TSR performance metric is defined below.
TSR is	(Ending Share Price – Beginning Share Price) + Dividends Paid
(Beginning Share Price)

The Executive Compensation Peer Group companies and AZZ will be ranked according to their performance at the end of the three-year period. AZZ’s percentile ranking will be calculated as follows:

1 — (	AZZ Position in Ranking — 1)

# of companies in Executive Compensation Peer Group excluding AZZ

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Award recipients will not be entitled to receive any payment under the FY2022 PSUs unless AZZ’s TSR performance ranks in the 25th percentile or higher as compared to its Executive Compensation Peer Group. Within these constraints, payments under the FY2022 PSUs will be determined as follows:
TSR % Ranking Achieved(1)	% of Target Award Payout
<25%	0%
25%	50%
50%	100%
100%	200%
(1)	The percentage of target payout earned under the FY2022 PSUs will be interpolated for performance percentiles that fall between the threshold and maximum percentages shown above.
The FY2022 PSUs vest at the end of the three-year performance cycle with potential payouts ranging from 0% to 200%. Upon completion of the three-year performance cycle ending on February 28, 2024, the compensation committee will determine the amount of TSR performance achieved by the Company based on the Company’s audited financial statements relative to its Executive Compensation Peer Group for the same period.
RSUs and PSUs granted under the 2014 Plan include dividend equivalents, which are intended to provide the recipient of these awards with the benefits of dividends paid on the underlying shares of AZZ common stock during the vesting period. Dividend equivalents are calculated based upon the dividends paid by the Company during the vesting period of the applicable award and are paid only upon the vesting of the underlying equity award, and such dividend equivalents may be paid in either cash or shares of AZZ common stock. Recipients of the RSUs and PSUs have no rights with respect to accrued dividend equivalents unless and until the vesting of the underlying award.
The following table sets forth the number of RSUs and PSUs granted to each NEO in fiscal year 2022. The compensation committee determined a dollar value amount of RSUs and PSUs that it desired to grant each NEO based on a percentage of each NEO’s base salary. This dollar value amount was then divided by the 30-day average closing stock price of the Company’s common stock on the last trading day preceding the date of grant, which was $51.17, to determine the number of shares to be granted.
Name	% of Base Salary	TOTAL RSU Grant Value(1)	Number of RSUs	Total PSU Grant Value(1)	Number of PSUs at Target
Thomas Ferguson	200	$895,482	17,500	$895,482	17,500
Philip Schlom	85	$155,444	3,038	$155,444	3,038
Tara D. Mackey	85	$158,234	3,092	$158,234	3,092
Gary Hill	85	$155,401	3,037	$155,401	3,037
Bryan Stovall	85	$196,796	3,663	$131,198	2,442
(1)
Grant values vary from the values in the Summary Compensation Table because grant values represent the dollar value of the target grant values that the compensation committee awarded based on a percentage of each NEOs base salary, which was then divided by the 30-day average closing stock price of the Company’s common stock on the last trading day preceding the date of grant to determine the number of shares awarded. The values in the Summary Compensation Table represent the fair market value of the award calculated by the different methodology as set forth in FASB ASC Topic 718.

Benefits and Perquisites
The Company provides benefits to its salaried employees including health care coverage, life and long-term disability insurance benefits, 401(k) matching contributions, and reimbursement for educational expenses. In addition to the aforementioned benefits provided to all employees generally, the Company provides the NEOs with nominal perquisites that the Company and the compensation committee believe are reasonable and consistent with the Company’s overall conservative compensation program to better enable the Company to attract and retain superior talent for key leadership positions. These perquisites include reimbursement of costs associated with club membership dues, executive physical exams and executive supplemental disability insurance. The compensation committee annually reviews the levels of benefits and perquisites provided to the Company’s NEOs.
56	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

Severance Benefits
On October 8, 2021, the board of directors of the Company adopted the AZZ Inc. Executive Officer Severance Plan (the “Executive Severance Plan”), effective October 11, 2021, which replaced the AZZ Inc. Severance Plan and provides severance pay and benefits under certain circumstances to eligible active, full-time executive employees of the Company and its U.S. subsidiaries, including the Company’s executive officers, other than certain NEOs to the extent their severance benefits are set forth in their respective employment agreements and/or change in control agreements, as discussed under the headings titled “Employment Agreements” (above) and “Potential Payments Upon Termination, Death, Disability or Change in Control” (below). The Executive Severance Plan provides for the payment of severance pay and benefits to eligible executive employees in the event of an involuntary termination of employment by the Company without cause or by the eligible executive employee for good reason.
Additionally, the Company has entered into Change of Control Severance Agreements with certain executives, including the NEOs, although the Change of Control Severance Agreements for Messrs. Schlom, Hill and Stovall and Ms. Mackey were terminated upon the effective date of the Executive Severance Plan pursuant to an agreements that they signed, so that severance pay and benefits due in connection with a change in control will be paid to them under the terms of the Executive Severance Plan. Mr. Ferguson’s change in control agreement and the change in control provisions of the Executive Severance Plan are designed to promote stability and continuity of executive management. Information regarding applicable payments under these arrangements for the NEOs is provided under the headings titled “Employment Agreements” (above) and “Potential Payments Upon Termination or Change of Control” (below) of this Proxy Statement. The Company does not have any arrangement providing for tax gross up payments of any compensation elements with any of our executive officers, including for severance and change in control benefits.
Retirement and Other Benefits
We do not maintain a defined-benefit retirement program. Instead, all Company employees, including NEOs, are eligible to participate in the AZZ Inc. Employee Benefit Plan and Trust (the “Benefit Plan”).
The Benefit Plan is a tax-qualified savings plan pursuant to which all Company employees, including the NEOs, can contribute a portion of their annual salary on a pre-tax basis up to certain limits prescribed by the Internal Revenue Service. The Company matches 100% of the first 1%, and 50% of contributions between 2% and 6%, of eligible pay that each employee contributes. Company matching contributions are fully vested after two years of service. Employees may select from among several mutual funds when investing their account funds.
Employee Stock Purchase Plan.
On January 18, 2018, the Company’s board of directors approved the AZZ Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”). The 2018 ESPP succeeded the Company’s 2008 Employee Stock Purchase Plan that expired in 2018. The 2018 ESPP allows eligible employees of the Company, including NEOs, to purchase shares of the Company’s common stock, two times per year, at a 15% discount through accumulated payroll deductions. Offerings under the 2018 ESPP have a duration of 24 months. Participation in the 2018 ESPP is entirely voluntary. Under the 2018 ESPP, employees are permitted to contribute 0% to 10% of their pay on an after-tax basis for a maximum contribution limit in any one year of $21,250 (85% of $25,000) and may not purchase more than 5,000 shares during any offering period. Participants may terminate or decrease their payroll deductions during an enrollment period by withdrawing the accumulated payroll deductions at any time prior to the end of the offering period.
Tax and Accounting Implications
Deductibility of Executive Compensation
As part of its role, the compensation committee reviews and considers limits on the deductibility of certain executives’ compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Generally, Section 162(m) disallows a tax deduction for a publicly held corporation for compensation exceeding $1,000,000 in any taxable year paid to a 162(m) covered employee. For this purpose, the definition of “covered employee” includes (i) the principal executive officer and the principal financial officer (or an individual acting in such a capacity); and (ii) the three other most highly compensated executive officers.
The Tax Cuts and Jobs Act (which was signed into law on December 22, 2017) expanded the types of compensation subject to the $1,000,000 limitation under Section 162(m) to include performance-based compensation and commissions (that previously could be exempt), and added the principal financial officer to the definition of covered employee. In addition, the term covered employee was expanded to include any individual who was a covered employee for any preceding taxable year beginning after December 31, 2016. Thus, once an individual is identified as a Section 162(m) covered employee, the $1,000,000 deduction limitation will apply to the compensation paid to that individual, even after that individual no longer holds the position which caused him or her to be treated as a covered employee or has separated from service. The amendments to Section 162(m) made by the Tax Cuts and Jobs Act apply to taxable years beginning after December 31, 2017, subject to a transition rule for certain arrangements in place as of November 2, 2017.
57	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

Many of the incentive compensation programs approved by the compensation committee for Section 162(m) covered employees for fiscal year 2018 and prior years were designed to be exempt from Section 162(m) as “qualified performance-based compensation,” some of which may still qualify for deductibility under the transition rule. Because of the ambiguities and uncertainties as to the interpretation and scope of the transition relief under the Tax Cuts and Jobs Act, however, there remains some question whether compensation intended in prior years to satisfy the requirements for exemption from Section 162(m) will, in fact, be deductible. Moreover, with the elimination of the exemption for qualified performance-based compensation, the Company anticipates that more of the expense related to our compensation programs for senior executives would not be deductible for U.S. federal tax purposes. Although the compensation committee intends to consider tax deductibility of covered employees’ compensation going forward, it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, where it is deemed to be in the Company’s best interests, e.g., to attract and retain executive talent, to compete successfully and to motivate our senior executives to achieve the goals inherent in our business strategy, the compensation committee may approve compensation to Section 162(m) covered employees that exceeds the limits of tax deductibility. In this regard, certain amounts of the compensation paid to our NEOs for fiscal year 2018 and subsequent years may not be deductible for federal income tax purposes under Section 162(m).
In addition, Section 4999 and Section 280G of the Internal Revenue Code provide that executives could be subject to additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control of the Company and that the Company could lose an income tax deduction for such payments. The Company has not provided any executive with tax gross ups or other reimbursement for tax amounts that the executive might be required to pay under Section 4999.
Compensation-Related Risk Management
The compensation committee, and the board of directors, believes the Company’s compensation policies and practices for its NEOs, and those relating to all employees generally across the Company, are not reasonably likely to create inappropriate management risk-taking that could potentially have a material adverse effect on the Company. The compensation committee believes that, as discussed at length above, the Company’s compensation policies and practices are well-balanced between the cash/equity mix utilized to provide incentives to achieve both short-term and long-term business objectives that benefit the Company. This practice is considered appropriate to help ensure a reasonable relationship between the annual and long-term compensation elements and it is not considered to create incentives for excessive or imprudent risk-taking by management. To the contrary, the compensation committee believes that the Company’s compensation policies and practices serve to ensure a long-term value creation focus by management.
58	Proxy Statement

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS
The Company’s board of directors adopted stock ownership guidelines requiring AZZ’s executive officers to hold a minimum amount of Company stock equal in value to a multiple of their respective annual base salaries. For purposes of meeting this goal, all shares purchased by an executive officer are considered in the determination of compliance with this policy, including shares held under AZZ’s 2018 ESPP. Unvested RSUs and PSUs are not counted towards the ownership requirement. The board of directors believes that this ownership requirement encourages the alignment of executive and shareholder interests by requiring executives to acquire and maintain a meaningful stake in the Company. The stock ownership guidelines are set by the compensation committee as a result of a competitive analysis prepared by Meridian and reviewed each year and updated as necessary. These guidelines described below include thresholds based on both market value of the shares as a multiple of base salary and on the number of shares held.
Position	Ownership Requirement
Chief Executive Officer	4 x Base Salary or a Minimum of 100,000 Shares
Chief Financial Officer, Chief Operating Officer and Senior Vice Presidents	3 x Base Salary or a Minimum of 30,000 Shares
Vice Presidents and other Officers	1 x Base Salary or a Minimum of 7,500 Shares
The compensation committee intends for non-employee directors and executive officers of the Company who are or become subject to these guidelines to achieve the applicable ownership guidelines within five years from the date the participant becomes subject to the guidelines. Executive officers joining AZZ, or who subsequently become executive officers due to a promotion, are encouraged to comply with the policy by the later of the date three years from the date the individual first becomes an officer as a result of promotion or the date five years from the date the individual was hired by AZZ. In the event an individual becomes subject to a new higher threshold due to a promotion (e.g., if a current vice president is subsequently promoted to chief operating officer), the individual is encouraged to comply with the new threshold by the later of the date three years from the date of such promotion or the date five years from the date the individual was originally hired by AZZ. Based upon the closing market price of AZZ common stock on February 28, 2022 of $49.23, Mr. Ferguson had attained his required target level of stock ownership pursuant to the Company’s guidelines and the other NEOs were on track to comply with the guidelines within the applicable time period.
Compensation Recovery Policy
On January 20, 2016, the board of directors adopted the AZZ Inc. Compensation Recovery Policy (the ”Compensation Recovery Policy”), to provide a mechanism for the recovery of certain incentive-based compensation, should AZZ ever be required to restate its financial statements or an executive officer engages in serious misconduct. The Compensation Recovery Policy provides for the recovery of awards granted within three years of a restatement of AZZ’s financial statements and within one year of the misconduct of the applicable officer or employee.
Anti-Hedging and Anti-Pledging Policies
The Company’s Insider Trading Policy prohibits directors and executive officers from engaging in speculative or hedging and pledging transactions or short sales and trading in “puts” and “calls” involving AZZ common stock.
59	Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
At the fiscal year ended February 28, 2022, the members of the compensation committee consisted of Messrs. McGough (chair), Berce, Feehan, Grannum and Mses. Jackson and McCellon–Allen, none of whom is an employee of AZZ.
No member of the compensation committee (i) was an officer or employee of the Company or a subsidiary of the Company during fiscal year 2022, (ii) was formerly an officer or employee of the Company or a subsidiary of the Company or (iii) has any relationship relative to the Company that is required to be disclosed pursuant to Item 404 of Regulation S-K.
During fiscal year 2022, none of the Company’s executive officers served as (a) a member of a compensation committee of another company, one of whose executive officers served on the Company’s compensation committee, (b) a director of another company, one of whose executive officers served on the Company’s compensation committee or (c) a member of a compensation committee of another company, one of whose executive officers served as one of the Company’s directors.
60	Proxy Statement

COMPENSATION COMMITTEE REPORT
The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and as set forth in this Proxy Statement. Based on such review and discussions, the compensation committee recommended to the board of directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended February 28, 2022.
THE COMPENSATION COMMITTEE

Ed McGough, Chair Daniel E. Berce Daniel R. Feehan Clive A. Grannum Carol R. Jackson Venita McCellon-Allen
61	Proxy Statement

SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid or earned by the NEOs for the fiscal year ended February 28, 2022 and the two prior fiscal years, if applicable.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards/ RSUs ($)(1)	Option /SARs Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)

Thomas E. Ferguson President & Chief Executive Officer	2022	870,608	—	2,052,510	—	1,190,991	—	27,159(4)	4,141,268
	2021	746,235	—	1,680,786	—	776,085	—	20,883	3,223,989
	2020	746,235	—	1,500,000	—	1,137,262	—	28,707	3,412,204

Philip Schlom Senior Vice President & Chief Financial Officer	2022	363,125	—	356,316	—	312,863	—	30,979(4)	1,063,283
	2021	317,833	—	304,493	—	214,855	—	99,203(5)	936,385
	2020	—	—	—	—	—	—	—	—

Tara D. Mackey Chief Legal Officer & Secretary	2022	370,508	—	362,649	—	293,980	—	10,699(4)	1,037,836
	2021	361,471	—	336,170	—	206,761	—	3,593	907,995
	2020	361,471	—	300,000	—	302,985	—	11,921	976,377

Gary Hill Chief Operating Officer – Infrastructure Solutions	2022	363,596	—	356,198	—	189,334	—	165,521(4)	1,074,649
	2021	348,396	—	280,152	—	100,024	—	50,066	778,638
	2020	344,780	—	1,446,250	—	313,836	—	27,117	2,131,983

Bryan Stovall Chief Operating Officer – Metal Coatings	2022	364,584	—	348,887	—	310,464	—	11,767(4)	1,035,702
	2021	333,413	—	275,976	—	203,549	—	3,890	816,828
	2020	—	—	—	—	—	—	—	—
(1)
The amounts in this column represent the grant date fair value of the RSU and PSU awards at target performance, calculated pursuant to FASB ASC Topic 718. For PSU awards based on relative TSR, the fair value is estimated on the date of grant based on a multifactor Monte Carlo valuation model that simulates our stock price and TSR relative to the Company’s Executive Compensation Peer Group. PSUs vest at the end of a three-year performance cycle with payouts ranging from 0% to 200% for the relative TSR component. For more information on the calculations used to determine stock-based compensation, please see Note 11 of the Company’s Annual Report on Form 10-K for the year ended February 28, 2022 filed with the SEC on April 22, 2022.

(2)	The amounts in this column reflect the cash awards granted under the Company’s STI Plan.
(3)	All other compensation in column (i) consists of the perquisites as described in the table below entitled “Perquisites” on a per executive basis for fiscal year 2022.
(4)
This number includes Matching 401(k) contributions allocated by the Company during fiscal year 2022 in the amount of $9,396 for Mr. Ferguson, $8,108 for Mr. Schlom, $8,687 for Ms. Mackey, $10,207 for Mr. Hill and $9,191 for Mr. Stovall pursuant to the Company’s Benefit Plan (which is more fully described on page 57 under the heading “Retirement and Other Benefits”).

(5)	This number includes relocation services provided to Mr. Schlom in connection with relocating his household to Fort Worth, Texas.
62	Proxy Statement

The following table illustrates the components comprising column (i) under the heading “All Other Compensation” in the Summary Compensation Table above:
	Perquisites
Name	Financial Planning Services ($)	Insurance Benefits ($)(1)	Club Dues ($)	Physical Exams ($)	Relocation Services ($)	All Other Perquisites ($)	Total ($)
Thomas E. Ferguson	15,285	2,478	—	—	—	—	17,763
Philip Schlom	16,845	—	4,426	1,600	—	—	22,871
Tara D. Mackey	—	2,012	—	—	—	—	2,012
Gary Hill	—	2,317	—	—	152,997(2)	—	155,314
Bryan Stovall	—	2,576	—	—	—	—	2,576
(1)	The value attributable to each of the NEOs pursuant to the AZZ Supplemental Individual Disability Insurance Plan.
(2)	This amount represents the aggregate value of relocation services provided to Mr. Hill in connection with relocating his household to Southlake, Texas.
63	Proxy Statement

GRANTS OF PLAN-BASED AWARDS
The following table provides information about cash incentive awards and equity awards made during fiscal year 2022 to each of the NEOs under the Company’s STI Plan and the 2014 Plan.
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock/ RSU Awards: Number of Shares of Stock or Units (#)(3)	All Other Option/ SARs Awards: Number of Securities Underlying Options/ SARs (#)	Exercise or Base Price of Option/ SARs Awards ($/sh)	Grant Date Fair Value of Stock/RSU and Option/ SARs Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Thomas E. Ferguson	3/1/21	0	895,482	1,790,964	—	—	—	—	—	—	—
	5/4/21	—	—	—	—	—	—	17,500	—	—	895,410
	5/4/21	—	—	—	0	17,500	35,000	—	—	—	1,157,100

Philip Schlom	3/1/21	0	237,738	309,059	—	—	—	—	—	—	—
	5/4/21	—	—	—	—	—	—	3,038	—	—	155,443
	5/4/21	—	—	—	0	3,038	6,076	—	—	—	200,873

Tara D. Mackey	3/1/21	0	223,389	268,067	—	—	—	—	—	—	—
	5/4/21	—	—	—	—	—	—	3,092	—	—	158,206
	5/4/21	—	—	—	0	3,092	6,184	—	—	—	204,443

Gary Hill	3/1/21	0	219,390	263,268	—	—	—	—	—	—	—
	5/4/21	—	—	—	—	—	—	3,037	—	—	155,392
	5/4/21	—	—	—	0	3,037	6,074	—	—	—	200,806

Bryan Stovall	3/1/21	0	220,500	264,600	—	—	—	—	—	—	—
	5/4/21	—	—	—	—	—	—	3,663	—	—	187,422
	5/4/21	—	—	—	0	2,442	4,884	—	—	—	161,465
	5/4/21	—	—	—	—	—	—	1,495(5)	—	—	79,997
(1)	Possible payouts to each NEO under the Company’s STI Plan for fiscal year 2022.
(2)
In fiscal year 2022, long-term equity incentive grants included PSUs, which will vest at the end of three years, if at all, based on relative TSR performance during the performance cycle (March 1, 2021 to February 28, 2024) as compared to the Company’s Executive Compensation Peer Group, with payouts ranging from 0% to 200%. The PSUs granted accrue dividend equivalents during the performance cycle, which will be paid either in cash or shares of AZZ common stock at the discretion of the compensation committee upon the vesting of the underlying award. For PSU awards based on relative TSR, the fair value is estimated on the date of grant based on a multifactor Monte Carlo valuation model that simulates our stock price and TSR relative to our Executive Compensation Peer Group.

(3)
Number of RSUs granted to the NEOs under the 2014 Plan. These RSUs vest ratably over a three-year period beginning on the first anniversary of the grant date. The RSUs granted accrue dividend equivalents during the restricted vesting period, which will not be paid unless and until the underlying award vests. If the underlying award vests, dividend equivalents will be paid either in cash or shares of AZZ common stock at the discretion of the compensation committee.

(4)
The amounts in this column for the fiscal year ended February 28, 2022 reflect the aggregate grant date fair market value calculated in accordance with FASB ASC Topic 718 for RSU and PSU awards granted to the NEOs under the 2014 Plan. Assumptions used in the calculation of this amount are included in Note 11 to the Company’s audited financial statements for the fiscal year ended February 28, 2022, included in the Company’s Annual Report on Form 10-K filed with the SEC on April 22, 2022.

(5)
Mr. Stovall received a special one-time equity award of 1,495 RSUs on May 4, 2021 that will cliff vest in full on May 4, 2022. The number of RSUs was determined by dividing $80,000 by the 30-day average closing price of the Company’s common stock on the last trading day preceding the date of grant, which was $53.51.

64	Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following Outstanding Equity Awards at Fiscal Year End table provides information on the holdings of unvested RSUs and PSUs by each of the NEOs as of February 28, 2022. As of the end of fiscal year 2022, no NEO had any outstanding stock option awards, either exercisable or unexercisable.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLES
STOCK AWARDS
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Thomas E. Ferguson	05/22/2019	6,252	307,795	18,757	923,385
	05/04/2020	19,288	949,532	28,931	1,424,272
	05/04/2021	17,846	878,537	17,846	878,537

Philip Schlom	05/04/2020	2,894	142,459	4,340	213,662
	05/04/2021	3,098	152,514	3,098	152,514

Tara D. Mackey	05/22/2019	1,251	61,580	3,750	184,634
	05/04/2020	3,858	189,927	5,786	284,865
	05/04/2021	3,153	155,225	3,153	155,225

Gary Hill	05/22/2019	1,042	51,290	3,126	153,871
	02/11/2020(5)	21,285	1,047,876	—	—
	05/04/2020	3,215	158,282	4,822	237,396
	05/04/2021	3,097	152,464	3,097	152,464

Bryan Stovall	05/22/2019	750	36,927	1,500	73,854
	01/14/2020(5)	10,722	527,841	—	—
	05/04/2020	3,858	189,927	3,858	189,927
	05/04/2021	3,735	183,890	2,490	122,594
	05/04/2021(6)	1,525	75,052	—	—
(1)	Amounts in this column represent RSU awards, which vest ratably over a three-year period from the grant date.
(2)
The amounts in this column include dividend equivalents, accrued through February 28, 2022, of the underlying equity award that will vest if, and when, the RSUs to which such dividend equivalent relate becomes vested.

(3)	The fair market value of the RSU and PSU awards is based upon the closing market price of AZZ common stock as of February 28, 2022, which was $49.23.
(4)
Amounts in this column represent PSUs granted on May 22, 2019, May 4, 2020, and May 4, 2021, which have a three-year performance cycle and will vest and become payable, if at all, on the third anniversary of the grant date. The amounts in this column also include accrued dividend equivalents through February 28, 2022, that will vest if, and when the PSUs to which such dividend equivalents relate become vested.

(5)	These RSUs cliff vest in full on November 1, 2022.
(6)	These RSUs cliff vest in full on May 4, 2022.
65	Proxy Statement

OPTION/SAR EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2022
The following table provides information regarding the vesting of RSUs and SARs exercised by NEOs during fiscal year 2022.
	Option/SAR Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas E. Ferguson	—	—	39,340(3)	2,118,602(4)
Philip Schlom	—	—	2,907(5)	155,226(6)
Tara D. Mackey	331	24,535	9,073(7)	488,947(8)
Gary Hill	—	—	7,561(9)	407,484(10)
Bryan Stovall	—	—	2,974(11)	159,523(12)
(1)
Awards exercised were Stock Appreciation Rights (“SARs”). The value of these SARs did not convert into common stock on a one-for-one basis when exercised. The SARs were settled in shares of AZZ common stock of an amount equal to the excess value of the grant date price over the exercise price. SARs are no longer granted as a component of the Company’s executive compensation program. All unexercised SARs expired on May 1, 2021.

(2)
Awards vested were RSUs and PSUs granted under the Company’s 2014 Plan, which accrue dividend equivalents during the restricted vesting period, and may be settled in shares of AZZ common stock at the discretion of the compensation committee if and when the underlying award vests.

(3)
This number includes: (i) 9,061 RSUs that vested on May 4, 2021 plus 173 accrued dividend equivalents; (ii) 4,762 RSUs that vested on May 18, 2021 plus 231 accrued dividend equivalents; (iii) 5,743 RSUs that vested on May 22, 2021 plus 197 accrued dividend equivalents; and (iv) 14,285 target PSUs that vested on May 18, 2021 plus 889 accrued dividend equivalents and 3,999 additional shares earned based upon the achievement of 128% of pre-established performance goals during the performance cycle.

(4)
The value realized upon the vesting of (i) 9,234 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 4, 2021 of $53.51; (ii) 4,993 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 18, 2021 of $54.04; (iii) 5,940 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 22, 2021 of $53.61; and (iv) 19,173 PSUs (including accrued dividend equivalents and additional earned shares) based on the closing price of our common stock on May 18, 2021 of $54.04.

(5)	This number includes 1,359 RSUs that vested on May 4, 2021 plus 26 accrued dividend equivalents and 1,500 RSUs that vested on October 16, 2021 plus 22 accrued dividend equivalents.
(6)
The value realized upon the vesting of 1,385 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 4, 2021 of $53.51 and 1,522 RSUs (including dividend equivalents) based on the closing price of our common stock on October 16, 2021 of $53.29.

(7)
This number includes: (i) 1,812 RSUs that vested on May 4, 2021 plus 34 accrued dividend equivalents; (ii) 1,191 RSUs that vested on May 18, 2021 plus 57 accrued dividend equivalents; (iii) 1,148 RSUs that vested on May 22, 2021 plus 39 accrued dividend equivalents; and (iv) 3,571 target PSUs that vested on May 18, 2021 plus 222 accrued dividend equivalents and 999 additional shares earned based upon the achievement of 128% of pre-established performance goals during the performance cycle.

(8)
The value realized upon the vesting of (i) 1,846 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 4, 2021 of $53.51; (ii) 1,248 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 18, 2021 of $54.04; (iii) 1,187 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 22, 2021 of $53.61; and (iv) 4,792 PSUs (including accrued dividend equivalents and additional earned shares) based on the closing price of our common stock on May 18, 2021 of $54.04.

(9)
This number includes: (i) 1,510 RSUs that vested on May 4, 2021 plus 28 accrued dividend equivalents; (ii) 992 RSUs that vested on May 18, 2021 plus 48 accrued dividend equivalents; (iii) 957 RSUs that vested on May 22, 2021 plus 32 dividend equivalents; and (iv) 2,976 target PSUs that vested on May 18, 2021 plus 185 accrued dividend equivalents and 833 additional shares earned based upon the achievement of 128% of pre-established performance goals during the performance cycle.

(10)
The value realized upon the vesting of (i) 1,538 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 4, 2021 of $53.51; (ii) 1,040 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 18, 2021 of $54.04; (iii) 989 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 22, 2021 of $53.61; and (iv) 3,994 PSUs (including accrued dividend equivalents and additional earned shares) based on the closing price of our common stock on May 18, 2021 of $54.04.

(11)
This number includes: (i) 1,812 RSUs that vested on May 4, 2021 plus 34 accrued dividend equivalents; (ii) 397 RSUs that vested on May 18, 2021 plus 19 accrued dividend equivalents; and (iii) 689 RSUs that vested on May 22, 2021 plus 23 accrued dividend equivalents.

(12)
The value realized upon the vesting of (i) 1,846 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 4, 2021 of $53.51; (ii) 416 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 18, 2021 of $54.04; and (iii) 712 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 22, 2020 of $53.61.

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POTENTIAL PAYMENTS UPON TERMINATION, DEATH, DISABILITY OR CHANGE OF CONTROL
Each of Messrs. Ferguson, Schlom and Hill has an employment agreement with AZZ, which is described above in the section titled “Employment Agreements” that provide for severance pay and benefits upon a termination of employment not in connection with a change in control. Ms. Mackey and Mr. Stovall are participants in the Executive Officer Severance Plan (as described in the above section titled “Severance Benefits;” the “Executive Severance Plan”) that provides for severance pay and benefits upon a termination of employment not in connection with a change in control. Mr. Ferguson has a Change in Control Agreement with AZZ that provides for severance pay and benefits upon a termination of employment in connection with a change in control. Messrs. Schlom, Hill and Stovall and Ms. Mackey are eligible for change in control severance pay and benefits under the Executive Severance Plan as described above in the section titled “Severance Benefits”. As such, each of the NEOs would be entitled to certain payments and benefits following a termination of employment under certain circumstances and upon a change in control. These benefits are summarized below and reflect obligations pursuant to employment agreements, change in control agreements, the 2014 Plan and the Executive Severance Plan.
Payments Made Upon a Termination Not in Connection with a Change in Control
If Mr. Ferguson’s employment is terminated not in connection with a change in control (as described in regard to his Change in Control Agreement below), due to death, disability for Cause or without Good Reason (each as defined below), Mr. Ferguson, or his estate, shall be entitled to receive in a lump sum in the normal course all earned but unpaid base salary, payment for all earned but unused vacation time, and reimbursement for any business expenses incurred prior to the date of termination. If the Company terminates Mr. Ferguson’s employment without Cause or he terminates his employment for Good Reason (each as defined below), he is entitled to receive (i) the amounts described in the immediately preceding sentence, payable in a lump sum payment in the normal course, (ii) a cash amount equal to his base salary from the date of his termination to the end of the term of his Second Amended CEO Agreement (but in no event less than his base pay for a 24-month period), payable in accordance with the Company’s standard payroll procedures beginning approximately 60 days after his termination date (the “Severance Payment”) and (iii) a portion of the cash award he would have received under the Company’s Senior Management Bonus Plan, pro-rated as of the date of such termination and calculated as if Mr. Ferguson were employed by the Company as of the last day of the relevant fiscal year and all of his individual goals have been achieved and based on the actual performance of the Company as determined by the board of directors, with such amount to be paid in a lump sum within 30 days after the end of the fiscal year. Pursuant to the 2014 Plan and the accompanying award agreements, for a termination without Cause or for Good Reason, the compensation committee in its sole discretion may deem Mr. Ferguson’s RSUs and PSUs vested. In addition, if the Company does not renew the term of Mr. Ferguson’s Second Amended CEO Agreement on the third anniversary thereof, Mr. Ferguson shall be entitled to receive (a) the amounts described in the first sentence of this paragraph, payable in a lump sum payment in the normal course, and (b) a cash amount equal to 12 months of his base salary, as in effect on October 3, 2022, payable in accordance with the Company’s standard payroll procedures beginning approximately 60 days after his termination date. If any of the amounts to be paid under Mr. Ferguson’s employment agreement constitute deferred compensation under Code Section 409A and Mr. Ferguson is a specified employee under that section at the time of his separation from service, those amounts may not be paid within the 6-month period after his or her separation from service. To receive the severance pay and benefits in (ii) and (iii) above, he must first execute and not revoke a release agreement.
In Mr. Ferguson’s Second Amended CEO Agreement, “Cause” is defined as (i) his commission or conviction of, or the entering of a guilty plea or plea of no contest by him with respect to, a felony, the equivalent thereof, any other crime with respect to which imprisonment is a possible punishment, or any other crime involving moral turpitude, fraud, misrepresentation, embezzlement, theft, or sexual harassment; (ii) excessive absenteeism by Mr. Ferguson not related to death or disability or otherwise permissible by applicable law or the Company’s policies for sick leave, permitted vacations, or paid time off; (iii) Mr. Ferguson’s engaging in any activity (including, without limitation, alcohol or drug abuse or other self-induced affliction, or making disparaging remarks about the Company or any of its affiliates or any of their respective officers, employees, managers, directors, members or shareholders) that injures (monetarily or otherwise), in a material respect, the reputation, business or a business relationship of the Company or any of its affiliates; (iv) Mr. Ferguson’s gross negligence or material malfeasance (including, without limitation, commission of any intentional act of fraud, misappropriation or theft against the Company or its affiliates or his intentional misrepresentation of any material financial or operating results of the Company or any of its affiliates); (v) Mr. Ferguson’s significant violation of any statutory or common law duty of loyalty to the Company or any of its affiliates; (vi) Mr. Ferguson’s material breach of any provision of his Second Amended CEO Agreement or of a material written policy or code of conduct of the Company; or (vii) Mr. Ferguson’s refusal or failure to carry out the legitimate directives or instructions of the board of directors (or such other person to whom he reports as may be designated from time to time by the board of directors) that are consistent with the scope and nature of his duties and responsibilities set forth herein; provided that in the case of clause (ii), (vi) or (vii) above, only if such breach, refusal or failure has not been cured within fifteen (15) days after Mr. Ferguson’s receipt of written notice from the Company describing such breach or failure in reasonable detail; provided, further, that Mr. Ferguson shall be entitled to no more than one opportunity to cure such matters for any reason.
In Mr. Ferguson’s Second Amended CEO Agreement, “Good Reason” is defined as (i) the relocation by the Company of Mr. Ferguson’s principal place of employment of more than fifty (50) miles from the location of his principal place of employment as of the date hereof, which relocation is not rescinded within fifteen (15) days after the date of receipt by the board of directors from Mr. Ferguson of notice describing such relocation; (ii) a reduction by the Company in Mr. Ferguson’s base salary, unless such reduction is rescinded within fifteen (15) days after the date of receipt by the board of directors from Mr. Ferguson of notice referring to this provision and describing such reduction; (iii) a material diminution of Mr. Ferguson’s responsibilities or duties, which diminution is not rescinded within fifteen (15) days after the date of receipt by the board of directors from Mr. Ferguson of notice describing such diminution; (iv) any other material breach
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by the Company of any material provision of Mr. Ferguson’s Second Amended CEO Agreement, which material breach is not corrected within fifteen (15) days after the date of receipt by the board of directors from Mr. Ferguson of a notice referring to this provision and describing such material breach; or (v) a material breach by the Company of any equity award agreement (whether with respect to SARs, RSUs or otherwise) by and between the Company and Mr. Ferguson then in effect or the terms of any equity plan incorporated therein, which material breach is not corrected within forty-five (45) days after the date of receipt by the board of directors from Mr. Ferguson of a notice describing such material breach.
Senior Management Bonus Plan. A discussion of short-term cash incentive payments under the Company’s Senior Management Bonus Plan can be found on page 50 of this Proxy Statement, under the section titled, “Performance–Based Incentive Compensation.”
Messrs. Schlom’s and Hill’s employment agreements contain provisions identical to those described above with respect to Mr. Ferguson’s Second Amended CEO Agreement, except that they would each receive different amounts of base salary and other compensation, which amounts are described in the Summary Compensation Table above, and that each of their Severance Payments would be calculated based on a minimum period of 12 months rather than 24 months.
Ms. Mackey and Mr. Stovall do not have employment agreements. Ms. Mackey and Mr. Stovall are eligible executives under the AZZ Inc. Executive Officer Severance Plan, effective as of October 11, 2021 (the “Executive Severance Plan”), and their severance pay and benefits for certain terminations of employment not in connection with a change in control are determined under that plan.
The Executive Severance Plan provides severance pay and benefits to the Company’s eligible executives upon their terminations of employment by the Company without Cause or by the executive for Good Reason (each as defined below). Under the terms of the Executive Severance Plan, (i) Messrs. Ferguson, Schlom and Hill, whose employment agreements provide severance pay and benefits in regard to terminations of employment not in connection with a change in control (as described above), are not eligible for the severance pay and benefits under the Executive Severance Plan upon their terminations not in connection with a change in control. No severance pay or benefits is provided under the Executive Severance Plan for a termination due to Cause, disability, death, or voluntary termination without Good Reason.
If before or after the period of time, beginning on the date a definitive agreement regarding a change in control is executed and ending 24 months after the change in control occurs (or on the date the definitive agreement terminates, if earlier), Ms. Mackey’s or Mr. Stovall’s employment is terminated (i) by the Company without Cause, or (ii) by the executive for Good Reason (in each case as defined below), Ms. Mackey or Mr. Stovall will be entitled to the following compensation and benefits to be paid by the Company: (a) accrued but unpaid base salary through the date of termination, reimbursements for any accrued but unpaid expenses, and the value of any accrued but unused paid time off through the date of termination, paid in a lump sum within 30 days after the termination date; (b) an amount equal to the executive’s target cash bonus for the Company’s fiscal year in which the termination occurs, prorated for the number of days in the Company’s fiscal year that have elapsed through the date of termination, and paid in a lump sum within 60 days after the date of termination; (c) severance pay equal to 150% of the sum of the executive’s annual base salary (without giving effect to any reduction in base salary serving as grounds for termination for Good Reason) and target cash bonus, paid in payroll installments over the 18-month period beginning approximately 60 days after the date of termination; (d) full vesting of all outstanding time-based equity awards; (e) under the terms of the performance-based equity award agreements (but not the Severance Plan), the Compensation Committee has the discretion to partially or fully vest those awards; and (f) COBRA continuation coverage for the executive and his or her spouse and dependents to the extent such coverage is elected for up to 18 months, with the Company paying the monthly cost above that which an active employee would pay for such coverage and that the executive must pay. If any of the amounts to be paid constitute deferred compensation under Code Section 409A and the executive is a specified employee under that section at the time of his or her separation from service, those amounts may not be paid within the 6-month period after his or her separation from service. Severance pay and benefits will be reduced by any pay or benefits that the Company provides under insurance, plans, contracts or federal or state law. As a condition of receiving severance pay and benefits (other than accrued but unused paid time off) under the Executive Severance Plan, the executive must execute and not revoke a general release of claims, and the Company may require restrictive covenant provisions be included in the release.
Payments Made Upon a Termination In Connection with a Change In Control
Ferguson Change In Control Agreement. If, during the period of time beginning on the date a definitive agreement regarding a change in control is executed and ending on the date 12 months following a change in control (or if earlier, the termination of such definitive agreement), Mr. Ferguson’s employment is terminated for any reason other than by the Company for Cause or if it is terminated by Mr. Ferguson with Good Reason (in each case as defined in his employment agreement as described above), the Company or its successor would be required to pay him (i) in a lump sum in the normal course all earned but unpaid base salary, payment for all earned but unused vacation time, and reimbursement for any business expenses incurred prior to the date of termination; and (ii) a payment equal to 299% of his base salary (without giving effect to any reduction in base salary serving as grounds for termination for Good Reason) (a “Change in Control Severance Payment”), in each case through a lump sum payment to be made promptly following Mr. Ferguson’s execution and delivery of a release and waiver agreement. However, if Mr. Ferguson’s employment is terminated after the execution of such definitive agreement and before the change in control occurs, the portion of the 299% of base salary he would have received under his Second Amended CEO Agreement (but for the execution of such definitive agreement) will be paid in installments as provided under his Second Amended CEO Agreement, and any remainder of the 299% of base salary will be paid in a lump sum. In addition, upon such a termination of employment in connection with a change in control, all unvested equity awards held by Mr. Ferguson shall immediately vest and become exercisable. If any of the amounts to be paid constitute deferred compensation under Code Section 409A and Mr. Ferguson is a specified
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employee under that section at the time of his separation from service, those amounts may not be paid within the 6-month period after his separation from service. If Mr. Ferguson’s severance payment constitutes an excess parachute payment subject to the excise tax under Code Section 4999, the amount of his severance will be reduced by the amount necessary to avoid that excise tax, but only if that reduction will yield a larger net payment amount than the full severance payment reduced by such excise tax, all determined net of all taxes. To receive the severance pay above, Mr. Ferguson must sign and not revoke a release.
Messrs. Hill, Schlom and Stovall and Ms. Mackey agreed with the Company that their Change in Control Agreements would terminate upon the Company’s adoption of the Executive Severance Plan, which was adopted effective as of October 11, 2022. Therefore, they are eligible executives under the Executive Severance Plan with respect to severance pay and benefits upon a termination in connection with a change in control. Because Mr. Ferguson and the Company are parties to a change in control agreement that provides severance pay and benefits to Mr. Ferguson in regard to certain terminations of employment that are in connection with a change in control (see above), he is not eligible for severance pay and benefits under the Executive Severance Plan.
If, during the period of time, beginning on the date a definitive agreement regarding a change in control is executed and ending 24 months after the date the change in control occurs (or on the date the definitive agreement terminates, if earlier), the executive’s employment is terminated (i) by the Company without Cause and the executive is not offered employment with a successor company or is offered employment with a successor company under terms that qualify as Good Reason, or (ii) by the executive for Good Reason (in each case as defined below), the executive will be entitled to the following compensation and benefits: (a) accrued but unpaid base salary through the date of termination, reimbursements for any accrued but unpaid expenses, and the value of any accrued but unused paid time off through the date of termination, paid in a lump sum within 30 days after the termination date; (b) an amount equal to the executive’s target cash bonus for the Company’s fiscal year in which the termination occurs, prorated for the number of days in the Company’s fiscal year that have elapsed through the date of termination, and paid in a lump sum within sixty (60) days after the date of termination; (c) severance pay equal to 200% of the sum of the executive’s annual base salary (without giving effect to any reduction in base salary serving as grounds for termination for Good Reason) and target cash bonus, paid in payroll installments over the 24-month period beginning approximately 60 days after the date of termination; (d) full vesting of all outstanding time-based equity awards; (e) under the terms of the performance-based equity award agreements (but not the Executive Severance Plan), the Compensation Committee has the discretion to partially or fully vest those awards; and (f) COBRA continuation coverage (or COBRA-like coverage) for the executive and his or her spouse and dependents to the extent such coverage is elected for up to 24 months, with the Company paying the full monthly cost for such coverage for up to 24 months. If any of the amounts to be paid constitute deferred compensation under Code Section 409A and the executive is a specified employee under that section at the time of his separation from service, those amounts may not be paid within the 6-month period after his or her separation from service. Severance pay and benefits will be reduced by any pay or benefits that the Company provides under insurance, plans, contracts or federal or state law. If the executive’s severance pay and benefits constitute an excess parachute payment subject to the excise tax under Code Section 4999, the amount will be reduced by the amount necessary to avoid that excise tax, but only if that reduction will yield a larger net payment amount than the full severance payment reduced by such excise tax, all determined net of all taxes. As a condition of receiving severance pay and benefits (other than accrued but unused paid time off) under the Executive Severance Plan, the executive must execute and not revoke a general release of claims as a condition of receiving severance pay and benefits, and the Company may require restrictive covenant provisions be included in the release.
Under the Executive Severance Plan, “Cause” means in the Plan Administrator’s sole discretion, any of the following has occurred: (i) an eligible executive’s commission or conviction of, or the entering of a guilty plea or plea of no contest by an eligible executive with respect to, a felony, the equivalent thereof, any other crime with respect to which imprisonment is a possible punishment, or any other crime involving moral turpitude, fraud, misrepresentation, embezzlement, theft or sexual harassment; (ii) excessive absenteeism by an eligible executive not related to death or disability or otherwise permissible by applicable law or the Company’s policies for sick leave, vacation, or compensated time off; (iii) an eligible executive’s engaging in any activity (including, without limitation, alcohol or drug abuse or other self-induced affliction, or making disparaging remarks about the Company or any of its affiliates or any of their respective officers, employees, managers, directors, members or shareholders) that injures (monetarily or otherwise), in a material respect, the reputation, business or a business relationship of the Company or any of its affiliates; (iv) an eligible executive’s gross negligence or material malfeasance (including, without limitation, commission of any intentional act of fraud, misappropriation or theft against the Company or its affiliates or the eligible executive’s intentional misrepresentation of any material financial or operating results of the Company or any of its affiliates); (v) an eligible executive’s significant violation of any statutory or common law duty of loyalty to the Company or any of its affiliates; (vi) an eligible executive’s material breach of any provision of the Company’s written policies or the Company’s code of conduct; or (vii) an eligible executive’s refusal or failure to carry out the legitimate and lawful directives or instructions of the Company’s board of directors or Chief Executive Officer of the Company (or such other person to whom the eligible executive reports as may be designated from time to time by the board of directors) that are consistent with the scope and nature of the eligible executive’s duties and responsibilities; provided, however, that in the case of clause (ii), (vi) or (vii) above, only if such breach, refusal or failure has not been cured within 15 days after an eligible executive’s receipt of written notice from the Company describing such breach or failure in reasonable detail; provided, further, that each eligible executive shall be entitled to no more than one opportunity to cure for any reason; provided, further, that nothing contained herein shall be construed to prohibit an eligible executive from providing testimony required by operation of law or legal process in connection with a proceeding in which the eligible executive is a witness.
Under the Executive Severance Plan, “Good Reason” shall mean: (i) the relocation by the Company of an eligible executive’s principal place of employment of more than 50 miles from the location of the eligible executive’s principal place of employment, which relocation is not rescinded within 30 days after the date of receipt by the Company from the eligible executive of a Good Reason notice referring to
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this provision and describing such relocation; (ii) a material reduction by the Company in an eligible executive’s annual base salary, unless such reduction is rescinded with 30 days after the date of receipt by the Company from the eligible executive of a Good Reason notice referring to this provision and describing such reduction; (iii) a material diminution of an eligible executive’s responsibilities or duties, which diminution is not rescinded within 30 days after the date of receipt by the Company from the eligible executive of a Good Reason notice referring to this provision and describing such diminution; or (iv) a material breach by the Company of any equity award agreement (whether with respect to stock appreciation rights, RSUs, PSUs or otherwise) by and between the Company and an eligible executive then in effect or the terms of any equity plan incorporated therein, is not corrected within 45 days after the date of receipt by the Company from the eligible executive of a Good Reason notice referring to this provision and describing such material breach. In order to terminate for Good Reason, an eligible executive must provide 30 days’ (or, in the case of clause (iv), 45 days’) prior written notice to the Company, which notice must be given not later than 90 days after the initial occurrence of the event asserted by the eligible executive to form the basis for the Good Reason claim (any such written notice is referred to above as a “Good Reason notice”); and the eligible executive must terminate within 160 days after the initial occurrence of the event above resulting in Good Reason.
The Company does not have any arrangement providing for tax gross up payments of any compensation elements with any of its executive officers, including for severance and change in control benefits.
POTENTIAL PAYMENTS
The following table reflects the amount of compensation to each of the NEOs in the event of termination of that executive’s employment not in connection with a change in control and in connection with a change in control, in each case as the result of voluntary termination without good reason, voluntary termination for good reason, involuntary not-for-cause termination, for cause termination, and disability or death of the executive, effective as of February 28, 2022. The following calculations assume that each NEO had met requirements under our incentive compensation plans and the executive was employed as of year-end to receive benefits related to fiscal year 2022, and thus include amounts earned through that time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of an executive’s separation from the Company. As of February 28, 2022, each executive had received all of the base salary earned during fiscal year 2022, and no portion of his or her base salary was unpaid at that date.
	Termination of Employment Not In Connection with Change in Control(1)			Termination of Employment In Connection with a Change in Control(2)
	Death/ Disability	Termination for Cause or Without Good Reason	Termination Without Cause or For Good Reason	Death/ Disability	Termination for Cause or Without Good Reason	Termination Without Cause or For Good Reason
Thomas Ferguson
Severance	$—	$—	$2,981,955(6)	$—	$—	$2,677,491(7)
Accelerated Vesting of RSUs(8)	$—	$—	$2,135,864	$—	$—	$2,135,864
Accelerated Vesting of PSUs(9)	$—	$—	$3,226,194	$—	$—	$3,226,194
Health Benefits	$—	$—	$—(5)	$—	$—	$—(3)
TOTAL	$—	$—	$8,344,013	$—	$—	$8,039,549(4)
Philip Schlom
Severance	$—	$—	$927,124(10)	$—	$—	$1,444,713(11)
Accelerated Vesting of RSUs(8)	$—	$—	$294,973	$—	$—	$294,973
Accelerated Vesting of PSUs(9)	$—	$—	$366,176	$—	$—	$366,176
Health Benefits	$—	$—	$—(5)	$—	$—	$54,025(3)
TOTAL	$—	$—	$1,588,273	$—	$—	$2,159,887(4)
Tara Mackey
Severance	$—	$—	$1,116,945(12)	$—	$—	$1,414,797(11)
Accelerated Vesting of RSUs(8)	$—	$—	$406,732	$—	$—	$406,732
Accelerated Vesting of PSUs(9)	$—	$—	$624,724	$—	$—	$624,724
Health Benefits	$—	$—	$16,395(5)	$—	$—	$31,415(3)
TOTAL	$—	$—	$2,164,796	$—	$—	$2,477,668(4)
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	Termination of Employment Not In Connection with Change in Control(1)			Termination of Employment In Connection with a Change in Control(2)
	Death/ Disability	Termination for Cause or Without Good Reason	Termination Without Cause or For Good Reason	Death/ Disability	Termination for Cause or Without Good Reason	Termination Without Cause or For Good Reason
Gary Hill
Severance	$—	$—	$554,984(10)	$—	$—	$1,389,470(11)
Accelerated Vesting of RSUs(8)	$—	$—	$1,409,912	$—	$—	$1,409,912
Accelerated Vesting of PSUs(9)	$—	$—	$543,731	$—	$—	$543,731
Health Benefits	$—	$—	$—(5)	$—	$—	$63,373(3)
TOTAL	$—	$—	$2,508,627	$—	$—	$3,406,486(4)
Bryan Stovall
Severance	$—	$—	$1,102,500(12)	$—	$—	$1,396,500(11)
Accelerated Vesting of RSUs(8)	$—	$—	$1,013,637	$—	$—	$1,013,637
Accelerated Vesting of PSUs(9)	$—	$—	$386,375	$—	$—	$386,375
Health Benefits	$—	$—	$—(5)	$—	$—	$—(3)
TOTAL	$—	$—	$2,502,512	$—	$—	$2,796,512(4)
(1)
A termination not in connection with a change in control refers to a termination that occurs outside the change in control period as described under the section above titled, “Payments Made Upon a Termination Not in Connection with a Change in Control.”

(2)
A termination in connection with a change in control refers to a termination that occurs within the change in control period as described under the section above titled, “Payments Made Upon a Termination in Connection with a Change in Control.”

(3)
Under Mr. Ferguson’s Change in Control Agreement, he is not entitled to post-employment health benefits. Under the Executive Officer Severance Plan, for a termination without cause or for good reason in connection with a change in control, to the extent Ms. Mackey, Mr. Schlom, Mr. Hill and Mr. Stovall elect COBRA continuation coverage under the Company’s medical, dental and/or vision plans for themselves and their spouses and dependents, the Company will pay the full cost of the COBRA continuation coverage for up to 24 months, which has been estimated above. This amount is determined assuming Ms. Mackey and Messrs. Hill, Schlom and Stovall maintain the same coverage during the 24 month severance period and the cost of that coverage remains unchanged. The COBRA amounts for these coverages are calculated at the rates in effect as of February 28, 2022, and no increase in those amounts is known or assumed for future years. As of February 28, 2022, Mr. Stovall did not maintain any Company medical coverage, so he was not eligible for COBRA continuation coverage.

(4)
Amounts payable to the NEOs may have to be reduced if they are subject to an excise parachute excise tax under Code Section 4999 and reduction provides the NEOs with a larger after-tax amount than the full amount of severance pay and benefits.

(5)
Under Messrs. Ferguson’s, Schlom’s and Hill’s employment agreements, they are not entitled to post-employment health benefits. Under the Executive Officer Severance Plan, for a termination without cause or for termination for good reason not in connection with a change in control, to the extent Ms. Mackey and Mr. Stovall elect COBRA continuation coverage under the Company’s medical, dental and/or vision plans for themselves and their spouses and dependents, they will only pay the monthly contributions that actively employed employees would pay for that coverage, and the Company will pay the remaining cost of the COBRA continuation coverage for up to 18 months, which has been estimated here. This amount is determined assuming Ms. Mackey maintains the same coverage during the 18 month severance period and the cost of coverage and the Company’s contribution towards that coverage remains unchanged. The COBRA amounts and amounts paid by active employees for these coverages are calculated at the rates in effect as of February 28, 2022, and no increase in those amounts is known or assumed for future years. As of February 28, 2022, Mr. Stovall did not maintain any Company medical coverage, so he was not eligible for COBRA continuation coverage.

(6)
This amount is Mr. Ferguson’s base salary for a period of 24 months plus the actual amount of his pro-rated short-term cash incentive payment. Assuming a termination date of February 28, 2022, Mr. Ferguson would be eligible for an actual annual cash incentive of 100% of his fiscal year 2022 annual base salary, and the severance amount includes the actual incentive bonus amount and not the target bonus amount. The stated amount of Mr. Ferguson’s base salary was used even though the actual amount paid to him in 2022 varied due to timing of payments. Because the incentive bonus was earned as of February 28, 2022, Mr. Ferguson would have been eligible to receive this amount whether or not he terminated as that date. Mr. Ferguson’s Second Amended CEO Agreement with the Company also provides that if he is terminated without cause or for good reason, he will be entitled to his base salary for the period from the date of termination to the end of the original 3-year term of the Second Amended CEO Agreement, but in any case, a period of at least 24 months; and in his case, 24 months is longer than the remaining term of his agreement.

(7)
This amount is 2.99 times the base salary of Mr. Ferguson. Severance benefits for Mr. Ferguson are set forth in his Change in Control Agreement. This may have to be reduced if it is subject to an excise parachute excise tax under Code Section 4999 and reduction provides Mr. Ferguson with a larger after-tax amount than the full amount of severance pay and benefits. (See the description under the section titled, “Payments Made Upon a Termination In Connection with a Change In Control.”)

(8)
Pursuant to the 2014 Plan and the accompanying award agreements, for a termination without cause or for good reason, the compensation committee in its sole discretion may deem the RSUs vested, and it is assumed here that the compensation committee would do so for Messrs. Ferguson, Schlom and Hill upon a termination of employment without cause or for good reason not in connection with a change in control. The Executive Officer Severance Plan provides that upon a termination without cause or for good reason not in connection with a change in control, all RSUs vest; so Ms. Mackey’s and Mr. Stovall’s RSUs will vest without compensation committee discretion. Under Mr. Ferguson’s change in control agreement and the Executive Officer Severance Plan, upon a termination without cause or for good reason in connection with a change in control, all RSU awards of the NEOs vest. The value of the accelerated vesting of RSUs, including any dividend equivalents accrued during the vesting period, are calculated based upon the closing price of the Company’s common stock on February 28, 2022, of $49.23.

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(9)
Under Mr. Ferguson’s change in control agreement, upon a termination without cause or for good reason in connection with a change in control, his PSUs vest. In addition, pursuant to the 2014 Plan and the accompanying award agreements, for a termination without cause or for good reason, the compensation committee in its sole discretion may deem the PSUs be payable at the target amount (i.e., 100% achievement of the performance goals) in the event that it accelerates the vesting date of such PSUs, and it is assumed here that the compensation committee would do so for Ms. Mackey and Messrs. Schlom, Hill and Stovall for such a termination whether or not in connection with a change in control. The value of the PSUs granted during fiscal years 2020 ,2021 and 2022, including any dividend equivalents accrued, was calculated using the closing price of the Company’s common stock on February 28, 2022, of $49.23 and assuming that the compensation committee determined that these PSUs were each payable at their respective target amounts.

(10)
This amount represents Mr. Hill’s and Mr. Schlom’s annual base salaries for the remainder of the original 3-year term of the employment agreement but not less than a period of 12 months and actual annual cash bonuses. As of February 28, 2022, Mr. Schlom had 1 year, 8 months and 3 days remaining on the original term of his employment agreement, and Mr. Hill had less than 12 months. The severance amount includes the actual incentive bonus amount and not the target bonus amount. The stated amounts above for Mr. Schlom’s and Mr. Hill’s base salary was used even though the actual amount paid to him in 2022 varied due to timing of payments. Because the incentive bonus was earned as of February 28, 2022, Mr. Schlom and Mr. Hill would have been eligible to receive this amount whether or not they were terminated as that date. Severance benefits for Messrs. Hill and Schlom are set forth in their employment agreements.

(11)
The Company’s Executive Officer Severance Plan provides for payment of benefits to eligible employees in the event of a change in control and who do not receive benefits under an existing change in control agreement. This amount represents 24 months of annual base salaries and target annual cash bonuses for the NEOs (except for Mr. Ferguson), plus a prorated portion of their target annual cash bonuses calculated as of February 28, 2022, for the full fiscal year. Mr. Schlom’s target bonus was 65% of base salary, and Ms. Mackey’s and Messrs. Hill and Stovall’s target bonus was 60% of base salary. (See the description under the section titled, “Payments Made Upon a Termination In Connection with a Change In Control.”)

(12)
The Executive Severance Plan provides for payment of benefits to eligible employees in the event of an involuntary termination of employment and who do not receive severance benefits under an existing employment agreement. For Ms. Mackey and Mr. Stovall, this number represents 18 months of both annual base salaries and target annual cash bonuses, and her/his target annual bonus. The stated amount of Ms. Mackey’s and Mr. Stovall’s base salary was used even though the actual amount paid to her/him in 2022 varied due to timing of payments. Each of Ms. Mackey and Mr. Stovall was eligible for a target annual cash bonus of 60% of her/his annual base salary.

CEO PAY RATIO
As required by Section 953(b) of the Dodd - Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, AZZ is providing the following information regarding the ratio of the annual total compensation for the Company’s chief executive officer to the median of the annual total compensation of all of the Company’s employees, other than the chief executive officer (the “CEO Pay Ratio”). For fiscal year 2022, Mr. Ferguson had annual total compensation of $4,141,268, as reflected in the Summary Compensation Table on page 62 in this Proxy Statement. Our median employee’s annual total compensation was $46,231 for fiscal year 2022. As a result, the Company’s CEO Pay Ratio for fiscal year 2022 was 90:1.
In accordance with Item 402(u) of Regulation S-K, because there has been no change in our employee population or employee compensation arrangements during our last fiscal year that we reasonably believe would result in a significant change to our pay ratio disclosure, we are permitted to utilize the same median employee that we identified in fiscal year 2020 to calculate our pay ratio for fiscal year 2022. Because our original median employee is no longer employed by AZZ, we are permitted to identify another employee whose compensation is substantially similar to the original median employee, as disclosed in our fiscal year 2020 proxy statement and as further described below.
We identified our median employee based upon the total cash compensation paid during the 12-month period ended December 31, 2019, which was consistently applied to all of our employees included in the calculation. We annualized the compensation of all full-time employees hired during this period. For purposes of determining the median employee, we considered for each of our employees (i) actual base salary (in the case of hourly workers, base wages including overtime); (ii) cash bonuses paid during the year; (iii) 401(k) matching contribution; and (iv) sales commissions, if applicable. After identifying the median employee, we calculated the annual total compensation for such employee using the same methodology used to determine the annual total compensation of Mr. Ferguson and our other NEOs as required to be set forth in the Summary Compensation Table of this Proxy Statement.
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PROPOSAL 3 APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF FORMATION IN ORDER TO ISSUE SERIES A PREFERRED STOCK
After careful consideration, the board of directors has approved and adopted a resolution authorizing an Amended and Restated Certificate of Formation (as amended, the “Amended Certificate”), subject to approval of this Proposal No. 3 by our shareholders in accordance with Section 21.054 of the Texas Business Organizations Code. If such approval is obtained, the Amended Certificate will authorize the Company to issue up to 240,000 shares of 6.0% Series A Convertible Preferred Stock (the “Series A Preferred Stock”), $1.00 par value per share. The full text of the Amended Certificate is attached to this Proxy Statement as Appendix A.
As previously reported, on May 13, 2022, the Company entered into a Securities Purchase Agreement with BTO Pegasus Holdings DE L.P. (“Blackstone”), an entity affiliated with Blackstone Tactical Opportunities Advisors L.L.C., pursuant to which the Company agreed to issue and sell $240 million in aggregate principal amount of 6.00% Convertible Subordinated Notes due 2028 (the “Convertible Notes”) to Blackstone. The Convertible Notes were issued concurrently pursuant to an Indenture dated May 13, 2022 between the Company and UMB Bank, as trustee (the “Indenture”). The proceeds received from the issuance of the Convertible Notes were used to fund the Company’s acquisition of Sequa Mezzanine Holdings L.L.C. Pursuant to the terms of the Convertible Notes, if this Proposal No. 3 is approved by our shareholders, the Convertible Notes will be exchanged for 240,000 shares of Series A Preferred Stock.
If this Proposal No. 3 is approved by our shareholders, as soon as reasonably practicable after our 2022 Annual Meeting, the board of directors will cause the Amended Certificate to be filed with the Secretary of State of the State of Texas, and the Amended Certificate will be effective upon such filing. Thereafter, the Convertible Notes will promptly be exchanged for Series A Preferred Stock.
If this Proposal No. 3 is not approved by our shareholders, the Company will not file the Amended Certificate and the Convertible Notes will remain outstanding.
We encourage you to read the full text of the Amended Certificate, and the related transaction documents, including the Securities Purchase Agreement, the Indenture and the [Registration Rights Agreement], which were included as Exhibits 10.2, 4.1 and 10.3 respectively, to the Current Report on Form 8-K filed by the Company on May 13, 2022.
Rational for the Proposed Amended Certificate
As described above, the Amended Certificate was approved by our board of directors and is being proposed to our shareholders for the purpose of completing the private placement of Series A Preferred Stock to Blackstone as contemplated by the Securities Purchase Agreement. Conversion of the Convertible Notes into Series A Preferred Stock will reduce the Company’s financial leverage, giving the Company greater flexibility to respond to future advantageous business opportunities. A reduction in financial leverage provides the Company with additional flexibility under the agreements governing its indebtedness.
Terms of Proposed Series A Preferred Stock
Ranking and Liquidation Preference
The Series A Preferred Stock will rank senior to the common stock of the Company, including with respect to both income and capital, but junior to the Company’s indebtedness. The Series A Preferred Stock will have a liquidation preference equal to the greater of (i) the Original Purchase Price (as defined below) plus accrued but unpaid dividends and (ii) the amount that would have been received had the shares of Series A Preferred Stock been converted immediately prior to liquidation (or other event giving rise to the payment).
Dividends
Holders of Series A Preferred Stock will be entitled to receive dividends at a rate of 6.0% per annum of the then applicable Series A Base Amount (defined as the sum of (i) $1,000 per share of Series A Preferred Stock (the “Original Purchase Price”) plus (ii) all PIK Dividends (as defined below) that have been paid with respect to such share as of such date), payable in cash or, at the Company’s election, in kind by accreting and increasing the then-applicable Series A Base Amount (the “PIK Dividend”), accruing daily and paid quarterly in arrears; provided that, following the calendar quarter ending June 30, 2027, the Company may not elect PIK Dividends and dividends on the Series A Preferred Stock must be paid in cash. The dividend will increase annually beginning with the dividend payable for the calendar quarter ending September 30, 2028 by one percentage point.
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Holders of Series A Preferred Stock will participate equally and ratably with the holders of the Company’s common stock in any dividends paid on the Company’s common stock in excess of the Company’s current $0.17 quarterly dividend when, as and if declared by the board of directors as if such shares of Series A Preferred Stock had been converted to shares of common stock immediately prior to the record date for the payment of such dividend.
Conversion
Subject to a minimum conversion threshold of 1,000 shares of Series A Preferred Stock per conversion and customary anti-dilution and dividend adjustments, the Series A Preferred Stock is convertible by the holder at any time into shares of the Company’s common stock based on the Series A Base Amount at a price per share of the Company’s common stock (the “Conversion Price”) equal to a 25% premium to the volume-weighted average price of the Company’s common stock over the trailing 30 trading days prior to the issuance date of the Series A Preferred Stock.
In addition, following the second anniversary of the issuance date of the Series A Preferred Stock, the Company will be entitled to provide holders of Series A Preferred Stock with notice of a mandatory conversion of a portion of the Series A Preferred Stock (which may not exceed 25% of the amount of Series A Preferred Stock issued in any single quarter) at the Conversion Price if the closing price of the Company’s common stock exceeds 185% of the Conversion Price for 20 consecutive trading days prior to the date of such notice and if an effective shelf registration statement covering resales of the converted common stock is in place.
Fundamental Changes
If the Company undergoes a change of control, bankruptcy, insolvency, liquidation or de-listing of the Company’s common stock (each, a “Fundamental Change Event”), holders of Series A Preferred Stock may elect to (i) receive the as-converted value of the Company’s common stock at the then-current Conversion Price, (ii) require the Company to redeem the Series A Preferred Stock in cash for the Redemption Amount (as defined below) or (iii) if a non-cash change of control, retain their shares of Series A Preferred Stock.
Redemption
The Company will have the right to redeem the Series A Preferred Stock at a price equal to the greater of (i) the Original Purchase Price per share plus accrued but unpaid dividends and (ii) the Original Purchase Price per share multiplied by the Return Factor (such greater amount, the “Redemption Amount”). The “Return Factor” will be equal to 1.4 during the first two years after the issuance date of the Series A Preferred Stock and, in each of the three years thereafter, will increase by 0.15 and, in each year after the first five years after the issuance date, such amount will increase by 0.20, and the “Return Factor” will also be subject to additional increase under certain circumstances. Notwithstanding the foregoing, in each case, holders of Series A Preferred Stock will have the right to convert the Series A Preferred Stock into common stock prior to any redemption.
Voting
Holders of Series A Preferred Stock will be entitled to a number of votes on all matters presented to holders of voting capital stock of the Company equal to the number of shares of the Company’s common stock then issuable upon conversion of such holders’ Series A Preferred Stock.
The vote or consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock will be required for certain actions, including:
•	issuances by the Company of equity securities that are senior to, or equal in priority with, the Series A Preferred Stock, including any additional shares of Series A Preferred Stock;
•	incurrence of any additional indebtedness (including refinancings of existing indebtedness) by the Company unless the Company’s ratio of net debt to EBITDA does not exceed 5.5x;
•	refinancings of the Company’s credit agreement, subject to certain exceptions;
•	dividends or distributions upon, or redemptions of, shares of the Company’s common stock unless the Company’s ratio of net debt to EBITDA does not exceed 5.5x;
•
any acquisition, investment, sale, disposition or similar transaction (whether of an entity, business, equity interests or assets) that has total consideration (including assumption of liabilities) of at least $250 million (or, when the Company’s market capitalization is $2 billion or greater, has total consideration (including assumption of liabilities) of at least $500 million) (a “Material Transaction”);

•	amendments to the Company’s organizational documents that would have an adverse effect on the holders of Series A Preferred Stock;
•	any affiliate transaction except those on arms’-length terms; and
•	any voluntary dissolution, liquidation, bankruptcy, winding up or deregistration or delisting of the Company’s common stock.
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Miscellaneous
The holders of Series A Preferred Stock will also have customary information and preemptive rights, and the Series A Preferred Stock will be subject to customary anti-dilution provisions. The Series A Preferred Stock and all shares of common stock issuable upon conversion of the Series A Preferred Stock will have customary demand and piggyback registration rights pursuant to the Registration Rights Agreement.
Holders of Series A Preferred Stock will also be prohibited from transferring shares of Series A Preferred Stock to any competitor of the Company or activist investors, subject to certain exceptions.
Except as set forth under “—Voting,” there is no restriction on the repurchase or redemption of shares by the Company while there is any arrearage in the payment of dividends or sinking fund installments.
Potential Anti-Takeover Effects
SEC rules require disclosure of the possible anti-takeover effects of charter provisions that could have an anti-takeover effect. Although the board of directors has not proposed the Amended Certificate and the authorization of the Series A Preferred Stock with the intent of using the Series A Preferred Stock to prevent or discourage any actual or threatened takeover of the Company, under certain circumstances, the Series A Preferred Stock could have an anti-takeover effect. In connection with certain fundamental changes with respect to the Company, including a change of control, holders of Series A Preferred Stock will have the right to (i) receive the as-converted value of the Company’s common stock at the then-current Conversion Price, (ii) require the Company to redeem the Series A Preferred Stock in cash for the Redemption Amount or (iii) if a non-cash change of control, retain their shares of Series A Preferred Stock. The potential need to redeem the Series A Preferred Stock at a significant premium could have an anti-takeover effect. In addition, conversion of the Series A Preferred Stock could dilute the stock ownership or voting rights of persons seeking to obtain control of the Company and thereby have the effect of making it more difficult to remove directors or members of management by diluting the stock ownership or voting rights of persons seeking to effect such a removal.
Additionally, as described above in the section titled “Voting”, any Material Transaction will require the vote or consent of at least a majority of the outstanding shares of Series A Preferred Stock. Accordingly, if the proposed Amended Certificate and authorization of Series A Preferred Stock is approved, the Series A Preferred Stock may render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of common stock, or the replacement or removal of a member of the board of directors or management.
Other Terms of the Securities Purchase Agreement
Voting Agreement
For so long as Blackstone is entitled to designate or nominate a director to the Company’s board of directors, Blackstone agreed that at each meeting of the Company’s shareholders it will vote (a) in favor of any Company “say-on-pay” proposal and any proposal by the Company relating to equity compensation that has been approved by the board of directors or the Compensation Committee of the board of directors (or any successor committee, however denominated), (b) in favor of any Company proposal for ratification of the appointment of the Company’s independent registered public accounting firm, and (c) in favor of the Company’s next equity incentive plan that is approved by the board of directors or the Compensation Committee of the board of directors (or any successor committee, however denominated) so long as such plan is substantially similar to the Company’s existing equity incentive plan.
Director Appointment
Blackstone is entitled to designate one member of the Company’s board of directors so long as Blackstone holds at least 65% of the Convertible Notes (or shares of Series A Preferred Stock issued upon conversion (or shares of the Company’s common stock issued upon exchange thereof) issued under the Securities Purchase Agreement. David M. Kaden was designated by Blackstone as its initial appointee to the board of directors upon issuance of the Convertible Notes.
Standstill
Blackstone is subject to a standstill (subject to customary exceptions and an exception for acquisitions of additional securities in an amount up to 5% of the outstanding securities in any 12 month period) which applies until the later of May 13, 2023 or the date in which Blackstone is no longer entitled, or waives its rights, to designate one director to the Company’s board of directors. Pursuant to the standstill, Blackstone, generally, may not, nor may it cause any of its affiliates to (i) effect, seek, offer or cause any other person to do the same or participate in (A) any acquisition of any equity securities or rights or options to acquire the same, of the Company or (B) any tender or exchange offer, merger or other business combination involving the Company or assets of the Company or its subsidiary that constitute a significant portion of the consolidated assets of the Company; (ii) make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of the SEC) of proxies or consents with respect to the election or removal of directors or any other matter or proposal; (iii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents; (iv) seek to advise, encourage or influence any person or entity with respect to the voting or disposition of any of the Company’s securities; (v) initiate, encourage or participate, directly or indirectly, in any “vote no,” “withhold” or similar campaign; (vi) otherwise act to seek representation
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on or to control or influence the management or policies of the Company or to obtain representation on the board of directors (other than as described above in the section titled “Director Appointment”); (vii) publicly submit any shareholder proposal to the Company; or (viii) publicly propose any change of control or other material transaction involving the Company.
Transfer Restriction
The Series A Preferred Stock and any common stock issuable upon conversion or exercise may not be transferred by Blackstone and its affiliates until May 13, 2023, other than to customary permitted transferees, upon the occurrence of a Fundamental Change Event or in connection with any bona fide margin loan or other financing.
Approval by the Shareholders
Approval and adoption of the Amended Certificate requires the affirmative vote of the holders of 66-2/3% of the issued and outstanding shares of common stock of the Company. Both broker non-votes and abstentions will have the effect of a vote against the Amended Certificate.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF FORMATION IN ORDER TO ISSUE SERIES A PREFERRED STOCK.
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AUDIT COMMITTEE REPORT
The Company’s audit committee is composed entirely of non-management directors. The board of directors has determined that all members of the audit committee are independent as that term is defined in the NYSE’s listing standards and Section 10A(m)(3) of the Exchange Act, and that Messrs. Berce and Purvis each qualifies as an audit committee financial expert as defined in the SEC rules adopted under the Sarbanes-Oxley Act of 2002.
The audit committee has sole authority for the appointment and replacement of the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The independent auditor reports directly to the audit committee. The audit committee reviews with the auditors the plan and scope of the annual audit. It reviews with management and the independent auditor the annual audited financial statements and recommends to the board of directors whether they should be included in AZZ’s Annual Report. It similarly reviews quarterly financial reports and all earnings press releases. The audit committee also has general oversight of AZZ’s accounting, financial reporting and internal audit function. Management is responsible for the preparation, presentation and integrity of AZZ’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Grant Thornton, LLP (“GT”), an independent registered public accounting firm and our independent auditor for the fiscal year ended February 28, 2022, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the ”PCAOB”).
The audit committee meets with AZZ’s director of internal audit and GT with and without management present to discuss the results of their examinations, their evaluations of AZZ’s internal controls and the overall quality of AZZ’s financial reporting.
The audit committee serves as an oversight role, providing advice, counsel and direction to management and GT on the basis of information it receives, discussions with management and GT, and the experience of the audit committee’s members in business, financial and accounting matters. The audit committee members’ functions are not intended to duplicate or to certify the activities of management and GT.
The audit committee operates under a written charter, which complies with all current regulatory requirements and was adopted by the board of directors. A copy of the full text of the charter is available on AZZ’s website at www.azz.com/investor-relations. The audit committee reviews and assesses the adequacy of its charter on an annual basis.
The audit committee has:
•	reviewed and discussed the audited consolidated financial statements with management;
•
discussed with GT the matters required to be discussed by PCAOB Auditing Standard No. 1301 “Communications with Audit Committees” and the matters required to be discussed by applicable requirements of the Securities and Exchange Commission; and

•	received the letter and the written disclosures from GT required by Rule 3520 of the PCAOB and discussed with GT the independence of GT.
Based on the review and discussions referred to in the preceding paragraph, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in AZZ’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended February 28, 2022.
AUDIT COMMITTEE

Daniel E. Berce (Chair) Paul Eisman Clive A. Grannum Venita McCellon-Allen Steven R. Purvis
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OTHER BUSINESS
Independent Auditor Fees
The following table represents the fees incurred for professional services rendered by GT, our independent auditors, for the audit of our financial statements for fiscal years 2022 and 2021. All services listed below were pre-approved by the audit committee.
	February 28, 2022	February 28, 2021
Audit Fees(1)	$776,348	$794,011
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$776,348	$794,011
(1)	Includes fees for services related to the annual audit of the consolidated financial statements, and reviews of our quarterly reports on Form 10-Q.
Pre-approval of Non-Audit Fees
The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit related services. Unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before the independent auditor is engaged to perform it. All of the fees listed above were approved in accordance with this policy. The audit committee has delegated to the chair of the audit committee authority to approve permitted services where the fees for the engagement do not exceed $50,000 per project and $100,000 in the aggregate, provided that the chair reports any decisions to the audit committee at its next scheduled meeting.
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PROPOSAL 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the board of directors has selected Grant Thornton LLP (“GT”) to serve as our independent registered public accounting firm for the fiscal year ending February 28, 2023, subject to your ratification. Representatives of GT will be present at the Annual Meeting to respond to questions and will have the opportunity to make a statement should they desire to do so.
The board of directors is asking you to ratify the selection of GT. Although our Bylaws do not require this ratification, the board of directors believes that the selection of the independent registered public accounting firm is an important matter for shareholder consideration and that such a proposal provides shareholders with an important opportunity to provide direct feedback to the board of directors on an important issue of corporate governance. If our shareholders do not ratify the selection of GT, we will consider that action as feedback to the audit committee and the board of directors to consider the selection of a different accounting firm. Even if you do ratify the selection of GT, the audit committee may select a different independent registered public accounting firm, subject to ratification by the full board of directors, whenever it determines that such a change would be in the best interests of AZZ and its shareholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF GT TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 28, 2023.
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OTHER INFORMATION
The board of directors has not received valid notice of any other matters that will be presented at the Annual Meeting other than those described in this Proxy Statement. If any other business is properly brought before the shareholders at the Annual Meeting, all proxies that have been properly submitted will be voted in respect thereof as the proxyholders deem advisable.
VOTING SECURITIES
Shareholders of record on May 13, 2022, will be entitled to vote at the 2022 Annual Meeting of Shareholders. As of May 13, 2022, there were 24,732,809 shares of the Company’s common stock outstanding. Each share of common stock entitles the holder to one vote on each matter voted on at the meeting.
INCORPORATION BY REFERENCE
The Compensation Committee Report on Executive Compensation and the Audit Committee Report are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings that AZZ makes under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that AZZ specifically incorporates this information by reference. In addition, the website addresses contained in this Proxy Statement are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.
The financial statements and other information required by Item 13(a)(1)-(5) of Schedule 14A to be provided herein are incorporated by reference to AZZ’s Annual Report on Form 10-K filed with the SEC on April 22, 2022 and to any future filings AZZ may make with the SEC under Sections 13(a), 13(c), 14 and 15 of the Exchange Act.
WEBSITE ACCESS TO REPORTS AND OTHER INFORMATION
Our website is www.azz.com. We make available free of charge through the Investor Relations tab of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Conduct, and Board committee charters, are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our Corporate Secretary at One Museum Place, 3100 W. 7th Street, Suite 500, Fort Worth, Texas 76107.
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Appendix A
AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

AZZ INC.

Pursuant to Section 21.056 of the Texas Business Organizations Code (the “Code”), the undersigned corporation hereby amends and restates its Articles of Incorporation and all amendments thereto that are in effect to date, as follows:
1.
The name of the corporation is AZZ incorporated (the “Corporation”). The original Articles of Incorporation (the “Articles”) of the Corporation were filed with the Secretary of State of Texas on March 29, 1956.

2.
This Amended and Restated Certificate of Formation (“Certificate”) accurately states the text of the Articles being restated and all amendments thereto that are in effect to date, as further amended by this Certificate. This Certificate does not contain any other change in the Articles being hereby amended and restated except for the information permitted to be omitted under Section 3.059(b) of the Code.

3.
Each new amendment to the Articles has been made in accordance with the provisions of the Code. This Certificate and the amendments to the Articles have been approved in the manner required by the Code and by the governing documents of the Corporation. This Certificate and the amendments to the Articles were duly adopted by the affirmative vote of two-thirds (2/3) of the shareholders of the Corporation at the 2022 annual meeting of shareholders effective [•], 2022. As of May 13, 2022, there were 24,732,809 shares outstanding and entitled to vote.

4.	The Articles of the Corporation are amended by this Certificate as follows:
a)	Article IV is amended to add a second class of shares, the 6.0% Series A Convertible Preferred Stock, as described further in Article IV.
b)	The Certificate of Designations, Preferences, Rights and Limitations of the 6.0% Series A Convertible Preferred Stock is attached hereto as Exhibit A.
c)	Article VI and is amended to reflect the current Board of Directors and the names and addresses of the persons who currently are serving as directors.
5.	The Articles of the Corporation and all amendments and supplements thereto are hereby replaced and superseded in their entirety by the following Amended and Restated Certificate of Formation.
ARTICLE I
The name of the corporation is AZZ Inc.
ARTICLE II
The period of its duration is perpetual.
ARTICLE III
The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Texas Business Organizations Code.
ARTICLE IV
The aggregate number of shares which the corporation shall have authority to issue shall be One Hundred Million (100,000,000) of the par value of One Dollar ($1.00) each of common stock, and Two Hundred and Forty Thousand (240,000) shares of the par value of One Dollar ($1.00) each of 6.0% Series A Convertible Preferred Stock (the “Series A Preferred Stock”), with such terms and conditions as set forth in the Certificate of Designations, Preferences, Rights and Limitations of 6.0% Series A Convertible Preferred Stock attached hereto as Exhibit A (the “Series A Certificate of Designation”).
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ARTICLE V
The post office address of its registered office is 1999 Bryan St., Ste. 900, Dallas, Texas 75201, and the name of its registered agent at such address is CT Corporation System.
ARTICLE VI
The number of directors constituting the Board of Directors is up to twelve (12), and the names and addresses of the persons who currently are serving as directors are:
NAME	ADDRESS
Daniel E. Berce	One Museum Place, 3100 W. 7th Street, Suite 500 Fort Worth, Texas 76107
Paul Eisman	One Museum Place, 3100 W. 7th Street, Suite 500 Fort Worth, Texas 76107
Daniel R. Feehan	One Museum Place, 3100 W. 7th Street, Suite 500 Fort Worth, Texas 76107
Thomas E. Ferguson	One Museum Place, 3100 W. 7th Street, Suite 500 Fort Worth, Texas 76107
Clive A. Grannum	One Museum Place, 3100 W. 7th Street, Suite 500 Fort Worth, Texas 76107
Carol R. Jackson	One Museum Place, 3100 W. 7th Street, Suite 500 Fort Worth, Texas 76107
David M. Kaden	One Museum Place, 3100 W. 7th Street, Suite 500 Fort Worth, Texas 76107
Venita McCellon-Allen	One Museum Place, 3100 W. 7th Street, Suite 500 Fort Worth, Texas 76107
Ed McGough	One Museum Place, 3100 W. 7th Street, Suite 500 Fort Worth, Texas 76107
Steven Purvis	One Museum Place, 3100 W. 7th Street, Suite 500 Fort Worth, Texas 76107
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ARTICLE VII
No shareholder or other person shall have any pre-emptive rights whatsoever.
ARTICLE VIII
The shareholders of the corporation shall not be entitled to cumulate their votes in the election of Directors.
ARTICLE IX
To the fullest extent permitted by applicable law, no director of this corporation shall be liable to this corporation, or its shareholders, for monetary damages for an act or omission in such director's capacity as a director of this corporation, except that this provision does not eliminate or limit the liability of a director of this corporation for:
1.	a breach of such director's duty of loyalty to this corporation or its shareholders;
2.	an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;
3.	a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such director's office;
4.	an act or omission for which the liability of such director is expressly provided for by statute; or
5.	an act related to an unlawful stock repurchase or payment of a dividend.
The foregoing provisions shall not eliminate or limit the liability of a director for any act or omission occurring prior to the addition of this Article to the corporation's Certificate of Formation. Any repeal or amendment of this Article by the shareholders of this corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of this corporation existing at the time of such repeal or amendment. In addition to the circumstances in which a director of this corporation is not personally liable as set forth in the foregoing provisions, a director shall not be liable to the fullest extent permitted by any amendment to the Texas Business Organization Code hereafter enacted that further limits the liability of a director.
ARTICLE X
The corporation shall indemnify to the full extent permitted by law any person who is made or threatened to be made a defendant or respondent in any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or in any appeal in such an action, suit or proceeding, by reason of the fact that he or she is or was a director, advisory director or officer of the corporation or of any other company at the request of the corporation or is or was serving at the corporation's request as an officer, managing partner or in any other position of authority in the operation of a partnership, limited partnership or joint venture in which the corporation has or had a substantial direct or indirect interest (collectively referred to hereinafter as “Indemnified Persons”), against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Persons in connection with any such action, suit or proceeding. The corporation shall advance, pay and reimburse (as applicable) expenses to Indemnified Persons to the full extent permitted by law. The corporation may, to the extent permitted by law, purchase and maintain insurance, create a trust fund, establish any form of self- insurance, secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation, establish a letter of credit, guaranty or surety arrangement, or other arrangement on behalf of Indemnified Persons against any liability asserted against such persons in their capacities as described above, whether or not the corporation would have the power to indemnify such Indemnified Persons against such liability. No amendment to or rescission of this Article shall affect the rights of any of the Indemnified Persons to indemnification or the advancement, payment or reimbursement of expenses required by this article growing out of any act, transaction, event or circumstance which occurred before such amendment or rescission.
Dated: [•], 2022	AZZ INC.

By:
Tara D. Mackey, Secretary
A-3	Proxy Statement

EXHIBIT A

Certificate of Designations, Preferences, Rights and Limitations of
6.0% Series A Convertible Preferred Stock
A-4	Proxy Statement

Certificate of Designations, Preferences, Rights and Limitations of

6.0% Series A Convertible Preferred Stock

of

AZZ Inc.

(Texas Secretary of State File Number 13190700)

Pursuant to Sections 21.155 and 21.156 of
the Texas Business Organizations Code
A-5	Proxy Statement

Page
Section 1.	Definitions	A-8
Section 2.	Rules of Construction	A-15
Section 3.	The Convertible Preferred Stock	A-15
(a)	Designation; Par Value	A-15
(b)	Number of Authorized Shares	A-15
(c)	Form, Dating and Denominations	A-15
(d)	Execution, Countersignature and Delivery	A-16
(e)	Method of Payment; Delay When Payment Date is Not a Business Day	A-16
(f)	Transfer Agent, Registrar, Paying Agent and Conversion Agent	A-16
(g)	Legends	A-17
(h)	Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions	A-17
(i)	Exchange and Cancellation of Convertible Preferred Stock to Be Converted or to Be Repurchased Pursuant to a Repurchase Upon Fundamental Change or a Redemption	A-18
(j)	Status of Retired or Treasury Shares	A-19
(k)	Replacement Certificates	A-19
(l)	Registered Holders	A-19
(m)	Cancellation	A-19
(n)	Shares Held by the Company or its Subsidiaries	A-19
(o)	Outstanding Shares	A-19
(p)	Repurchases by the Company and its Subsidiaries	A-20
(q)	Notations and Exchanges	A-20
Section 4.	Ranking	A-20
Section 5.	Dividends	A-20
(a)	Regular Dividends	A-20
(b)	Calculation of Regular Dividends	A-21
(c)	Participating Dividends.	A-21
(d)	Treatment of Dividends Upon Redemption, Repurchase Upon Fundamental Change or Conversion	A-21
Section 6.	Rights Upon Liquidation, Dissolution or Winding Up	A-22
(a)	Generally	A-22
(b)	Certain Business Combination Transactions Deemed Not to Be a Liquidation	A-22
Section 7.	Redemption at the Option of the Company	A-22
(a)	Right to Redeem	A-22
(b)	Redemption Date	A-22
(c)	Redemption Price	A-22
(d)	Redemption Notice	A-22
(e)	Payment of the Redemption Price	A-23
(f)	Partial Redemption	A-23
(g)	Redemption Prohibited in Certain Circumstances	A-23
Section 8.	Right of Holders to Require the Company to Repurchase Convertible Preferred Stock upon a Fundamental Change	A-23
(a)	Fundamental Change Repurchase Right	A-23
(b)	Funds Legally Available for Payment of Fundamental Change Repurchase Price; Covenant Not to Take Certain Actions	A-23
(c)	Fundamental Change Repurchase Date	A-23
(d)	Fundamental Change Repurchase Price	A-24
(e)	Initial Fundamental Change Notice	A-24
(f)	Final Fundamental Change Notice	A-24
(g)	Procedures to Exercise the Fundamental Change Repurchase Right	A-25
(h)	Payment of the Fundamental Change Repurchase Price	A-25
(i)	Third Party May Conduct Repurchase Offer In Lieu of the Company	A-25
(j)	Fundamental Change Agreements	A-25
A-6	Proxy Statement

A-7	Proxy Statement

Certificate of Designations

6.0% Series A Convertible Preferred Stock
On May 13, 2022, the Board of Directors of AZZ Inc., a Texas corporation (the “Company”), adopted the following resolution designating and creating, out of the authorized and unissued shares of preferred stock of the Company, 240,000 authorized shares of a series of preferred stock of the Company titled the “6.0% Series A Convertible Preferred Stock” in accordance with the provisions of Sections 21.155 and 21.156 of the Texas Business Organizations Code and all necessary action on the part of the Company:
RESOLVED that, pursuant to the authority of the Board of Directors pursuant to the Certificate of Formation, the Bylaws and applicable law, a series of preferred stock of the Company titled the “6.0% Series A Convertible Preferred Stock,” and having a par value of $1.00 per share and an initial number of authorized shares equal to two hundred and forty thousand (240,000), is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company, which series has the rights, designations, preferences, voting powers and other provisions set forth below:
Section 1. DEFINITIONS.
“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person; provided, however, that (i) the Company and its Subsidiaries, on the one hand, and any Purchaser Party or any of its Affiliates, on the other hand, shall not be deemed to be Affiliates, (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which any Purchaser Party or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Purchaser Party and (iii) the Excluded Sponsor Parties shall not be deemed to be Affiliates of any Purchaser Party, the Company or any of the Company’s Subsidiaries.
“Board of Directors” means the Company’s board of directors or a committee of such board duly authorized to act with the authority of such board.
“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
“Bylaws” means the Amended and Restated Bylaws of the Company, as amended and restated on October 8, 2021, as the same may be further amended or restated.
“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case, however designated, the equity of such Person, but excluding any debt securities convertible into such equity.
“Certificate” means a Physical Certificate or an Electronic Certificate.
“Certificate of Designations” means this Certificate of Designations, as amended from time to time.
“Certificate of Formation” means the Company’s Amended and Restated Certificate of Formation, as the same has been and may be further amended or restated.
“Close of Business” means 5:00 p.m., New York City time.
“Common Stock” means the common stock, $1.00 par value per share, of the Company, subject to Section 10(i).
“Common Stock Change Event” has the meaning set forth in Section 10(i)(i).
“Common Stock Mandatory Conversion Conditions” will be satisfied with respect to a Mandatory Conversion if:
(a) the offer and sale of such share of Common Stock by such Holder are registered pursuant to an effective registration statement under the Securities Act and such registration statement is, at the time of such determination, reasonably expected by the Company to remain effective and usable, by the Holder to sell such share of Common Stock, continuously during the period from, and including, the date the related Mandatory Conversion Notice is sent to, and including, the one (1) year anniversary after the date such share of Common Stock is issued;
(b) each share of Common Stock referred to in clause (a) above (i) will, when issued and when sold or otherwise transferred pursuant to the registration statement referred to in such clause (a) (1) be admitted for book-entry settlement through The Depository Trust Company with an “unrestricted” CUSIP number; and (2) unless sold to the Company or an Affiliate of the Company, not be evidenced by any Certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (ii) will, when issued, be listed and admitted for trading, without suspension or material limitation on trading, on any of The New York Stock Exchange, The NYSE American, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors);
(c) (i) the Company has not received any written threat or notice of delisting or suspension by the applicable exchange referred to in clause (b)(ii) above with a reasonable prospect of delisting, after giving effect to all applicable notice and appeal periods; and (ii) no such delisting or suspension is reasonably likely to occur or is pending based on the Company falling below the minimum listing maintenance requirements of such exchange; and
A-8	Proxy Statement

(d) the conversion of all shares of Convertible Preferred Stock pursuant to such Mandatory Conversion would not be limited or otherwise restricted by Section 10(h) or Section 11(d).
“Common Stock Participating Dividend” has the meaning set forth in Section 5(c)(i).
“Company” has the meaning set forth in the preliminary paragraph hereto.
“Consolidated EBITDA” has the meaning set forth in the Credit Agreement.
“Consolidated Indebtedness” has the meaning set forth in the Credit Agreement.
“Continuing Share Reserve Requirement” means, as of any time, a number of shares of Common Stock equal to the product of (a) two (2); and (b) the number of shares of Common Stock that would be issuable (without regard to Section 10(h) or Section 11(d)) upon conversion of all Convertible Preferred Stock outstanding as of such time (assuming such conversion occurred as of such time).
“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.
“Conversion Agent” has the meaning set forth in Section 3(f)(i).
“Conversion Consideration” means, with respect to the conversion of any Convertible Preferred Stock, the type and amount of consideration payable to settle such conversion, determined in accordance with Section 10.
“Conversion Date” means an Optional Conversion Date or a Mandatory Conversion Date.
“Conversion Price” initially means $58.30 per share of Common Stock; provided, however, that the Conversion Price is subject to adjustment pursuant to Sections 10(f) and 10(g). Each reference in this Certificate of Designations to the Conversion Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Conversion Price immediately before the Close of Business on such date.
“Conversion Share” means any share of Common Stock issued or issuable upon conversion of any Convertible Preferred Stock.
“Conversion Share Cap” means, as of any Conversion Date, a number of shares of Common Stock equal to 19.9995% of the number of shares of Common Stock outstanding as of May 13, 2022 minus the aggregate number of shares of Common Stock previously issued in settlement of conversions of the Convertible Preferred Stock. The Conversion Share Cap will be adjusted at the same time and in the same manner as the Conversion Price as provided in Sections 10(f) and 10(g).
“Convertible Notes” means the $240,000,000 in aggregate principal amount of the Company’s 6.00% Convertible Subordinated Notes due 2030, issued pursuant to that certain Indenture, entered into as of the Initial Issue Date, by and between the Company and the trustee named therein.
“Convertible Preferred Stock” has the meaning set forth in Section 3(a).
“Credit Agreement” means that certain Credit Agreement by and between the Company, the lenders from time to time party thereto, the L/C Issuers from time to time party thereto and Citibank, N.A., as administrative agent and collateral agent, dated as of May 13, 2022, as it may be amended, supplemented or otherwise modified from time to time.
“Default Accrued Dividends” mean all Default Dividend Accruals which have been added to the Liquidation Preference pursuant to Section 5(b) to the extent not paid pursuant to Section 5.1(d) prior to the time of determination.
“Default Dividend Accrual” has the meaning set forth in Section 5(b).
“Default Dividend Rate” means, with respect to the Convertible Preferred Stock, as of any time of determination, the then-applicable Regular Dividend Rate plus 200 basis points (i.e. adding two percentage points to the then-applicable Regular Dividend Rate).
“Deficit Shares” has the meaning set forth in Section 10(h)(i)(1).
“Distributed Entity” means any Subsidiary of the Company distributed in a Distribution Transaction.
“Distribution Transaction” means any transaction by which an Affiliate or Subsidiary of the Company ceases to be an Affiliate or Subsidiary of the Company by reason of the distribution of such Affiliate’s or Subsidiary’s equity securities to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.
“Distribution Transaction Valuation Period” has the meaning set forth in Section 10(f)(i)(3)(B).
“Dividend” means any Regular Dividend or Participating Dividend.
“Dividend Junior Securities” means any equity securities issued by the Company, the terms of which would result in such securities ranking junior to the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend Junior Securities includes the Common Stock. For the avoidance of doubt, Dividend Junior Securities will not include any securities of the Company’s Subsidiaries.
A-9	Proxy Statement

“Dividend Parity Securities” means any equity securities issued by the Company (other than the Convertible Preferred Stock), the terms of which would result in such securities ranking equally with the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, Dividend Parity Securities will not include any securities of the Company’s Subsidiaries.
“Dividend Payment Date” means each Regular Dividend Payment Date with respect to a Regular Dividend and each date on which any declared Participating Dividend is scheduled to be paid on the Convertible Preferred Stock with respect to a Participating Dividend.
“Dividend Senior Securities” means any equity securities issued by the Company, the terms of which would result in such securities ranking senior to the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, Dividend Senior Securities will not include any securities of the Company’s Subsidiaries.
“Electronic Certificate” means any electronic book entry maintained by the Transfer Agent that evidences any share(s) of Convertible Preferred Stock.
“Equity Treatment Limitation” has the meaning set forth in Section 10(h)(i)(1).
“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Preferred Stock” means a series of convertible preferred stock issued by the Company and having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board of Directors, to those of the Convertible Preferred Stock, except that the Liquidation Preference and the Conversion Price thereof will be determined as provided herein.
“Excluded Sponsor Parties” means Blackstone Inc. or any of its Affiliates, other than the Purchaser Parties, in their businesses distinct from the Tactical Opportunities business of such Persons.
“Expiration Date” has the meaning set forth in Section 10(f)(i)(4).
“Expiration Time” has the meaning set forth in Section 10(f)(i)(4).
“Final Fundamental Change Notice” has the meaning set forth in Section 8(f).
“Fundamental Change” means any of the following events, whether in a single transaction or a series of related transactions:
(a) a “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act), other than the Company or its Wholly Owned Subsidiaries, or their respective employee benefit plans, files (or is required to file) any report with the SEC indicating that such person or group, has become the direct or indirect “beneficial owner” (as defined below) of shares of the Common Stock representing more than fifty percent (50%) of the voting power of all of the Company’s Common Stock in a transaction or series of related transactions;
(b) the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Wholly Owned Subsidiaries; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) a majority of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange, combination, reclassification or recapitalization of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction, will be deemed not to be a Fundamental Change pursuant to this clause (b); or
(c) neither shares of Common Stock nor shares of any other Capital Stock into which the Convertible Preferred Stock is convertible are listed for trading on any United States national securities exchange or all such shares cease to be traded in contemplation of a de-listing (other than as a result of a transaction described in clause (b) above); or
(d) the adoption of a plan relating to the liquidation or dissolution of the Company; or
A-10	Proxy Statement

(e) the Company becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action for the purpose of effecting, in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment.
For the purposes of this definition, whether a Person is a “beneficial owner”, whether shares are “beneficially owned”, and percentage beneficial ownership, will be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act.
“Fundamental Change Repurchase Date” means the date fixed, pursuant to Section 8(c), for the repurchase of any Convertible Preferred Stock by the Company pursuant to a Repurchase Upon Fundamental Change.
“Fundamental Change Repurchase Notice” means a notice (including a notice substantially in the form of the “Fundamental Change Repurchase Notice” set forth in Exhibit A) containing the information, or otherwise complying with the requirements, set forth in Section 8(g)(i) and Section 8(g)(ii).
“Fundamental Change Repurchase Price” means the cash price payable by the Company to repurchase any share of Convertible Preferred Stock upon its Repurchase Upon Fundamental Change, calculated pursuant to Section 8(d).
“Fundamental Change Repurchase Right” has the meaning set forth in Section 8(a).
“Holder” means a person in whose name any Convertible Preferred Stock is registered on the Registrar’s books.
“Indebtedness” has the meaning set forth in the Credit Agreement.
“Initial Issue Date” means the May 13, 2022.
“Initial Fundamental Change Notice” has the meaning set forth in Section 8(e).
“Initial Liquidation Preference” means one thousand dollars ($1,000.00) per share of Convertible Preferred Stock.
“Initial Share Reserve Requirement” means a number of shares of Common Stock equal to the product of (a) two (2); and (b) the number of shares of Common Stock that would be issuable (without regard to Section 10(h) or Section 11(d)) upon conversion of all Convertible Preferred Stock outstanding as of the Initial Issue Date (assuming such conversion occurred on the Initial Issue Date).
“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm the Company selects.
“Liquidation Event” has the meaning set forth in Section 6(a).
“Liquidation Junior Securities” means any equity securities issued by the Company, the terms of which would result in such securities ranking junior to the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. Liquidation Junior Securities includes the Common Stock. For the avoidance of doubt, Liquidation Junior Securities will not include any securities of the Company’s Subsidiaries.
“Liquidation Parity Securities” means any equity securities issued by the Company (other than the Convertible Preferred Stock), the terms of which would result in such securities ranking equally with the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. For the avoidance of doubt, Liquidation Parity Securities will include any Mirror Preferred Stock issued in accordance with the terms hereof, but does not include any securities of the Company’s Subsidiaries.
“Liquidation Preference” means, with respect to the Convertible Preferred Stock, an amount initially equal to the Initial Liquidation Preference per share of Convertible Preferred Stock; provided, however, that the Liquidation Preference is subject to adjustment pursuant to Section 5(b).
“Liquidation Senior Securities” means any equity securities issued by the Company, the terms of which would result in such securities ranking senior to the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. For the avoidance of doubt, Liquidation Senior Securities will not include any securities of the Company’s Subsidiaries.
“Majority Holders” has the meaning set forth in Section 10(f)(iv)(1).
“Mandatory Conversion” has the meaning set forth in Section 10(c)(i).
“Mandatory Conversion Date” means a Conversion Date designated with respect to any Convertible Preferred Stock pursuant to Section 10(c)(i) and 10(c)(iii).
A-11	Proxy Statement

“Mandatory Conversion Notice” has the meaning set forth in Section 10(c)(iv).
“Mandatory Conversion Notice Date” means, with respect to a Mandatory Conversion, the date on which the Company sends the Mandatory Conversion Notice for such Mandatory Conversion pursuant to Section 10(c)(iv).
“Mandatory Conversion Right” has the meaning set forth in Section 10(c)(i).
“Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of Common Stock on the date on which the relevant transaction is consummated pursuant to Section 9(a)(6) multiplied by (b) (i) the arithmetic mean of the Last Reported Sale Price of the Common Stock for the twenty (20) consecutive Trading Days ending on, and including, the Trading Day immediately before the date on which the relevant transaction is consummated or (ii) at the election of the Company, the Last Reported Sale Price of the Common Stock for the date on which the definitive agreement for the relevant transaction is executed.
“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.
“Mirror Preferred Stock” means a series of convertible preferred stock issued by the Distributed Entity and having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board of Directors, to those of the Convertible Preferred Stock, except that the Liquidation Preference and the Conversion Price thereof will be determined as provided herein.
“Net Debt” means Consolidated Indebtedness minus Unrestricted Cash.
“Number of Reserved Shares” means, as of any time, the number of shares of Common Stock that, at such time, the Company has reserved (out of its authorized but unissued shares of Common Stock that are not reserved for any other purpose) for delivery upon conversion of the Convertible Preferred Stock.
“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of the Company.
“Open of Business” means 9:00 a.m., New York City time.
“Optional Conversion” means the conversion of any Convertible Preferred Stock other than pursuant to a Mandatory Conversion.
“Optional Conversion Date” means, with respect to the Optional Conversion of any Convertible Preferred Stock, the first Business Day on which the requirements set forth in Section 10(d)(ii) for such conversion are satisfied.
“Optional Conversion Notice” means a notice substantially in the form of the “Optional Conversion Notice” set forth in Exhibit A.
“Participating Dividend” has the meaning set forth in Section 5(c)(i).
“Paying Agent” has the meaning set forth in Section 3(f)(i).
“Permitted Transferee” means, with respect to any Person, (i) any Affiliate of such Person, (ii) any successor entity of such Person and (iii) with respect to any Person that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, managing member, manager or advisor.
“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Certificate of Designations.
“Physical Certificate” means any certificate (other than an Electronic Certificate) evidencing any share(s) of Convertible Preferred Stock, which certificate is substantially in the form set forth in Exhibit A, registered in the name of the Holder of such share(s) and duly executed by the Company and countersigned by the Transfer Agent.
“Prior Dividends” means, with respect to any share of Convertible Preferred Stock, as of the date of determination, any prior cash distributions in respect of such share, and any dividends or other prior cash payments made in respect of the Convertible Note for which such share was exchanged.
“Purchase Agreement” means that certain Securities Purchase Agreement by and between the Company and BTO Pegasus Holdings DE L.P., dated as of May 13, 2022, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.
“Purchaser” means BTO Pegasus Holdings DE L.P. and its Permitted Transferees.
“Purchaser Parties” means the Purchaser and each Permitted Transferee of the Purchaser to whom shares of Convertible Preferred Stock or Common Stock issued upon conversion of shares of Convertible Preferred Stock or Convertible Notes are transferred.
A-12	Proxy Statement

“Record Date” means, with respect to any dividend or distribution on, or issuance to holders of, Convertible Preferred Stock or Common Stock, the date fixed (whether by law, contract or the Board of Directors or otherwise) to determine the Holders or the holders of Common Stock, as applicable, that are entitled to such dividend, distribution or issuance.
“Redemption” has the meaning set forth in Section 7(a).
“Redemption Convertibility Conditions” will be satisfied with respect to a Redemption if:
(a) unless a Fundamental Change has occurred and (x) the Company has ceased to be listed or admitted for trading on any of The New York Stock Exchange, The NYSE American, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors) and (y) the Common Stock has ceased to be registered under Section 12 of the Exchange Act or the Company has otherwise validly filed a Form 15 with respect to the Common Stock (in which case this clause (a) will not apply):
(i) the offer and sale of any shares of Common Stock that would be issued upon an Optional Conversion of Convertible Preferred Stock subject to such Redemption by such Holder are registered pursuant to an effective registration statement under the Securities Act and such registration statement is, at the time of such determination, reasonably expected by the Company to remain effective and usable, by the Holder to sell such share of Common Stock, continuously during the period from, and including, the Redemption Notice Date to, and including, the one (1) year anniversary after the date such share of Common Stock is issued;
(ii) each share of Common Stock referred to in clause (a)(i) above (A) will, when issued and when sold or otherwise transferred pursuant to the registration statement referred to in such clause (a)(i) (1) be admitted for book-entry settlement through The Depository Trust Company with an “unrestricted” CUSIP number; and (2) unless sold to the Company or an Affiliate of the Company, not be evidenced by any Certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (B) will, when issued, be listed and admitted for trading, without suspension or material limitation on trading, on any of The New York Stock Exchange, The NYSE American, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors);
(iii) (A) the Company has not received any written threat or notice of delisting or suspension by the applicable exchange referred to in clause (a)(ii)(B) above with a reasonable prospect of delisting, after giving effect to all applicable notice and appeal periods; and (B) no such delisting or suspension is reasonably likely to occur or is pending based on the Company falling below the minimum listing maintenance requirements of such exchange; and
(b) the conversion of all shares of Convertible Preferred Stock subject to such Redemption would not be limited or otherwise restricted by Section 10(h) or Section 11(d).
“Redemption Date” means the date fixed, pursuant to Section 7(b), for the settlement of the repurchase of the Convertible Preferred Stock by the Holder pursuant to a Redemption.
“Redemption Notice” has the meaning set forth in Section 7(d).
“Redemption Notice Date” means, with respect to a Redemption, the date on which the Holder sends the Redemption Notice for such Redemption pursuant to Section 7(d).
“Redemption Price” means the consideration payable by the Company to repurchase any Convertible Preferred Stock upon its Redemption, calculated pursuant to Section 7(c).
“Reference Property” has the meaning set forth in Section 10(i)(i).
“Reference Property Unit” has the meaning set forth in Section 10(i)(i).
“Register” has the meaning set forth in Section 3(f)(ii).
“Registrar” has the meaning set forth in Section 3(f)(i).
“Regular Dividend Payment Date” means, with respect to any share of Convertible Preferred Stock, each March 31, June 30, September 30 and December 31 of each year, beginning on the first such date occurring after the Initial Issue Date (or beginning on such other date specified in the Certificate evidencing such share).
“Regular Dividend Period” means each period from, and including, a Regular Dividend Payment Date (or, in the case of the first Regular Dividend Period, from, and including, the Initial Issue Date) to, but excluding, the next Regular Dividend Payment Date.
“Regular Dividend Rate” means (x) six percent (6.0%) per annum, which shall increase by one percentage point on each anniversary of the Initial Issue Date from and after the sixth anniversary of the Initial Issue Date or (y) to the extent and during the period with respect to which such rate has been adjusted as provided in Section 8(b), such adjusted rate; provided, if there are Default Accrued Dividends on an applicable Regular Dividend Record Date, the Regular Dividend Rate for the Regular Dividend Period ending on, but excluding, such Regular Dividend Payment Date shall be the Default Dividend Rate (with such Default Dividend Rate being determined prior to giving effect to this proviso).
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“Regular Dividend Record Date” has the following meaning: (a) March 15th, in the case of a Regular Dividend Payment Date occurring on March 31st; (b) June 15th, in the case of a Regular Dividend Payment Date occurring on June 30th; (c) September 15th, in the case of a Regular Dividend Payment Date occurring on September 30th; and (d) December 15th, in the case of a Regular Dividend Payment Date occurring on December 31st.
“Regular Dividends” has the meaning set forth in Section 5(a)(i).
“Repurchase Upon Fundamental Change” means the repurchase of any Convertible Preferred Stock by the Company pursuant to Section 8.
“Restricted Stock Legend” means a legend substantially in the form set forth in Exhibit B.
“Return Factor” means 140%, and such percentage shall increase (a) on the second anniversary of the Initial Issue Date and on each anniversary of the Initial Issue Date thereafter until (and including) the fifth anniversary by 15 percentage points on each such anniversary, (b) on the second anniversary of the Initial Issue Date by an additional 15 percentage points if (i) the Company’s ratio of Net Debt to Consolidated EBITDA on the second anniversary of the Initial Issue Date is greater than 3.5-to-1 and (ii) between the Initial Issue Date and the second anniversary of the Initial Issue Date, the Company has not consummated dispositions of assets that, in the aggregate, resulted in proceeds in excess of $200,000,000, and (c) on the sixth anniversary of the Initial Issue Date and on each anniversary of the Initial Issue Date thereafter by 20 percentage points on each such anniversary. For reference, an illustrative table setting forth the “Return Factor” is included as Schedule A.
“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security” means any Convertible Preferred Stock or Conversion Share.
“Share Agent” means the Transfer Agent or any Registrar, Paying Agent or Conversion Agent.
“Spin-Off Exchange Offer” has the meaning set forth in Section 10(f)(iv)(1).
“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (x) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.
“Successor Person” has the meaning set forth in Section 10(i)(ii).
“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 10(f)(i)(4).
“Trading Day” means any day on which (a) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (b) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.
“Transfer Agent” means Computershare Trust Company, N.A. or its successor.
“Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:
(a) such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;
(b) such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144); and
(c) (i) such Security is eligible for resale, by a Person that is not an Affiliate of the Company and that has not been an Affiliate of the Company during the immediately preceding three (3) months, pursuant to Rule 144 without any limitations thereunder as to
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volume, manner of sale, availability of current public information or notice; and (ii) the Company has received such certificates or other documentation or evidence as the Company may reasonably require to determine that the Holder, holder or beneficial owner of such Security is not, and has not been during the immediately preceding three (3) months, an Affiliate of the Company.
“Unrestricted Cash” has the meaning set forth in the Credit Agreement.
“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.
Section 2. RULES OF CONSTRUCTION. For purposes of this Certificate of Designations:
(a) “or” is not exclusive;
(b) “including” means “including without limitation”;
(c) “will” expresses a command;
(d) the “average” of a set of numerical values refers to the arithmetic average of such numerical values;
(e) a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;
(f) words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;
(g) “herein,” “hereof” and other words of similar import refer to this Certificate of Designations as a whole and not to any particular Section or other subdivision of this Certificate of Designations, unless the context requires otherwise;
(h) references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and
(i) the exhibits, schedules and other attachments to this Certificate of Designations are deemed to form part of this Certificate of Designations.
Section 3. THE CONVERTIBLE PREFERRED STOCK.
(a) Designation; Par Value. A series of stock of the Company titled the “6.0% Series A Convertible Preferred Stock” (the “Convertible Preferred Stock”) is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company. The par value of the Convertible Preferred Stock is $1.00 per share.
(b) Number of Authorized Shares. The total authorized number of shares of Convertible Preferred Stock is two hundred and forty thousand (240,000); provided, however that, by resolution of the Board of Directors, the total number of authorized shares of Convertible Preferred Stock may be increased or reduced to a number that is not less than the number of shares of Convertible Preferred Stock then outstanding.
(c) Form, Dating and Denominations.
(i) Form and Date of Certificates Evidencing Convertible Preferred Stock. Each Certificate evidencing any Convertible Preferred Stock will (1) be substantially in the form set forth in Exhibit A and (2) bear the legends required by Section 3(g) and may bear notations, legends or endorsements required by law, stock exchange rule or usage or the depositary.
(ii) Electronic Certificates; Physical Certificates. The Convertible Preferred Stock will be originally issued initially in the form of one or more Electronic Certificates. Electronic Certificates may be exchanged for Physical Certificates, and Physical Certificates may be exchanged for Electronic Certificates, upon request by the Holder thereof pursuant to customary procedures, subject to Section 3(h).
(iii) Electronic Certificates; Interpretation. For purposes of this Certificate of Designations, (1) each Electronic Certificate will be deemed to include the text of the stock certificate set forth in Exhibit A; (2) any legend or other notation that is required to be included on a Certificate will be deemed to be affixed to any Electronic Certificate notwithstanding that such Electronic Certificate may be in a form that does not permit affixing legends thereto; (3) any reference in this Certificate of Designations to the “delivery” of any Electronic Certificate will be deemed to be satisfied upon the registration of the electronic book entry representing such Electronic Certificate in the name of the applicable Holder; (4) upon satisfaction of any applicable requirements of the Texas Business Organizations Code, the Certificate of Formation and the Bylaws of the Company, and any related requirements of the Transfer Agent, in each case, for the issuance of Convertible Preferred Stock in the form of one or more Electronic Certificates, such Electronic Certificates will be deemed to be executed by the Company and countersigned by the Transfer Agent.
(iv) Appointment of Depositary. If any Convertible Preferred Stock is admitted to the book-entry clearance and settlement facilities of any electronic depositary, then, notwithstanding anything to the contrary in this Certificate of Designations, each
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reference in this Certificate of Designations to the delivery of, or payment on, any such Convertible Preferred Stock, or the delivery of any related notice or demand, will be deemed to be satisfied to the extent the applicable procedures of such depositary governing such delivery or payment, as applicable, are satisfied.
(v) No Bearer Certificates; Denominations. The Convertible Preferred Stock will be issued only in registered form and only in whole numbers of shares.
(vi) Registration Numbers. Each Certificate evidencing any share of Convertible Preferred Stock will bear a unique registration number that is not affixed to any other Certificate evidencing any other then-outstanding shares of Convertible Preferred Stock.
(d) Execution, Countersignature and Delivery.
(i) Due Execution by the Company. At least two (2) duly authorized Officers will sign each Certificate evidencing any Convertible Preferred Stock on behalf of the Company by manual, facsimile or electronic signature. The validity of any Convertible Preferred Stock will not be affected by the failure of any Officer whose signature is on any Certificate evidencing such Convertible Preferred Stock to hold, at the time such Certificate is countersigned by the Transfer Agent, the same or any other office at the Company.
(ii) Countersignature by Transfer Agent. No Certificate evidencing any share of Convertible Preferred Stock is valid until such Certificate is countersigned by the Transfer Agent. Each Certificate will be deemed to be duly countersigned only when an authorized signatory of the Transfer Agent (or a duly appointed agent thereof) signs (by manual, facsimile or electronic signature) the countersignature block set forth in such Certificate.
(e) Method of Payment; Delay When Payment Date is Not a Business Day.
(i) Method of Payment.
(1) Electronic Certificates. The Company will pay (or cause the Paying Agent to pay) all cash amounts due on any Convertible Preferred Stock evidenced by an Electronic Certificate, out of funds legally available therefor, by wire transfer of immediately available funds.
(2) Physical Certificates. The Company will pay (or cause the Paying Agent to pay) all cash amounts due on any Convertible Preferred Stock evidenced by a Physical Certificate, out of funds legally available therefor, as follows:
(A) if the aggregate Liquidation Preference of the Convertible Preferred Stock evidenced by such Physical Certificate is at least five million dollars ($5,000,000.00) (or such lower amount as the Company may choose in its sole and absolute discretion) and the Holder of such Convertible Preferred Stock entitled to such cash Dividend or amount has delivered to the Paying Agent, no later than the time set forth in the next sentence, a written request to receive payment by wire transfer to an account of such Holder within the United States, by wire transfer of immediately available funds to such account; and
(B) in all other cases, by check mailed to the address of such Holder set forth in the Register.
To be timely, such written request must be delivered no later than the Close of Business on the following date: (x) with respect to the payment of any declared cash Dividend due on a Dividend Payment Date for the Convertible Preferred Stock, the related Record Date; and (y) with respect to any other payment, the date that is fifteen (15) calendar days immediately before the date such payment is due.
(ii) Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on any Convertible Preferred Stock as provided in this Certificate of Designations is not a Business Day, then, notwithstanding anything to the contrary in this Certificate of Designations, such payment may be made on the immediately following Business Day and no interest, dividend or other amount will accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”
(f) Transfer Agent, Registrar, Paying Agent and Conversion Agent.
(i) Generally. The Company designates its principal U.S. executive offices, and any office of the Transfer Agent in the continental United States, as an office or agency where Convertible Preferred Stock may be presented for (1) registration of transfer or for exchange (the “Registrar”); (2) payment (the “Paying Agent”); and (3) conversion (the “Conversion Agent”). At all times when any Convertible Preferred Stock is outstanding, the Company will maintain an office in the continental United States constituting the Registrar, Paying Agent and Conversion Agent.
(ii) Maintenance of the Register. The Company will keep, or cause there to be kept, a record (the “Register”) of the names and addresses of the Holders, the number of shares of Convertible Preferred Stock held by each Holder and the transfer, exchange, repurchase, Redemption and conversion of the Convertible Preferred Stock. Absent manifest error, the entries in the
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Register will be conclusive and the Company and the Transfer Agent may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly. The Company will promptly provide a copy of the Register to any Holder upon its request.
(iii) Subsequent Appointments. By notice to each Holder, the Company may, at any time, appoint any Person (including any Subsidiary of the Company) to act as Registrar, Paying Agent or Conversion Agent.
(iv) If the Company or any of its Subsidiaries acts as Paying Agent or Conversion Agent, then (1) it will segregate for the benefit of the Holders all money and other property held by it as Paying Agent or Conversion Agent; and (2) references in this Certificate of Designations to the Paying Agent or Conversion Agent holding cash or other property, or to the delivery of cash or other property to the Paying Agent or Conversion Agent, in each case, for payment or delivery to any Holders or with respect to the Convertible Preferred Stock, will be deemed to refer to cash or other property so segregated, or to the segregation of such cash or other property, respectively.
(g) Legends.
(i) Restricted Stock Legend.
(1) Each Certificate evidencing any share of Convertible Preferred Stock that is a Transfer-Restricted Security will bear the Restricted Stock Legend.
(2) If any share of Convertible Preferred Stock is issued in exchange for, in substitution of, or to effect a partial conversion of, any other share(s) of Convertible Preferred Stock (such other share(s) being referred to as the “old share(s)” for purposes of this Section 3(g)(i)(2)), including pursuant to Section 3(i) or 3(k), then the Certificate evidencing such share will bear the Restricted Stock Legend if the Certificate evidencing such old share(s) bore the Restricted Stock Legend at the time of such exchange or substitution, or on the related Conversion Date with respect to such conversion, as applicable; provided, however, that the Certificate evidencing such share need not bear the Restricted Stock Legend if such share does not constitute a Transfer-Restricted Security immediately after such exchange or substitution, or as of such Conversion Date, as applicable.
(ii) Other Legends. The Certificate evidencing any Convertible Preferred Stock may bear any other legend or text, not inconsistent with this Certificate of Designations, as may be required by applicable law, by the rules of any applicable depositary for the Convertible Preferred Stock or by any securities exchange or automated quotation system on which such Convertible Preferred Stock is traded or quoted or as may be otherwise reasonably determined by the Company to be appropriate.
(iii) Acknowledgement and Agreement by the Holders. A Holder’s acceptance of any Convertible Preferred Stock evidencing by a Certificate bearing any legend required by this Section 3(g) will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.
(iv) Legends on Conversion Shares.
(1) Each Conversion Share will bear a legend substantially to the same effect as the Restricted Stock Legend if the Convertible Preferred Stock upon the conversion of which such Conversion Share was issued was (or would have been had it not been converted) a Transfer-Restricted Security at the time such Conversion Share was issued; provided, however, that such Conversion Share need not bear such a legend if the Company determines, in its reasonable discretion, that such Conversion Share need not bear such a legend.
(2) Notwithstanding anything to the contrary in Section 3(g)(iv)(1), a Conversion Share need not bear a legend pursuant to Section 3(g)(iv)(1) if such Conversion Share is issued in an uncertificated form that does not permit affixing legends thereto, provided the Company takes measures (including the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in such legend.
(h) Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions.
(i) Provisions Applicable to All Transfers and Exchanges.
(1) Generally. Subject to this Section 3(h), Convertible Preferred Stock evidenced by any Certificate may be transferred or exchanged from time to time and the Company will cause the Registrar to record each such transfer or exchange in the Register.
(2) No Services Charge; Transfer Taxes. The Company and the Share Agents will not impose any service charge on any Holder for any transfer, exchange or conversion of any Convertible Preferred Stock, but the Company, the Transfer Agent, the Registrar and the Conversion Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or conversion of Convertible Preferred Stock, other than exchanges pursuant to Section 3(i) or Section 3(q) not involving any transfer (and; provided, that (A) any such taxes or charges incurred in connection with the original issuance of the Convertible Preferred Stock shall be paid and borne by the Company; and (B) any such taxes or charges incurred in connection with a conversion of the Convertible Preferred Stock pursuant to Section 10 shall be paid and borne as provided in Section 11(c)).
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(3) No Transfers or Exchanges of Fractional Shares. Notwithstanding anything to the contrary in this Certificate of Designations, all transfers or exchanges of Convertible Preferred Stock must be in an amount representing a whole number of shares of Convertible Preferred Stock, and no fractional share of Convertible Preferred Stock may be transferred or exchanged.
(4) Legends. Each Certificate evidencing any share of Convertible Preferred Stock that is issued upon transfer of, or in exchange for, another share of Convertible Preferred Stock will bear each legend, if any, required by Section 3(g).
(5) Settlement of Transfers and Exchanges. Upon satisfaction of the requirements of this Certificate of Designations to effect a transfer or exchange of any Convertible Preferred Stock, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second (2nd) Business Day after the date of such satisfaction.
(6) Exchanges to Remove Transfer Restrictions. For the avoidance of doubt, and subject to the terms of this Certificate of Designations, as used in this Section 3(h), an “exchange” of a Certificate includes an exchange effected for the sole purpose of removing any Restricted Stock Legend affixed to such Certificate.
(ii) Transfers and Exchanges of Convertible Preferred Stock.
(1) Subject to this Section 3(h), a Holder of any Convertible Preferred Stock evidenced by a Certificate may (x) transfer any whole number of shares of such Convertible Preferred Stock to one or more other Person(s); and (y) exchange any whole number of shares of such Convertible Preferred Stock for an equal number of shares of Convertible Preferred Stock evidenced by one or more other Certificates; provided, however, that, to effect any such transfer or exchange, such Holder must, if such Certificate is a Physical Certificate, surrender such Physical Certificate to the office of the Transfer Agent or the Registrar, together with any endorsements or transfer instruments reasonably required by the Company, the Transfer Agent or the Registrar.
(2) Upon the satisfaction of the requirements of this Certificate of Designations to effect a transfer or exchange of any whole number of shares of a Holder’s Convertible Preferred Stock evidenced by a Certificate (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(h)(ii)(2)):
(A) such old Certificate will be promptly cancelled pursuant to Section 3(m);
(B) if fewer than all of the shares of Convertible Preferred Stock evidenced by such old Certificate are to be so transferred or exchanged, then the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case, in accordance with Section 3(d), one or more Certificates that (x) each evidence a whole number of shares of Convertible Preferred Stock and, in the aggregate, evidence a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock evidenced by such old Certificate not to be so transferred or exchanged; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 3(g);
(C) in the case of a transfer to a transferee, the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case, in accordance with Section 3(d), one or more Certificates that (x) each evidence a whole number of shares of Convertible Preferred Stock and, in the aggregate, evidence a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock to be so transferred; (y) are registered in the name of such transferee; and (z) bear each legend, if any, required by Section 3(g); and
(D) in the case of an exchange, the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case, in accordance with Section 3(d), one or more Certificates that (x) each evidence a whole number of shares of Convertible Preferred Stock and, in the aggregate, evidence a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock to be so exchanged; (y) are registered in the name of the Person to whom such old Certificate was registered; and (z) bear each legend, if any, required by Section 3(g).
(iii) Transfers of Shares Subject to Redemption, Repurchase or Conversion. Notwithstanding anything to the contrary in this Certificate of Designations, the Company, the Transfer Agent and the Registrar will not be required to register the transfer of or exchange any share of Convertible Preferred Stock that has been called for Redemption, subject to a Repurchase upon Fundamental Change or surrendered for conversion.
(i) Exchange and Cancellation of Convertible Preferred Stock to Be Converted or to Be Repurchased Pursuant to a Repurchase Upon Fundamental Change or a Redemption.
(i) Partial Conversions of Physical Certificates and Partial Repurchases of Physical Certificates Pursuant to a Repurchase Upon Fundamental Change or a Redemption. If fewer than all of the shares of Convertible Preferred Stock evidenced by a Physical Certificate (such Physical Certificate being referred to as the “old Physical Certificate” for purposes of this Section 3(i)(i)) are to be converted pursuant to Section 10 or repurchased pursuant to a Repurchase Upon Fundamental Change or a Redemption, then, as soon as reasonably practicable after such Physical Certificate is surrendered for such conversion or repurchase, as applicable, the Company will cause such Physical Certificate to be exchanged, pursuant and subject to
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Section 3(h), for (1) one or more Physical Certificates that each evidence a whole number of shares of Convertible Preferred Stock and, in the aggregate, evidence a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock evidenced by such old Physical Certificate that are not to be so converted or repurchased, as applicable, and deliver such Physical Certificate(s) to such Holder; and (2) a Physical Certificate evidencing a whole number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock evidenced by such old Physical Certificate that are to be so converted or repurchased, as applicable, which Physical Certificate will be converted or repurchased, as applicable, pursuant to the terms of this Certificate of Designations; provided, however, that the Physical Certificate referred to in this clause (2) need not be issued at any time after which such shares subject to such conversion or repurchase, as applicable, are deemed to cease to be outstanding pursuant to Section 3(o).
(ii) Cancellation of Convertible Preferred Stock that Is Converted and Convertible Preferred Stock that Is Repurchased Pursuant to a Repurchase Upon Fundamental Change or a Redemption. If shares of Convertible Preferred Stock evidenced by a Certificate (or any portion thereof that has not theretofore been exchanged pursuant to Section 3(i)(i)) (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(i)(ii)) are to be converted pursuant to Section 10 or repurchased pursuant to a Repurchase Upon Fundamental Change or a Redemption, then, promptly after the later of the time such Convertible Preferred Stock is deemed to cease to be outstanding pursuant to Section 3(o) and the time such old Certificate is surrendered for such conversion or repurchase, as applicable, (1) such old Certificate will be cancelled pursuant to Section 3(m); and (2) in the case of a partial conversion or repurchase, the Company will issue, execute and deliver to such Holder, and cause the Transfer Agent to countersign, in each case, in accordance with Section 3(d), one or more Certificates that (x) each evidence a whole number of shares of Convertible Preferred Stock and, in the aggregate, evidence a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock evidenced by such old Certificate that are not to be so converted or repurchased, as applicable; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 3(g).
(j) Status of Retired or Treasury Shares. Upon any share of Convertible Preferred Stock ceasing to be outstanding, such share will be deemed, automatically and without any further action of the Board of Directors, to be retired and to resume the status of an authorized and unissued share of preferred stock of the Company, and such share cannot thereafter be reissued as Convertible Preferred Stock.
(k) Replacement Certificates. If a Holder of any Convertible Preferred Stock claims that the Certificate(s) evidencing such Convertible Preferred Stock have been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case, in accordance with Section 3(c), a replacement Certificate evidencing such Convertible Preferred Stock upon surrender to the Company or the Transfer Agent of such mutilated Certificate, or upon delivery to the Company or the Transfer Agent of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Transfer Agent and the Company. In the case of a lost, destroyed or wrongfully taken Certificate evidencing Convertible Preferred Stock, the Company and the Transfer Agent may require the Holder thereof to provide such security or indemnity that is reasonably satisfactory to the Company and the Transfer Agent to protect the Company and the Transfer Agent from any loss that any of them may suffer if such Certificate is replaced. Every replacement Certificate evidencing Convertible Preferred Stock issued pursuant to this Section 3(j) will, upon such replacement, be deemed to be evidence of outstanding Convertible Preferred Stock, entitled to all of the benefits of this Certificate of Designations equally and ratably with all other Convertible Preferred Stock then outstanding.
(l) Registered Holders. Only the Holder of any share of Convertible Preferred Stock will have rights under this Certificate of Designations as the owner of such share of Convertible Preferred Stock.
(m) Cancellation. The Company may at any time deliver Certificates evidencing Convertible Preferred Stock, if any, to the Transfer Agent for cancellation. The Registrar, the Paying Agent and the Conversion Agent will forward to the Transfer Agent each share of Convertible Preferred Stock duly surrendered to them for transfer, exchange, payment or conversion. The Company will cause the Transfer Agent to promptly cancel all Certificates evidencing shares of Convertible Preferred Stock so surrendered to it in accordance with its customary procedures.
(n) Shares Held by the Company or its Subsidiaries. Without limiting the generality of Section 3(j) and Section 3(o), in determining whether the Holders of the required number of outstanding shares of Convertible Preferred Stock have concurred in any direction, waiver or consent, shares of Convertible Preferred Stock owned by the Company or any of its Subsidiaries will be deemed not to be outstanding.
(o) Outstanding Shares.
(i) Generally. The shares of Convertible Preferred Stock that are outstanding at any time will be deemed to be those shares indicated as outstanding in the Register (absent manifest error), excluding those shares of Convertible Preferred Stock that have theretofore been (1) cancelled by the Transfer Agent or delivered to the Transfer Agent for cancellation in accordance with Section 3(m); (2) paid in full upon their conversion or upon their repurchase pursuant to a Repurchase Upon Fundamental Change or a Redemption in accordance with this Certificate of Designations; or (3) deemed to cease to be outstanding to the extent provided in, and subject to, clause (ii), (iii), (iv) or (v) of this Section 3(o).
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(ii) Replaced Shares. If any Certificate evidencing any share of Convertible Preferred Stock is replaced pursuant to Section 3(k), then such share will cease to be outstanding at the time of such replacement, unless the Transfer Agent and the Company receive proof reasonably satisfactory to them that such share is held by a “bona fide purchaser” under applicable law.
(iii) Shares to Be Repurchased Pursuant to a Redemption. If, on a Redemption Date, the Paying Agent holds consideration in kind and amount that is sufficient to pay the aggregate Redemption Price due on such date, then (unless there occurs a default in the payment of the Redemption Price) (1) the Convertible Preferred Stock to be redeemed on such date will be deemed, as of such date, to cease to be outstanding (without limiting the Company’s obligations pursuant to Section 5(d)); and (2) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive the Redemption Price as provided in Section 7 (and, if applicable, Dividends as provided in Section 5(d)).
(iv) Shares to Be Repurchased Pursuant to a Repurchase Upon Fundamental Change. If, on a Fundamental Change Repurchase Date, the Paying Agent holds consideration in kind and amount that is sufficient to pay the aggregate Fundamental Change Repurchase Price due on such date, then (unless there occurs a default in the payment of the Fundamental Change Repurchase Price) (1) the Convertible Preferred Stock to be repurchased on such date will be deemed, as of such date, to cease to be outstanding (without limiting the Company’s obligations pursuant to Section 5(d)); and (2) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive the Fundamental Change Repurchase Price as provided in Section 8 (and, if applicable, Dividends as provided in Section 5(d)).
(v) Shares to Be Converted. If any Convertible Preferred Stock is to be converted, then, at the Close of Business on the Conversion Date for such conversion (unless there occurs a default in the delivery of the Conversion Consideration due pursuant to Section 10 upon such conversion): (1) such Convertible Preferred Stock will be deemed to cease to be outstanding (without limiting the Company’s obligations pursuant to Section 5(d)); and (2) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive such Conversion Consideration as provided in Section 10 (and, if applicable, Dividends as provided in Section 5(d)).
(p) Repurchases by the Company and its Subsidiaries.Without limiting the generality of Section 3(m) and the next sentence, the Company and its Subsidiaries may, from time to time, repurchase Convertible Preferred Stock in open market purchases or in negotiated transactions without delivering prior notice to Holders. The Company will promptly deliver to the Transfer Agent for cancellation all Convertible Preferred Stock that the Company or any of its Subsidiaries have purchased or otherwise acquired.
(q) Notations and Exchanges. Without limiting any rights of Holders pursuant to Section 9, if any amendment, supplement or waiver to the Certificate of Formation (including this Certificate of Designations) changes the terms of any Convertible Preferred Stock, then the Company may, in its discretion, require the Holder of the Certificate evidencing such Convertible Preferred Stock to deliver such Certificate to the Transfer Agent so that the Transfer Agent may place an appropriate notation prepared by the Company on such Certificate and return such Certificate to such Holder. Alternatively, at its discretion, the Company may, in exchange for such Convertible Preferred Stock, issue, execute and deliver, and cause the Transfer Agent to countersign, in each case, in accordance with Section 3(c), a new Certificate evidencing such Convertible Preferred Stock that reflects the changed terms. The failure to make any appropriate notation or issue a new Certificate evidencing any Convertible Preferred Stock pursuant to this Section 3(q) will not impair or affect the validity of such amendment, supplement or waiver.
Section 4. RANKING. The Convertible Preferred Stock will rank (a) senior to (i) Dividend Junior Securities with respect to the payment of dividends; and (ii) Liquidation Junior Securities with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up; (b) equally with (i) Dividend Parity Securities with respect to the payment of dividends; and (ii) Liquidation Parity Securities with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up; and (c) junior to (i) Dividend Senior Securities with respect to the payment of dividends; and (ii) Liquidation Senior Securities with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up.
Section 5. DIVIDENDS.
(a) Regular Dividends.
(i) Accumulation and Payment of Regular Dividends. The Convertible Preferred Stock will accumulate cumulative dividends at a rate per annum equal to the Regular Dividend Rate on the Liquidation Preference plus any accrued and unpaid dividends in respect of the Convertible Preferred Stock, whether or not declared (and including, for the avoidance of doubt, any previously accrued and unpaid dividends in respect of the Convertible Preferred Stock which have been added to the Liquidation Preference pursuant to Section 5(b)) (calculated in accordance with Section 5(a)(ii)), regardless of whether or not declared or funds are legally available for their payment (such dividends that accumulate on the Convertible Preferred Stock pursuant to this sentence, “Regular Dividends”). Subject to the other provisions of this Section 5 (including, for the avoidance of doubt, Section 5(b)), such Regular Dividends will be payable when, as and if declared by the Board of Directors, quarterly in arrears on each Regular Dividend Payment Date, to the Holders as of the Close of Business on the immediately preceding Regular Dividend Record Date. Regular Dividends on the Convertible Preferred Stock will accumulate daily from, and including, the last date on which Regular Dividends have been paid (or, if no Regular Dividends have been paid, from, and including, the Initial Issue Date) to, but excluding, the next Regular Dividend Payment Date.
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(ii) Computation of Accumulated Regular Dividends. Accumulated Regular Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months. Regular Dividends on each share of Convertible Preferred Stock will accrue on the Liquidation Preference (plus any accrued and unpaid dividends in respect of the Convertible Preferred Stock, whether or not declared (and including, for the avoidance of doubt, any previously accrued and unpaid dividends in respect of the Convertible Preferred Stock which have been added to the Liquidation Preference pursuant to Section 5(b))) of such share as of immediately before the Close of Business on the preceding Regular Dividend Payment Date (or, if there is no preceding Regular Dividend Payment Date, on the Initial Issue Date of such share).
(b) Calculation of Regular Dividends. With respect to any Regular Dividend Payment Date on or prior to the five (5) year anniversary of the Initial Issue Date, dividends may be paid in cash or, at the Company’s option, instead the dollar amount (expressed as an amount per share of Convertible Preferred Stock) of each Regular Dividend on the Convertible Preferred Stock (whether or not declared) that has accumulated on the Convertible Preferred Stock in respect of the Regular Dividend Period ending on, but excluding, a Regular Dividend Payment Date, will be added, effective immediately before the Close of Business on the related Regular Dividend Payment Date, to the Liquidation Preference of each share of Convertible Preferred Stock outstanding as of such time. Such addition (if any) will occur automatically, without the need for any action on the part of the Company or any other Person, and any such Regular Dividends added to the Liquidation Preference of any share of Convertible Preferred Stock shall, without duplication, be deemed to reduce any accrued and unpaid dividends on such share of Convertible Preferred Stock for purposes hereof. With respect to any Regular Dividend Payment Date after the five (5) year anniversary of the Initial Issue Date, Regular Dividends shall only be payable in cash, out of funds legally available therefor, when and if declared by the Board of Directors; provided that, to the extent that the Board of Directors fails to declare any such Regular Dividends and pay in cash, such Regular Dividend shall accrue at the then-applicable Default Dividend Rate, in which case the dollar amount (expressed as an amount per share of Convertible Preferred Stock) of each Regular Dividend on the Convertible Preferred Stock (whether or not declared) that has accumulated on the Convertible Preferred Stock at the then-applicable Default Dividend Rate in respect of the Regular Dividend Period ending on, but excluding, a Regular Dividend Payment Date, will be added, effective immediately before the Close of Business on the related Regular Dividend Payment Date (and shall remain until declared and paid in cash), to the Liquidation Preference of each share of Convertible Preferred Stock outstanding as of such time (it being understood that such addition will occur automatically, without the need for any action on the part of the Company or any other Person) (such addition described in this proviso, a “Default Dividend Accrual”).
(c) Participating Dividends.
(i) Generally. Subject to Section 5(c)(ii), no dividend or other distribution on the Common Stock (whether in cash, securities (including rights or options) or other property, or any combination of the foregoing) will be declared or paid on the Common Stock (other than a regular quarterly dividend of up to $0.17 per share of Common Stock) unless, at the time of such declaration and payment, both (x) no Default Accrued Dividends are outstanding and (y) an equivalent dividend or distribution is declared and paid, respectively, on the Convertible Preferred Stock (such a dividend or distribution on the Convertible Preferred Stock, a “Participating Dividend,” and such corresponding dividend or distribution on the Common Stock, the “Common Stock Participating Dividend”), such that (1) the Record Date and the payment date for such Participating Dividend occur on the same dates as the Record Date and payment date, respectively, for such Common Stock Participating Dividend; and (2) the kind and amount of consideration payable per share of Convertible Preferred Stock in such Participating Dividend is the same kind and amount of consideration that would be payable in the Common Stock Participating Dividend in respect of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 10 but without regard to Section 10(h) or Section 11(d)) in respect of one (1) share of Convertible Preferred Stock that is converted with a Conversion Date occurring on such Record Date (subject to the same arrangements, if any, in such Common Stock Participating Dividend not to issue or deliver a fractional portion of any security or other property, but with such arrangement applying separately to each Holder and computed based on the total number of shares of Convertible Preferred Stock held by such Holder on such Record Date).
(ii) Stockholder Rights Plans, Common Stock Change Events and Stock Splits, Dividends and Combinations. Section 5(c)(i) will not apply to, and no Participating Dividend will be required to be declared or paid in respect of, (1) a Common Stock Change Event, as to which Section 10(i) will apply; (2) an event for which an adjustment to the Conversion Price is required pursuant to Section 10(f)(i), as to which the applicable provision of Section 10(f)(i) will apply (provided, however, that the Holders may elect, by written action of the Majority Holders delivered to the Company prior to the relevant Record Date, to receive a Participating Dividend in lieu of an adjustment to the Conversion Price pursuant to Section 10(f)(i)(2) through (3)); (3) a Distribution Transaction where the Majority Holders elect to engage in a Spin-Off Exchange Offer, and such Spin-Off Exchange Offer is completed pursuant to Section 10(f)(iv), and (4) rights issued pursuant to a stockholder rights plan.
(d) Treatment of Dividends Upon Redemption,Repurchase Upon Fundamental Change or Conversion. If the Redemption Date, Fundamental Change Repurchase Date or Conversion Date (as applicable) of any share of Convertible Preferred Stock is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, then the Holder of such share at the Close of Business on such Record Date will be entitled, notwithstanding the related Redemption, Repurchase Upon Fundamental Change or conversion (as applicable) to receive, on or, at the Company’s election, before such Dividend Payment Date,
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such declared Dividend on such share. Regular Dividends on any share of Convertible Preferred Stock will cease to accumulate from and after the Redemption Date, Fundamental Change Repurchase Date or Conversion Date (as applicable) for such share, unless the Company defaults in the payment of the applicable redemption price or conversion consideration, in which case Regular Dividends shall continue to accrue at the Default Dividend Rate.
Section 6. RIGHTS UPON LIQUIDATION, DISSOLUTION OR WINDING UP.
(a) Generally. If the Company liquidates, dissolves or winds up, whether voluntarily or involuntarily (any such event, a “Liquidation Event”), then, subject to the rights of any of the Company’s creditors or holders of any outstanding Liquidation Senior Securities, each share of Convertible Preferred Stock will entitle the Holder thereof to receive payment for the greatest of the amounts set forth in clauses (i), (ii) and (iii) below out of the Company’s assets or funds legally available for distribution to the Company’s stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, any Liquidation Junior Securities:
(i) the Liquidation Preference, plus any accrued and unpaid dividends in respect of the Convertible Preferred Stock, whether or not declared;
(ii) the sum of (A) the product of (x) the Initial Liquidation Preference, multiplied by (y) the Return Factor as of the date of the Liquidation Event minus (B) the cumulative amount of Prior Dividends paid in respect of such share prior to the date of the Liquidation Event; and
(iii) the amount such Holder would have received in respect of the number of shares of Common Stock that would be issuable upon conversion of such share of Convertible Preferred Stock in connection with an Optional Conversion assuming the Conversion Date of such conversion occurs on the date of such payment.
Upon payment of such amount in full on the outstanding Convertible Preferred Stock, Holders of the Convertible Preferred Stock will have no rights to the Company’s remaining assets or funds, if any. If such assets or funds are insufficient to fully pay such amount on all outstanding shares of Convertible Preferred Stock and the corresponding amounts payable in respect of all outstanding shares of Liquidation Parity Securities, if any, then, subject to the rights of any of the Company’s creditors or holders of any outstanding Liquidation Senior Securities, such assets or funds will be distributed ratably on the outstanding shares of Convertible Preferred Stock and Liquidation Parity Securities in proportion to the full respective distributions to which such shares would otherwise be entitled.
(b) Certain Business Combination Transactions Deemed Not to Be a Liquidation. For purposes of Section 6(a), the Company’s consolidation or combination with, or merger with or into, or the sale, lease or other transfer of all or substantially all of the Company’s assets (other than a sale, lease or other transfer in connection with the Company’s liquidation, dissolution or winding up) to, another Person will not, in itself, constitute the Company’s liquidation, dissolution or winding up, even if, in connection therewith, the Convertible Preferred Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing.
Section 7. REDEMPTION AT THE OPTION OF THE COMPANY.
(a) Right to Redeem. Subject to the terms of this Section 7 and the right of a Holder to effect an Optional Conversion prior to any Redemption, the Company has the right, at its election, to repurchase, by irrevocable, written notice to each Holder, all or any portion (but in no less than $10,000,000.00 increments based on the Liquidation Preference as of the date of the Redemption Notice (or such lesser amount to the extent the Redemption Notice relates to all of the outstanding shares of the Convertible Preferred Stock)) of the then-outstanding shares of Convertible Preferred Stock, at any time, on a Redemption Date, out of funds legally available therefor, for a cash purchase price equal to the Redemption Price (each such redemption, a “Redemption”).
(b) Redemption Date. The Redemption Date for any Redemption will be a Business Day of the Company’s choosing that is no more than thirty (30), nor less than ten (10), Business Days after the Redemption Notice Date for such Redemption.
(c) Redemption Price. The Redemption Price for any share of Convertible Preferred Stock to be repurchased pursuant to a Redemption is an amount in cash equal to the greatest of (i) the Liquidation Preference of such share, plus any accrued and unpaid dividends in respect of the Convertible Preferred Stock, whether or not declared, up to but not including the Redemption Date of such share; (ii) the sum of (A) the product of (x) the Initial Liquidation Preference, multiplied by (y) the Return Factor as of the Redemption Date minus (B) (x) the cumulative amount of Prior Dividends paid in respect of such share prior to the Redemption Date for such Redemption and (y) any amounts of cash paid to the Holder in respect of such share on the Redemption Date pursuant to Section 5(d); and (iii) the amount the Holder of such share of Convertible Preferred Stock would have received had such Holder, immediately prior to such Redemption Date, converted such shares of Convertible Preferred Stock into Common Stock pursuant to Section 10(a), without regard to any of the limitations on convertibility contained in Section 10(h) or Section 11(d).
(d) Redemption Notice. To call any share of Convertible Preferred Stock for Redemption, the Company must send to the Holder of such share a notice of such Redemption (a “Redemption Notice”), which Redemption Notice must state:
(i) that such share has been called for Redemption;
(ii) the Redemption Date for such Redemption;
(iii) the aggregate number of shares subject to Redemption;
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(iv) the number of such Holder’s shares subject to Redemption;
(v) the Redemption Price per share of Convertible Preferred Stock;
(vi) if the Redemption Date is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, that such Dividend will be paid in accordance with Section 5(d); and
(vii) the name and address of the Transfer Agent, as well as instructions whereby the Holder may surrender such share to the Transfer Agent.
(e) Payment of the Redemption Price. The Company will cause the Redemption Price for each share of Convertible Preferred Stock subject to Redemption to be paid to the Holder thereof on or before the applicable Redemption Date.
(f) Partial Redemption. In case of Redemption of less than all then-outstanding shares of Convertible Preferred Stock, the shares to be redeemed by the Company shall be allocated among all Holders pro rata on the basis of the aggregate Liquidation Preference of the shares of Convertible Preferred Stock owned by each such Holder.
(g) Redemption Prohibited in Certain Circumstances. The Company will not effect a Redemption, or otherwise send a Redemption Notice, with respect to any Convertible Preferred Stock pursuant to this Section 7 unless the Redemption Convertibility Conditions are satisfied between the date a Redemption Notice is sent and the proposed date of Redemption. Notwithstanding anything to the contrary in this Section 7, the Company’s election to effect a Redemption, and any related Redemption Notice, will not apply to any share of Convertible Preferred Stock as to which an Optional Conversion Notice has been duly delivered, and not withdrawn.
Section 8. RIGHT OF HOLDERS TO REQUIRE THE COMPANY TO REPURCHASE CONVERTIBLE PREFERRED STOCK UPON A FUNDAMENTAL CHANGE.
(a) Fundamental Change Repurchase Right. Subject to the other terms of this Section 8, if a Fundamental Change occurs, then each Holder may, at its election, either (i) effective as of immediately prior to the Fundamental Change, convert all or a portion of its shares of Convertible Preferred Stock pursuant to Section 10 at the then-current Conversion Price or (ii) require the Company to repurchase (the “Fundamental Change Repurchase Right”) all, or any whole number of shares that is less than all, of such Holder’s Convertible Preferred Stock that have not been converted pursuant to clause (i) on the Fundamental Change Repurchase Date for such Fundamental Change, out of funds legally available therefor, for a cash purchase price equal to the Fundamental Change Repurchase Price.
(b) Funds Legally Available for Payment of Fundamental Change Repurchase Price; Covenant Not to Take Certain Actions.. If the Company does not have sufficient funds legally available to pay the Fundamental Change Repurchase Price of all shares of Convertible Preferred Stock that are to be repurchased pursuant to a Repurchase Upon Fundamental Change, then the Company shall (1) pay the maximum amount of such Fundamental Change Repurchase Price that can be paid out of funds legally available for payment, which payment will be made pro rata to each Holder based on the total number of shares of Convertible Preferred Stock of such Holder that were otherwise to be repurchased pursuant to such Repurchase Upon Fundamental Change; and (2) purchase any shares of Convertible Preferred Stock not purchased because of the foregoing limitations at the applicable Fundamental Change Repurchase Price as soon as practicable after the Company is able to make such purchase out of assets legally available for the purchase of such shares of Convertible Preferred Stock. The inability of the Company (or its successor) to make a purchase payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. If the Company fails to pay the Fundamental Change Repurchase Price in full when due in accordance with this Section 8 in respect of some or all of the shares of Convertible Preferred Stock to be repurchased pursuant to the Fundamental Change Repurchase Right, the Company will pay Dividends on such shares not repurchased at the Default Dividend Rate until such shares are repurchased, payable quarterly in arrears, out of funds legally available, on each Dividend Payment Date, for the period from and including the first Dividend Payment Date (or the Initial Issue Date, as applicable) upon which the Company fails to pay the Fundamental Change Repurchase Price in full when due in accordance with this Section 8 through but not including the latest of the day upon which the Company pays the Fundamental Change Repurchase Price in full in accordance with this Section 8. Notwithstanding the foregoing, in the event a Holder exercises a Fundamental Change Repurchase Right pursuant to this Section 8 at a time when the Company is restricted or prohibited (contractually or otherwise) from repurchasing some or all of the Convertible Preferred Stock subject to the Fundamental Change Repurchase Right, the Company will use its commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 8. The Company will not voluntarily take any action, or voluntarily engage in any transaction, that would result in a Fundamental Change unless the Company in good faith believes that it (or, in the event of a sale of the Company, its acquiror) will have sufficient funds legally available to fully pay the maximum aggregate Fundamental Change Repurchase Price that would be payable in respect of such Fundamental Change on all shares of Convertible Preferred Stock then outstanding.
(c) Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Company’s choosing that is no later than the anticipated effective date of such Fundamental Change (subject to extension by the Company in the event of a change in the anticipated effective date of such Fundamental Change).
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(d) Fundamental Change Repurchase Price. The Fundamental Change Repurchase Price for any share of Convertible Preferred Stock to be repurchased upon a Repurchase Upon Fundamental Change following a Fundamental Change is an amount in cash equal to the greatest of (i) the Liquidation Preference, plus any accrued and unpaid dividends in respect of the Convertible Preferred Stock, whether or not declared, (ii) the sum of (A) the product of (x) the Initial Liquidation Preference, multiplied by (y) the Return Factor as of the Redemption Date minus (B) (x) the cumulative amount of Prior Dividends paid in respect of such share prior to the Fundamental Change Repurchase Date for such Fundamental Change and (y) in any amounts of cash paid to the Holder in respect of such share on the Fundamental Change Repurchase Date pursuant to Section 5(d); and (iii) the amount the Holder of such share of Convertible Preferred Stock would have received had such Holder, immediately prior to such Fundamental Change, converted such shares of Convertible Preferred Stock into Common Stock pursuant to Section 10(a), without regard to any of the limitations on convertibility contained in Section 10(h) or Section 11(d).
(e) Initial Fundamental Change Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Fundamental Change (or, if later, promptly after the Company discovers that a Fundamental Change may occur), a written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain the date on which the Fundamental Change is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Fundamental Change was filed) (the “Initial Fundamental Change Notice”). No later than ten (10) Business Days prior to the date on which the Company anticipates consummating the Fundamental Change as set forth in the Initial Fundamental Change Notice (or, if the Fundamental Change has already occurred as provided in the Initial Fundamental Change Notice, promptly, but no later than the tenth (10th) Business Day following receipt thereof), any Holder that desires to exercise its rights pursuant to Section 8(a) shall notify the Company in writing thereof and shall specify (x) whether such Holder is electing to exercise its rights pursuant to clause (i) or (ii) of Section 8(a) and (y) the number of shares of Convertible Preferred Stock subject thereto.
(f) Final Fundamental Change Notice. If a Holder elects pursuant to Section 8(e) to exercise its Fundamental Change Repurchase Right pursuant to Section 8(a)(ii), on or before the fifth (5th) Business Day prior to the anticipated effective date of a Fundamental Change, the Company will send to each Holder a notice of such Fundamental Change (a “Final Fundamental Change Notice”). To the extent not specific in the Initial Fundamental Change Notice, such Final Fundamental Change Notice must state:
(i) briefly, the events causing such Fundamental Change;
(ii) the anticipated effective date of such Fundamental Change;
(iii) the procedures that a Holder must follow to require the Company to repurchase its Convertible Preferred Stock pursuant to this Section 8, including the deadline for exercising the Fundamental Change Repurchase Right and the procedures for submitting and withdrawing a Fundamental Change Repurchase Notice;
(iv) the Fundamental Change Repurchase Date for such Fundamental Change;
(v) the Fundamental Change Repurchase Price per share of Convertible Preferred Stock, including reasonable detail of the calculation thereof;
(vi) if the Fundamental Change Repurchase Date is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, that such Dividend will be paid in accordance with Section 5(d);
(vii) the name and address of the Transfer Agent and the Conversion Agent;
(viii) the Conversion Price in effect on the date of such Final Fundamental Change Notice and a description and quantification of any adjustments to the Conversion Price that may result from such Fundamental Change;
(ix) that Convertible Preferred Stock may be converted pursuant to Section 10 at any time before the Close of Business on the second Business Day immediately before the related Fundamental Change Repurchase Date (or, if the Company fails to pay the Fundamental Change Repurchase Price due on such Fundamental Change Repurchase Date in full, at any time until such time as the Company pays such Fundamental Change Repurchase Price in full);
(x) that shares of Convertible Preferred Stock for which a Fundamental Change Repurchase Notice has been duly tendered and not duly withdrawn must be delivered to the Paying Agent for the Holder thereof to be entitled to receive the Fundamental Change Repurchase Price; and
(xi) that shares of Convertible Preferred Stock that are subject to a Fundamental Change Repurchase Notice that has been duly tendered may be converted only if such Fundamental Change Repurchase Notice is withdrawn in accordance with this Certificate of Designations.
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(g) Procedures to Exercise the Fundamental Change Repurchase Right.
(i) Delivery of Fundamental Change Repurchase Notice and Shares of Convertible Preferred Stock to Be Repurchased. To exercise its Fundamental Change Repurchase Right for any share(s) of Convertible Preferred Stock following a Fundamental Change, the Holder thereof must deliver to the Paying Agent:
(1) before the Close of Business on the second Business Day immediately before the related Fundamental Change Repurchase Date (or such later time as may be required by law), a duly completed, written Fundamental Change Repurchase Notice with respect to such share(s); and
(2) such share(s), duly endorsed for transfer (to the extent such share(s) are evidenced by one or more Physical Certificates).
(ii) Contents of Fundamental Change Repurchase Notices. Each Fundamental Change Repurchase Notice with respect to any share(s) of Convertible Preferred Stock must state:
(1) if such share(s) are evidenced by one or more Physical Certificates, the certificate number(s) of such Physical Certificate(s);
(2) the number of shares of Convertible Preferred Stock to be repurchased, which must be a whole number; and
(3) that such Holder is exercising its Fundamental Change Repurchase Right with respect to such share(s).
(iii) Withdrawal of Fundamental Change Repurchase Notice. A Holder that has delivered a Fundamental Change Repurchase Notice with respect to any share(s) of Convertible Preferred Stock may withdraw such Fundamental Change Repurchase Notice by delivering a written notice of withdrawal to the Paying Agent at any time before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date. Such withdrawal notice must state:
(1) if such share(s) are evidenced by one or more Physical Certificates, the certificate number(s) of such Physical Certificate(s);
(2) the number of shares of Convertible Preferred Stock to be withdrawn, which must be a whole number; and
(3) the number of shares of Convertible Preferred Stock, if any, that remain subject to such Fundamental Change Repurchase Notice, which must be a whole number.
If any Holder delivers to the Paying Agent any such withdrawal notice withdrawing any share(s) of Convertible Preferred Stock from any Fundamental Change Repurchase Notice previously delivered to the Paying Agent, and such share(s) have been surrendered to the Paying Agent, then such share(s) will be returned to the Holder thereof.
(h) Payment of the Fundamental Change Repurchase Price. Subject to Section 8(b), the Company will cause the Fundamental Change Repurchase Price for each share of Convertible Preferred Stock to be repurchased pursuant to a Repurchase Upon Fundamental Change to be paid to the Holder thereof on or before the applicable Fundamental Change Repurchase Date (or, if later in the case such share is evidenced by a Physical Certificate, the date the Physical Certificate evidencing such share is delivered to the Paying Agent).
(i) Third Party May Conduct Repurchase Offer In Lieu of the Company. Notwithstanding anything to the contrary in this Section 8, the Company will be deemed to satisfy its obligations under this Section 8 if one or more third parties conduct any Repurchase Upon Fundamental Change and related offer to repurchase Convertible Preferred Stock otherwise required by this Section 8 in a manner that would have satisfied the requirements of this Section 8 if conducted directly by the Company.
(j) Fundamental Change Agreements. The Company shall not enter into any agreement for a transaction constituting a Fundamental Change (which, for the avoidance of doubt, shall not include a Fundamental Change of the types specified in clause (e) of the definition thereof that is involuntary) unless (i) such agreement provides for, or does not interfere with or prevent (as applicable), the exercise by the Holders of their Fundamental Change Repurchase Right in a manner that is consistent with, and gives effect to, this Section 8 and (ii) the acquiring or surviving Person in such Fundamental Change represents and covenants, in form and substance reasonably satisfactory to the Board of Directors acting in good faith, that at the closing of such Fundamental Change that such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Company’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Fundamental Change and the payment the Fundamental Change Repurchase Price in respect of shares of Convertible Preferred Stock that have not been converted into Common Stock prior to the Fundamental Change Repurchase Date pursuant to this Section 8 or Section 10, as applicable.
Section 9. VOTING RIGHTS. The Convertible Preferred Stock will have no voting rights except as set forth in this Section 9 or as otherwise provided in the Certificate of Formation or required by the Texas Business Organizations Code.
(a) Voting and Consent Rights with Respect to Specified Matters.
(i) Generally. Subject to the other provisions of this Section 9(a), each following event will require, and cannot be effected without, the affirmative vote or consent of (x) while any share of the Convertible Preferred Stock is outstanding with respect to Section 9(a)(i)(1), Section 9(a)(i)(2) and Section 9(a)(i)(8), and (y) while at least twenty-five percent (25%) of the
A-25	Proxy Statement

Convertible Preferred Stock issued on the Initial Issue Date is outstanding with respect to Section 9(a)(i)(3), Section 9(a)(i)(4), Section 9(a)(i)(5), Section 9(a)(i)(6) and Section 9(a)(i)(7) (but treating any shares of Convertible Preferred Stock that have been redeemed as still outstanding unless more than 75% of the shares of Convertible Preferred Stock have been redeemed), Majority Holders:
(1) any amendment, modification or repeal of any provision of the Certificate of Formation (including this Certificate of Designations) or Bylaws that adversely affects the rights, preferences or voting powers of the Convertible Preferred Stock (other than an amendment, modification or repeal permitted by Section 9(a)(ii)) as determined by the Board of Directors in good faith;
(2) any issuances by the Company (including refinancings or exchanges) of shares of, or other securities convertible into, Dividend Parity Securities, Liquidation Parity Securities, Dividend Senior Securities or Liquidation Senior Securities;
(3) the Company or any of its subsidiaries, directly or indirectly, creating, incurring, issuing, assuming, guarantying or otherwise becoming liable, contingently or otherwise, with respect to any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness of the Company or any of its subsidiaries incurred under the Credit Agreement (ignoring any amendments, supplements or modifications thereto occurring after the Initial Issue Date) and outstanding on the Initial Issue Date (a “Refinancing”); provided, no Holder shall unreasonably withhold their vote or consent under this Section 9(a)(i)(3) if doing so would reasonably be expected to result in the Company filing for bankruptcy or the occurrence of an Event of Default (as defined in the Credit Agreement), unless such Holder has proposed (or caused a third party to propose) to the Company a reasonable alternative to the Company’s proposed Refinancing;
(4) any voluntary dissolution, liquidation, bankruptcy or winding up of the Company or any deregistration or delisting of the Common Stock of the Company;
(5) the Company or any of its subsidiaries, directly or indirectly, creating, incurring, issuing, assuming, guarantying or otherwise becoming liable, contingently or otherwise, with respect to any Indebtedness, including any Indebtedness of the Company or its subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company, unless the Company and its subsidiaries’ ratio of Net Debt to Consolidated EBITDA would be less than a ratio of 5.50 to 1.00 on a pro forma basis giving effect to such incurrence and the use of proceeds therefrom; provided, no vote or consent of the Convertible Preferred Stock shall be required for the Company to make a Revolving Credit Borrowing (as defined in the Credit Agreement) to the extent such Revolving Credit Borrowing is not prohibited by the Credit Agreement (without taking into account any waiver thereunder in respect of such borrowing);
(6) any dividends or distributions upon, or redemptions of, shares of Common Stock unless the Company and its subsidiaries’ ratio of Net Debt to Consolidated EBITDA would be less than a ratio of 5.5;
(7) any acquisition, investment, sale, disposition or similar transaction (whether of an entity, business, equity interests or assets) by the Company or any of its subsidiaries, directly or indirectly, and whether in a single transaction or series or related transactions, that has total consideration (whether in the form of cash, indebtedness, equity interests or other securities and treating the assumption of liabilities as consideration) of at least $250,000,000 (or, when the Company’s Market Capitalization is $2,000,000,000 or greater, has total consideration (including assumption of liabilities) of at least $500,000,000); or
(8) any arrangement or transaction between the Company and its subsidiaries, on the one hand, and any Affiliate of the Company or any of its subsidiaries, on the other hand, except for any such arrangement or transaction on arms’-length terms as determined by the Board of Directors in good faith;
provided, however, that each of the following will be deemed not to adversely affect the special rights, preferences or voting powers of the Convertible Preferred Stock and will not require any vote or consent pursuant to Section 9(a)(i)(1) and Section 9(a)(i)(2):
(I) any increase in the number of the authorized but unissued shares of the Company’s undesignated preferred stock;
(II) any increase in the number of authorized shares of Convertible Preferred Stock as necessary with respect to issuances of shares of Convertible Preferred Stock in respect of Convertible Preferred Stock that was issued on the Initial Issue Date;
(III) the creation and issuance, or increase in the authorized or issued number, of any shares of any class or series of stock that is both Dividend Junior Securities and Liquidation Junior Securities; and
(IV) the application of Section 10(i), including the execution and delivery of any supplemental instruments pursuant to Section 10(i)(ii) solely to give effect to such provision.
(ii) Certain Amendments Permitted Without Consent. Notwithstanding anything to the contrary in Section 9(a)(i)(1), the Company may amend, modify or repeal any of the terms of the Convertible Preferred Stock without the vote or consent of any
A-26	Proxy Statement

Holder to (x) amend or correct this Certificate of Designations to cure any ambiguity or correct any omission, defect or inconsistency or (y) make any other change to the Certificate of Formation, this Certificate of Designations or the Certificates representing the Convertible Preferred Stock that does not, individually or in the aggregate with all other such changes, adversely affect the rights of any Holder (other than any Holders that have consented to such change), as such (as determined by the Board of Directors in good faith).
(b) Right to Vote with Holders of Common Stock on an As-Converted Basis. Subject to the other provisions of, and without limiting the other voting rights provided in, this Section 9, and except as provided in the Certificate of Formation or restricted by the Texas Business Organizations Code, the Holders will have the right to vote together as a single class with the holders of the Common Stock on each matter submitted for a vote or consent by the holders of the Common Stock, and, for these purposes, (i) the Convertible Preferred Stock of each Holder will entitle such Holder to be treated as if such Holder were the holder of record, as of the record or other relevant date for such matter, of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 10(e), including Section 10(e)(ii)) upon conversion of such Convertible Preferred Stock assuming such Convertible Preferred Stock were converted with a Conversion Date occurring on such record or other relevant date; and (ii) the Holders will be entitled to notice of all stockholder meetings or proposed actions by written consent in accordance with the Certificate of Formation, the Bylaws of the Company, and the Texas Business Organizations Code as if the Holders were holders of Common Stock. Notwithstanding the foregoing, the aggregate voting power of the Convertible Preferred Stock when voting with the holders of the Common Stock shall be limited to the extent necessary to comply with the NYSE Listed Company Manual, and any resulting limitation on the voting rights of the Convertible Preferred Stock shall apply pro rata among the Holders thereof. Notwithstanding the above provisions, until the HSR Date (as defined below) with respect to any HSR Holder (as defined below), such HSR Holder shall only be entitled to vote a number of shares of Series A Preferred Stock on any matters relating to the election, designation, removal or replacement of members of the Board of Directors to the extent that such number of shares of Series A Preferred Stock together with such HSR Holder’s other shares of Common Stock and any other securities of the Company that vote on any matters relating to the election, designation, removal or replacement of members of the Board of Directors does not exceed the HSR Amount in the aggregate. For purposes of this Section 9(b), (A) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations, (B) “HSR Amount” means the number of voting securities of the Company that may be obtained by an Acquiring Person (as defined by the HSR Act, including the ultimate parent entity and all entities included within it, and taking into account any applicable exemptions) prior to the HSR Date, without incurring a notification obligation under the HSR Act, with the number and class(es) of voting securities constituting the HSR Amount to be determined by the HSR Holder in consultation with its legal counsel, (C) “HSR Date” means the date on which all applicable approvals, clearances or waiting periods under the HSR Act (if any) shall have been obtained, expired or been terminated and (C) “HSR Holder” means a shareholder that is an Acquiring Person (as defined under the HSR Act) whose ability to acquire voting securities of the Company in excess of the HSR Amount is restricted by the HSR Act prior to the HSR Date.
(c) Procedures for Voting and Consents.
(i) Rules and Procedures Governing Votes and Consents. If any vote or consent of the Holders will be held or solicited, including at an annual meeting or a special meeting of stockholders, then (1) the Board of Directors will adopt customary rules and procedures at its discretion to govern such vote or consent, subject to the other provisions of this Section 9; and (2) such rules and procedures may include fixing a record date to determine the Holders that are entitled to vote or provide consent, as applicable, rules governing the solicitation and use of proxies or written consents and customary procedures for the nomination and designation, by Holders, of directors for election; provided, however, that with respect to any voting rights of the Holders pursuant to Section 9(b), such rules and procedures will be the same rules and procedures that apply to holders of the Common Stock with respect to the applicable matter referred to in Section 9(b).
(ii) Voting Power of the Convertible Preferred Stock. Each share of Convertible Preferred Stock outstanding as of the applicable record date will be entitled to one vote on each matter on which the Holders of the Convertible Preferred Stock are entitled to vote separately as a class and not together with the holders of any other class or series of stock.
(iii) Written Consent in Lieu of Stockholder Meeting. Notwithstanding anything to the contrary otherwise set forth in the Certificate of Formation, the Bylaws or otherwise, a consent or affirmative vote of the Holders pursuant to Section 9(a) may be given or obtained in writing without a meeting.
Section 10. CONVERSION.
(a) Generally. Subject to the provisions of this Section 10, the Convertible Preferred Stock may be converted only pursuant to a Mandatory Conversion or an Optional Conversion.
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(b) Conversion at the Option of the Holders.
(i) Conversion Right; When Shares May Be Submitted for Optional Conversion. Holders will have the right to submit all, or any whole number of shares that is less than all, of their shares of Convertible Preferred Stock pursuant to an Optional Conversion at any time (but in no less than $100,000.00 increments based on the Liquidation Preference as of the date of the Optional Conversion (or such lesser amount to the extent the Optional Conversion relates to all of the outstanding shares of the such Holder)); provided, however, that, notwithstanding anything to the contrary in this Certificate of Designations,
(1) if a Fundamental Change Repurchase Notice is validly delivered pursuant to Section 8(g)(i) with respect to any share of Convertible Preferred Stock, then such share may not be submitted for Optional Conversion after the Business Day prior to the consummation of the Fundamental Change, except to the extent (A) such share is not subject to such notice; (B) such notice is withdrawn in accordance with Section 8(g)(iii); or (C) the Company fails to pay the Fundamental Change Repurchase Price for such share in accordance with this Certificate of Designations;
(2) no Convertible Preferred Stock may be submitted for Optional Conversion to the extent limited by Section 10(h) or Section 11(d);
(3) shares of Convertible Preferred Stock that are called for Redemption may not be submitted for Optional Conversion after the Close of Business on the Business Day immediately before the related Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full); and
(4) shares of Convertible Preferred Stock that are subject to Mandatory Conversion may not be submitted for Optional Conversion after the Close of Business on the Business Day immediately before the related Mandatory Conversion Date.
(ii) Conversions of Fractional Shares Not Permitted. Notwithstanding anything to the contrary in this Certificate of Designations, in no event will any Holder be entitled to convert a number of shares of Convertible Preferred Stock that is not a whole number.
(c) Mandatory Conversion at the Company’s Election.
(i) Mandatory Conversion Right. Subject to the provisions of this Section 10, in any given fiscal quarter of the Company beginning on or after the two (2) year anniversary of the Initial Issue Date, the Company has the right (the “Mandatory Conversion Right”), exercisable at its election, to designate any Business Day in such fiscal quarter as a Conversion Date for the conversion (such a conversion, a “Mandatory Conversion”) of up to 25% of the number of shares of Convertible Preferred Stock outstanding on the Initial Issue Date, but only if the Last Reported Sale Price per share of Common Stock exceeds one hundred and eighty five percent (185%) of the Conversion Price on each of the last twenty (20) Trading Days ending on, and including, the Trading Day immediately before the Mandatory Conversion Notice Date for such Mandatory Conversion.
(ii) Mandatory Conversion Prohibited in Certain Circumstances. The Company will not exercise its Mandatory Conversion Right, or otherwise send a Mandatory Conversion Notice, with respect to any Convertible Preferred Stock pursuant to this Section 10(c) unless the Common Stock Mandatory Conversion Conditions are satisfied with respect to the Mandatory Conversion. Notwithstanding anything to the contrary in this Section 10(c), the Company’s exercise of its Mandatory Conversion Right, and any related Mandatory Conversion Notice, will not apply to any share of Convertible Preferred Stock as to which a Fundamental Change Repurchase Notice has been duly delivered, and not withdrawn, pursuant to Section 8(g). Notwithstanding anything to the contrary in this Section 10(c), the Company cannot exercise its Mandatory Conversion Right with respect to any shares of Convertible Preferred Stock to the extent limited by Section 10(h) or Section 11(d).
(iii) Mandatory Conversion Date. The Mandatory Conversion Date for any Mandatory Conversion will be a Business Day of the Company’s choosing that is no more than twenty (20), nor less than ten (10), Business Days after the Mandatory Conversion Notice Date for such Mandatory Conversion.
(iv) Mandatory Conversion Notice. To exercise its Mandatory Conversion Right with respect to any shares of Convertible Preferred Stock, the Company must send to each Holder of such shares a written notice of such exercise (a “Mandatory Conversion Notice”).
(v) Such Mandatory Conversion Notice must state:
(1) that the Company has exercised its Mandatory Conversion Right to cause the Mandatory Conversion of the shares of Convertible Preferred Stock, briefly describing the Company’s Mandatory Conversion Right under this Certificate of Designations;
(2) the Mandatory Conversion Date for such Mandatory Conversion and the date scheduled for the settlement of such Mandatory Conversion;
(3) the name and address of the Paying Agent and the Conversion Agent, as well as instructions whereby the Holder may surrender such share to the Transfer Agent or Conversion Agent;
A-28	Proxy Statement

(4) that shares of Convertible Preferred Stock subject to Mandatory Conversion may be converted earlier at the option of the Holders thereof pursuant to an Optional Conversion at any time before the Close of Business on the Business Day immediately before the Mandatory Conversion Date; and
(5) the Conversion Price in effect on the Mandatory Conversion Notice Date for such Mandatory Conversion, the number of shares of Common Stock to be issued to such Holder upon conversion of each share of Convertible Preferred Stock held by such Holder and, if applicable, the amount of accumulated and unpaid Regular Dividends, whether or not declared, in respect of such share of Convertible Preferred Stock as of the Mandatory Conversion Date.
(d) Conversion Procedures.
(i) Mandatory Conversion. If the Company duly exercises, in accordance with Section 10(c), its Mandatory Conversion Right with respect to any share of Convertible Preferred Stock, then (1) the Mandatory Conversion of such share will occur automatically and without the need for any action on the part of the Holder(s) thereof; (2) the shares of Common Stock due upon such Mandatory Conversion will be registered in the name of, and, if applicable, the cash due upon such Mandatory Conversion will be delivered to, the Holder(s) of such share of Convertible Preferred Stock as of the Close of Business on the related Mandatory Conversion Date; and (3) if less than all of the outstanding shares of Convertible Preferred Stock are subject to such Mandatory Conversion, the number of shares of Convertible Preferred Stock of each Holder subject to Mandatory Conversion shall be allocated pro rata among each Holder based on the number of shares of Convertible Preferred Stock held by such Holder.
(ii) Requirements for Holders to Exercise Optional Conversion Right.
(1) Generally. To convert any share of Convertible Preferred Stock evidenced by a Certificate pursuant to an Optional Conversion, the Holder of such share must (w) complete, sign (by manual, facsimile or electronic signature) and deliver to the Conversion Agent an Optional Conversion Notice (at which time, in the case such Certificate is an Electronic Certificate, such Optional Conversion will become irrevocable); (x) if such Certificate is a Physical Certificate, deliver such Physical Certificate to the Conversion Agent (at which time such Optional Conversion will become irrevocable); (y) furnish any endorsements and transfer documents that the Company or the Conversion Agent may require; and (z) if applicable, pay any documentary or other taxes that are required to be paid by the Company as a result of a Holder requesting that shares be registered in a name other than such Holders’ name as described in Section 11(c).
(2) Optional Conversion Permitted only During Business Hours. Convertible Preferred Stock will be deemed to be surrendered for Optional Conversion only after the Open of Business and before the Close of Business on a day that is a Business Day.
(iii) Treatment of Accumulated Dividends upon Conversion.
(1) No Adjustments for Accumulated Regular Dividends. Without limiting the operation of Section 5(b), Section 5(d) and Section 10(e)(i), the Conversion Price will not be adjusted to account for any accumulated and unpaid Regular Dividends on any Convertible Preferred Stock being converted.
(2) Conversions Between A Record Date and a Dividend Payment Date. If the Conversion Date of any share of Convertible Preferred Stock to be converted is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, then such Dividend will be paid pursuant to Section 5(d) notwithstanding such conversion.
(iv) When Holders Become Stockholders of Record of the Shares of Common Stock Issuable Upon Conversion. The Person in whose name any share of Common Stock is issuable upon conversion of any Convertible Preferred Stock will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.
(e) Settlement upon Conversion.
(i) Generally. Subject to Section 10(e)(ii), Section 10(h), Section 11(d) and Section 14(b), the consideration due upon settlement of the conversion of each share of Convertible Preferred Stock will consist of a number of shares of Common Stock equal to the quotient obtained by dividing (I) the Liquidation Preference (plus any accrued and unpaid dividends in respect of the Convertible Preferred Stock, whether or not declared (and including, for the avoidance of doubt, any previously accrued and unpaid dividends in respect of the Convertible Preferred Stock which have been added to the Liquidation Preference pursuant to Section 5(b)), on such shares of Convertible Preferred Stock to, but excluding, the Conversion Date) for such shares of Convertible Preferred Stock subject to conversion by (II) the Conversion Price, in each case, as of immediately before the Close of Business on such Conversion Date.
(ii) Payment of Cash in Lieu of any Fractional Share of Common Stock. Subject to Section 14(b), in lieu of delivering any fractional share of Common Stock otherwise due upon conversion of any Convertible Preferred Stock, the Company will, to the extent it is legally able to do so and permitted under the terms of its indebtedness for borrowed money, pay cash based on the Last Reported Sale Price per share of Common Stock on the Conversion Date for such conversion (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day).
A-29	Proxy Statement

(iii) Company’s Right to Settle Optional Conversion in Cash. If any Convertible Preferred Stock is to be converted pursuant to an Optional Conversion, then the Company will have the right to settle such Optional Conversion of such Convertible Preferred Stock (or any portion thereof that represents a whole number of shares) solely in cash in an amount equal to the product of (1) the number of shares of Common Stock that would be issuable upon such Optional Conversion of such Convertible Preferred Stock (or such portion thereof), determined in accordance with this Section 10 (but without regard to Section 10(e)(ii) or this Section 10(e)(iii)); and (2) the Last Reported Sale Price per share of Common Stock on the Conversion Date for such Optional Conversion. Such right can be exercised by the Company solely by providing written notice to the Holder of such Convertible Preferred Stock no later than the Business Day after such Conversion Date, which notice states (x) that the Company has elected to cash settle such Optional Conversion; and (y) the number of shares of such Convertible Preferred Stock as to which such election is made. Once such written notice is so provided exercising such right, such exercise will be irrevocable with respect to such Optional Conversion (without affecting the Company’s right to exercise or not exercise such right with respect to any other Optional Conversion). Notwithstanding anything to the contrary in this Section 10(e)(iii), the Company will not be entitled to exercise its right to settle any Optional Conversion of Convertible Preferred Stock in cash pursuant to this Section 10(e)(iii) unless the Company has sufficient funds legally available, and is permitted under the terms of its indebtedness for borrowed money, to fully pay the cash amounts that would be payable in respect of such election.
(iv) Delivery of Conversion Consideration. Except as provided in Sections 10(f)(i)(3)(B), 10(f)(i)(4) and 10(i), the Company will pay or deliver, as applicable, the Conversion Consideration due upon conversion of any Convertible Preferred Stock on or before the second (2nd) Business Day immediately after the Conversion Date for such conversion.
(f) Conversion Price Adjustments.
(i) Events Requiring an Adjustment to the Conversion Price. The Conversion Price will be adjusted from time to time as follows:
(1) Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case, excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 10(i) will apply), then the Conversion Price will be adjusted based on the following formula:

where:
CP0	=
the Conversion Price in effect immediately before the Close of Business on the Record Date for such dividend or distribution, or immediately before the Close of Business on the effective date of such stock split or stock combination, as applicable;

CP1	=	the Conversion Price in effect immediately after the Close of Business on such Record Date or effective date, as applicable;
OS0	=
the number of shares of Common Stock outstanding immediately before the Close of Business on such Record Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.
If any dividend, distribution, stock split or stock combination of the type described in this Section 10(f)(i)(1) is declared or announced, but not so paid or made, then the Conversion Price will be readjusted, effective as of the date the Board of Directors, or any Officer acting pursuant to authority conferred by the Board of Directors, determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Price that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.
A-30	Proxy Statement

(2) Rights, Options and Warrants. If the Company distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which Section 10(f)(i)(3)(A) and Section 10(f)(iii) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the Record Date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Price will be decreased based on the following formula:

where:
CP0	=	the Conversion Price in effect immediately before the Close of Business on such Record Date;
CP1	=	the Conversion Price in effect immediately after the Close of Business on such Record Date;
OS	=	the number of shares of Common Stock outstanding immediately before the Close of Business on such Record Date;
Y	=
a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced; and

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants.
To the extent such rights, options or warrants are not so distributed, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants.
For purposes of this Section 10(f)(i)(2), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors.
(3) Distribution Transactions and Other Distributed Property.
(A) Distributions Other than Distribution Transactions. If the Company distributes shares of its Capital Stock, evidences of the Company’s indebtedness or other assets or property of the Company, or rights, options or warrants to acquire the Company’s Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding:
(I) dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Price is required pursuant to Section 10(f)(i)(1) or 10(f)(i)(2);
(II) dividends or distributions paid exclusively in cash in which the Convertible Preferred Stock participate to the extent required pursuant to Section 5(c);
(III) rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 10(f)(iii);
(IV) Distribution Transactions for which an adjustment to the Conversion Price is required pursuant to Section 10(f)(i)(3)(B);
(V) a distribution solely pursuant to a tender offer or exchange offer for shares of Common Stock, as to which Section 10(f)(i)(2) will apply; and
(VI) a distribution solely pursuant to a Common Stock Change Event, as to which Section 10(i) will apply,
A-31	Proxy Statement

then the Conversion Price will be decreased based on the following formula:

where:
CP0	=	the Conversion Price in effect immediately before the Close of Business on the Record Date for such distribution;
CP1	=	the Conversion Price in effect immediately after the Close of Business on such Record Date;
SP	=
the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the Ex-Dividend Date for such distribution; and

FMV	=
the fair market value (as determined by the Board of Directors), as of such Record Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that, if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Price, each Holder will receive, for each share of Convertible Preferred Stock held by such Holder on such Record Date, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received in such distribution if such Holder had owned, on such Record Date, a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 10(e) but without regard to Section 10(e)(ii), 10(h), 10(e)(iii) or 11(d)) in respect of one (1) share of Convertible Preferred Stock that is converted with a Conversion Date occurring on such Record Date (subject to the same arrangements, if any, in such distribution not to issue or deliver a fractional portion of any Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants, but with such arrangement applying separately to each Holder and computed based on the total number of shares of Convertible Preferred Stock held by such Holder on such Record Date).
To the extent such distribution is not so paid or made, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.
(B) Distribution Transactions. If the Company engages in a Distribution Transaction in which it distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate or Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock (other than solely pursuant to (x) a Common Stock Change Event, as to which Section 10(i) will apply; or (y) a tender offer or exchange offer for shares of Common Stock, as to which Section 10(f)(i)(2) will apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange, then the Conversion Price will be decreased based on the following formula:

where:
CP0	=	the Conversion Price in effect immediately before the Close of Business on the Record Date for such Distribution Transaction;
CP1	=	the Conversion Price in effect immediately after the Close of Business on such Record Date;
SP	=	the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Distribution Transaction Valuation Period (as defined below); and
FMV	=
the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Distribution Transaction over the ten (10) consecutive Trading Day period (the “Distribution Transaction Valuation Period”) beginning on, and including, the Ex-Dividend Date for such Distribution Transaction (such average to be determined as if references to Common Stock in the definitions of “Last Reported Sale Price,” “Trading Day” and “Market Disruption Event” were instead references to such Capital Stock or equity interests); and (y) the number of share or units of such Capital Stock or equity interests distributed per share of Common Stock in such Distribution Transaction.

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provided, however, that in the event of a Distribution Transaction where the Majority Holders elect to engage in a Spin-Off Exchange Offer, and such Spin-Off Exchange Offer is completed pursuant to Section 10(f)(iv), then no adjustment to the Conversion Price shall be made pursuant to this Section 10(f)(i)(3)(B).
The adjustment to the Conversion Price pursuant to this Section 10(f)(i)(3)(B) will be calculated as of the Close of Business on the last Trading Day of the Distribution Transaction Valuation Period that will be given effect immediately after the Close of Business of the Record Date for the Distribution Transaction, with retroactive effect. If the Conversion Date for any share of Convertible Preferred Stock to be converted occurs during the Distribution Transaction Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the Last Trading Day of the Distribution Transaction Valuation Period.
To the extent any dividend or distribution of the type described in Section 10(f)(i)(3)(B) is declared but not made or paid, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.
(4) Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Board of Directors) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Price will be decreased based on the following formula:

where:
CP0	=	the Conversion Price in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;
CP1	=	the Conversion Price in effect immediately after the Expiration Time;
SP	=
the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

OS0	=	the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);
AC	=
the aggregate value (determined as of the Expiration Time by the Board of Directors) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer; and

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);
provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 10(f)(i)(4), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 10(f)(i)(4) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If the Conversion Date for any share of Convertible Preferred Stock to be converted occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.
To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.
A-33	Proxy Statement

(ii) No Adjustments in Certain Cases. Without limiting the operation of Section 5(b) and 10(e)(i), the Company will not be required to adjust the Conversion Price except pursuant to Section 10(f)(i). Without limiting the foregoing, the Company will not be required to adjust the Conversion Rate on account of:
(A) except as otherwise provided in Section 10(f)(i), the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock or less than the Conversion Price;
(B) the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;
(C) the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;
(D) the issuance of any shares of Common Stock pursuant to any option, warrant, right or convertible or exchangeable security of the Company outstanding as of the Initial Issue Date; or
(E) solely a change in the par value of the Common Stock.
(iii) Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Convertible Preferred Stock and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Convertible Preferred Stock will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Conversion Price will be adjusted pursuant to Section 10(f)(i)(3)(A) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section 10(f)(i)(3)(A) to all holders of Common Stock, subject to readjustment pursuant to Section 10(f)(i)(3)(A) if such rights expire, terminate or are redeemed.
(iv) Distribution Transactions.
(1) In the event the Company proposes to effect a Distribution Transaction, then, by written action of the Holders constituting at least a majority of the outstanding voting power of the Convertible Preferred Stock (the “Majority Holders”) delivered to the Company prior to the relevant Record Date, the Company will negotiate in good faith with such Majority Holders the terms and conditions of an exchange offer described herein (the “Spin-Off Exchange Offer”), and in the event the Spin-Off Exchange Offer is completed, then no adjustment to the Conversion Price shall be made pursuant to Section 10(f)(i)(3)(B).
(2) In connection with the Spin-Off Exchange Offer, each share of Convertible Preferred Stock will be exchanged by the Company for one share of Mirror Preferred Stock and one share of Exchange Preferred Stock. The Liquidation Preference of the Convertible Preferred Stock will be allocated between the shares of Mirror Preferred Stock and Exchange Preferred Stock in accordance with the relative fair market value of the assets and businesses to be held by the Distributed Entity and the assets and businesses to be retained by the Company, as determined in good faith by the Board of Directors after consultation with the Majority Holders.
(3) The Company and the Majority Holders will negotiate reasonably and in good faith and each will use its reasonable best efforts to agree on mutually agreeable terms for the Spin-Off Exchange Offer, including, without limitation, the certificate of designations with respect to the Mirror Preferred Stock and the certificate of designations with respect to the Exchange Preferred Stock, to reflect the fact that following the completion of the Spin-Off Exchange Offer the adjustments to the Conversion Price will be based upon the common stock of the Company and the common stock of the Distributed Entity, and that the rights, benefits, obligations and economic characteristics of the Series A Preferred Stock will not be expanded or diminished as a result of the exchange of shares of Convertible Preferred Stock for shares of Mirror Preferred Stock and Exchange Preferred Stock. The exchange of Convertible Preferred Stock for Exchange Preferred Stock in the Spin-Off Exchange Offer shall be structured in a manner so as to qualify as a tax-free recapitalization within the meaning of Section 368(a) of the Code to the maximum extent permitted by applicable law.
(v) Determination of the Number of Outstanding Shares of Common Stock. For purposes of Section 10(f)(i), the number of shares of Common Stock outstanding at any time will (1) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (2) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distributions on shares of Common Stock held in its treasury).
(vi) Calculations. All calculations with respect to the Conversion Price and adjustments thereto will be made to the nearest 1/100th of a cent (with 5/1,000ths rounded upward).
(vii) Notice of Conversion Price Adjustments. Upon the effectiveness of any adjustment to the Conversion Price pursuant to Section 10(f)(i), the Company will promptly send notice to the Holders containing (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Conversion Price in effect immediately after such adjustment; and (3) the effective time of such adjustment.
A-34	Proxy Statement

(g) Voluntary Conversion Price Decreases.
(i) Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) decrease the Conversion Price by any amount if (1) the Board of Directors determines that such decrease is in the Company’s best interest or that such decrease is advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (2) such decrease is in effect for a period of at least twenty (20) Business Days; and (3) such decrease is irrevocable during such period; provided, however, that any such decrease that would be reasonably expected to result in any income tax imposed on holders of Convertible Preferred Stock shall require the affirmative vote or consent of Majority Holders.
(ii) Notice of Voluntary Decrease. If the Board of Directors determines to decrease the Conversion Price pursuant to Section 10(g)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 10(g)(i), the Company will send notice to each Holder, the Transfer Agent and the Conversion Agent of such decrease to the Conversion Price, the amount thereof and the period during which such decrease will be in effect.
(h) Restriction on Conversions.
(i) Equity Treatment Limitation.
(1) Generally. Notwithstanding anything to the contrary in this Certificate of Designations, the Company will in no event be required to deliver any shares of Common Stock in settlement of the conversion of any Convertible Preferred Stock to the extent, but only to the extent, the Company does not then have sufficient authorized and unissued shares of Common Stock that are not reserved for other purposes (the limitation set forth in this sentence, the “Equity Treatment Limitation,” and any shares of Common Stock that would otherwise be deliverable in excess of the number of such authorized and unissued shares, the “Deficit Shares”). If any Deficit Shares are withheld pursuant to the Equity Treatment Limitation and, at any time thereafter, some or all of such Deficit Shares could be delivered without violating the Equity Treatment Limitation, then (A) the Company will deliver such Deficit Shares to the extent, but only to the extent, such delivery is permitted by the Equity Treatment Limitation; and (B) the provisions of this sentence will continue to apply until there are no remaining Deficit Shares.
(2) Share Reserve Provisions. On the Initial Issue Date, the Number of Reserved Shares is not less than the Initial Share Reserve Requirement. The Company shall at all times reserve and keep available a Number of Reserved Shares to be no less than the Continuing Share Reserve Requirement at any time when any Convertible Preferred Stock is outstanding (including, if applicable, by seeking the approval of its stockholders to amend the Certificate of Formation to increase the number of authorized shares of Common Stock).
(3) Limitation on Certain Transactions. The Company will not, without the prior written consent of Majority Holders, effect any transaction that would require an adjustment to the Conversion Price pursuant to Section 10(f)(i) if the settlement of the conversion of all Convertible Preferred Stock then outstanding (assuming such conversion occurred immediately after giving effect to such adjustment) would result in any Deficit Shares pursuant to the Equity Treatment Limitation.
(i) Effect of Common Stock Change Event
(i) Generally. If there occurs any:
(1) recapitalization, reclassification or change of the Common Stock, other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;
(2) consolidation, merger, combination or binding or statutory share exchange involving the Company;
(3) sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or
(4) other similar event, and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designations,
(A) from and after the effective time of such Common Stock Change Event, (I) the consideration due upon conversion of any Convertible Preferred Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 10 or in Section 11, or in any related definitions, were instead
A-35	Proxy Statement

a reference to the same number of Reference Property Units; (II) for purposes of Section 8 and Section 10(c), each reference to any number of shares of Common Stock in such Sections (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (III) for purposes of the definitions of “Fundamental Change,” the terms “Common Stock” and “common equity” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Reference Property; and
(B) if such Reference Property Unit consists entirely of cash, then the Company will pay the cash due in respect of all conversions whose Conversion Date occurs on or after the effective date of such Common Stock Change Event no later than the tenth (10th) Business Day after the relevant Conversion Date.
If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify the Holders of such weighted average as soon as practicable after such determination is made.
(i) Compliance Covenant. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 10(i).
(ii) Execution of Supplemental Instruments. On or before the date the Common Stock Change Event becomes effective, the Company and, if applicable, the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Company reasonably determines are necessary or desirable to (1) provide for subsequent adjustments to the Conversion Price pursuant to Section 10(f)(i) in a manner consistent with this Section 10(i); and (2) give effect to such other provisions, if any, as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to Section 10(i)(i). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental instrument(s), if any, and such supplemental instrument(s) will contain such additional provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of Holders.
(iii) Notice of Common Stock Change Event. The Company will provide notice of each Common Stock Change Event to Holders as promptly as possible after the effective date of the Common Stock Change Event.
Section 11. CERTAIN PROVISIONS RELATING TO THE ISSUANCE OF COMMON STOCK.
(a) Equitable Adjustments to Prices. Whenever this Certificate of Designations requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate an adjustment to the Conversion Price), the Company will make appropriate adjustments, if any, to those calculations to account for any adjustment to the Conversion Price pursuant to Section 10(f)(i) that becomes effective, or any event requiring such an adjustment to the Conversion Price where the Ex-Dividend Date, effective date or Expiration Date, as applicable, of such event occurs, at any time during such period.
(b) Status of Shares of Common Stock. Each share of Common Stock delivered upon conversion of the Convertible Preferred Stock of any Holder will be a newly issued share and will be duly authorized and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such Holder or the Person to whom such share of Common Stock will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each such share of Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system.
(c) Taxes Upon Issuance of Common Stock. The Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon conversion of the Convertible Preferred Stock of any Holder, except any such tax or duty that is due because such Holder requests those shares to be registered in a name other than such Holder’s name.
(d) Limit of Issuance of Shares of Common Stock upon Conversion. Notwithstanding anything to the contrary in this Certificate of Designations, to the extent that the listing standards of The New York Stock Exchange require shareholder approval to issue upon conversion of the Convertible Preferred Stock more than 19.9995% of the number of shares of Common Stock outstanding as of May 13, 2022, then unless and until the Company obtains such shareholder approval, the number of shares of Common Stock, if any, deliverable upon conversion of the Convertible Preferred Stock shall not exceed the Conversion Share Cap, and any shares of Convertible Preferred Stock that cannot be converted as a result of the Conversion Share Cap shall continue to remain outstanding.
Section 12. TAXES. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates evidencing such shares or securities. However, in the case of conversion of Convertible Preferred Stock, the Company shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible Preferred Stock, shares of Common Stock or other securities to a
A-36	Proxy Statement

beneficial owner other than the beneficial owner of the Convertible Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.
Section 13. TERM. Except as expressly provided in this Certificate of Designations, the shares of Convertible Preferred Stock shall not be redeemable or otherwise mature and the term of the Convertible Preferred Stock shall be perpetual.
Section 14. CALCULATIONS.
(a) Responsibility; Schedule of Calculations. Except as otherwise provided in this Certificate of Designations, the Company will be responsible for making all calculations called for under this Certificate of Designations or the Convertible Preferred Stock, including determinations of the Conversion Price, the Last Reported Sale Prices and accumulated Regular Dividends, whether or not declared, on the Convertible Preferred Stock. The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of such calculations to any Holder upon written request.
(b) Calculations Aggregated for Each Holder. The composition of the Conversion Consideration due upon conversion of the Convertible Preferred Stock of any Holder will be computed based on the total number of shares of Convertible Preferred Stock of such Holder being converted with the same Conversion Date. For these purposes, any cash amounts due to such Holder in respect thereof will be rounded to the nearest cent.
Section 15. NOTICES. The Company will send all notices or communications to Holders pursuant to this Certificate of Designations in writing and delivered personally, by facsimile or e-mail (with confirmation of receipt requested from the recipient, in the case of e-mail), or sent by a nationally recognized overnight courier service guaranteeing next day delivery, to the Holders’ respective addresses shown on the Register. Unless otherwise specified herein, all notices and communications hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service.
Section 16. FACTS ASCERTAINABLE. When the terms of this Certificate of Designations refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Initial Issue Date, the number of shares of Convertible Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.
Section 17. WAIVER. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Convertible Preferred Stock granted hereunder may be waived as to all shares of Convertible Preferred Stock (and the Holders thereof) upon the vote or written consent of the Majority Holders.
Section 18. SEVERABILITY. If any term of the Convertible Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.
Section 19. NO OTHER RIGHTS. The Convertible Preferred Stock will have no rights, preferences or voting powers except as provided in this Certificate of Designations or the Certificate of Formation or as required by applicable law.
Section 20. EFFECTIVENESS OF FILING. This Certificate of Designations becomes effective when it is filed with the Texas Secretary of State.
[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]
A-37	Proxy Statement

IN WITNESS WHEREOF, subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument the Company has caused this Certificate of Designations to be duly executed as of May 13, 2022.
AZZ INC.

By:
Name:
Title:
A-38	Proxy Statement

EXHIBIT A
FORM OF CONVERTIBLE PREFERRED STOCK CERTIFICATE
[Insert Restricted Stock Legend, if applicable]
AZZ Inc.
6.0% Series A Convertible Preferred Stock
Certificate No.[  ]
AZZ Inc., a Texas corporation (the “Company”), certifies that [  ] is the registered owner of [  ] shares of the Company’s 6.0% Series A Convertible Preferred Stock (the “Convertible Preferred Stock”) evidenced by this certificate (this “Certificate”). The special rights, preferences and voting powers of the Convertible Preferred Stock are set forth in the Certificate of Designations of the Company establishing the Convertible Preferred Stock (the “Certificate of Designations”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Certificate of Designations.
Additional terms of this Certificate are set forth on the other side of this Certificate.
[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]
A-39	Proxy Statement

IN WITNESS WHEREOF, AZZ Inc. has caused this instrument to be duly executed as of the date set forth below.
AZZ INC.

Date:	By:
Name:
Title:

Date:	By:
Name:
Title:
A-40	Proxy Statement

TRANSFER AGENT’S COUNTERSIGNATURE
[legal name of Transfer Agent], as Transfer Agent, certifies that this Certificate evidences shares of Convertible Preferred Stock referred to in the within-mentioned Certificate of Designations.
Date:	By:
Authorized Signatory
A-41	Proxy Statement

AZZ Inc.

6.0% Series A Convertible Preferred Stock
This Certificate evidences duly authorized, issued and outstanding shares of Convertible Preferred Stock. Notwithstanding anything to the contrary in this Certificate, to the extent that any provision of this Certificate conflicts with the provisions of the Certificate of Designations or the Certificate of Formation, the provisions of the of the Certificate of Designations or the Certificate of Formation, as applicable, will control.
1. Countersignature. This Certificate will not be valid until countersigned by the Transfer Agent.
2. Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).
* * *
To request a copy of the Certificate of Designations, which the Company will provide to any Holder at no charge, please send a written request to the following address:
AZZ Inc.
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, Texas 76107
Attention: Chief Legal Officer
A-42	Proxy Statement

OPTIONAL CONVERSION NOTICE
AZZ Inc.
6.0% Series A Convertible Preferred Stock
Subject to the terms of the Certificate of Designations, by executing and delivering this Optional Conversion Notice, the undersigned Holder of the Convertible Preferred Stock identified below directs the Company to convert (check one):
☐	all of the shares of Convertible Preferred Stock
☐	* shares of Convertible Preferred Stock
evidenced by Certificate No.
Date:
(Legal Name of Holder)

By:
Name:
Title:
A-43	Proxy Statement

REDEMPTION NOTICE
AZZ Inc.
6.0% Series A Convertible Preferred Stock
Subject to the terms of the Certificate of Designations, by executing and delivering this Redemption Notice, the undersigned Holder of the Convertible Preferred Stock identified below directs the Company to redeem (check one):
☐	all of the shares of Convertible Preferred Stock
☐	* shares of Convertible Preferred Stock
evidenced by Certificate No.
on .
Date:
(Legal Name of Holder)

By:
Name:
Title:
A-44	Proxy Statement

FUNDAMENTAL CHANGE REPURCHASE NOTICE
AZZ Inc.
6.0% Series A Convertible Preferred Stock
Subject to the terms of the Certificate of Designations, by executing and delivering this Fundamental Change Repurchase Notice, the undersigned Holder of the Convertible Preferred Stock identified below is exercising its Fundamental Change Repurchase Right with respect to (check one):
☐	all of the shares of Convertible Preferred Stock

☐	* shares of Convertible Preferred Stock
evidenced by Certificate No. .
The undersigned acknowledges that Certificate identified above, duly endorsed for transfer, must be delivered to the Paying Agent before the Fundamental Change Repurchase Price will be paid.
Date:
(Legal Name of Holder)

By:
Name:
Title:
*	Must be a whole number.
A-45	Proxy Statement

ASSIGNMENT FORM
AZZ Inc.
6.0% Series A Convertible Preferred Stock
Subject to the terms of the Certificate of Designations, the undersigned Holder of the within Convertible Preferred Stock assigns to:
Name:

Address:

Social security or tax identification number:
the within Convertible Preferred Stock and all rights thereunder irrevocably appoints:
as agent to transfer the within Convertible Preferred Stock on the books of the Company. The agent may substitute another to act for him/her.
Date:
(Legal Name of Holder)

By:
Name:
Title
:
A-46	Proxy Statement

EXHIBIT B
FORM OF RESTRICTED STOCK LEGEND
THE OFFER AND SALE OF THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
[THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SECURITIES PURCHASE AGREEMENT. THE COMPANY WILL GIVE TO THE HOLDER OF THIS CERTIFICATE A COPY OF SUCH SECURITIES PURCHASE AGREEMENT, AS IN EFFECT ON THE DATE OF THE GIVING OF SUCH COPY, WITHOUT CHARGE, PROMPTLY AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR.]
A-47	Proxy Statement

Schedule A
Months from Initial Issue Date[7]	Return Factor If the Company’s ratio of Net Debt to Consolidated EBITDA on the second anniversary of the Initial Issue Date is:
	less than or equal to 3.5-to-1	greater than 3.5-to-1
1-12	140%	140%
13-24	140%	140%
25-36	155%	170%
37-48	170%	185%
49-60	185%	200%
61-72	205%	220%
73-84	225%	240%
[7]	For the avoidance of doubt, the Initial Issue Date is in the first month from the Initial Issue Date. For convenience, the Return Factor for months 85 and beyond are not included here.
A-48	Proxy Statement

Map and Driving Directions to AZZ Inc.

Fort Worth
3100 W 7th St
Kimbell Art Museum
W 5th St
Rivercrest Dr
Cut Off Rd
Fort Worth
Convention Center
W Lancaster Ave
Will Rogers
Memorial Center
Camp Bowie Blvd
Hemphill St
E Hattie St
W Rosedale St
Hulen St
Pottery Barn
Fort Worth Zoo
Chisholm Trail Pkwy
W Allen Ave
E Allen Ave
S Main St
8th Ave
Evans Ave
BUS
287
347
199
280
30
35W

Instructions from Dallas/Fort Worth International Airport
1.	Head toward South 22nd Ave. on West 32nd St. (183 ft)
2.	Make a U-Turn onto West 32nd St. (0.1 miles)
3.	Turn slightly right onto South Service Rd. (1.3 miles)
4.	Take left ramp onto International Pkwy South (TX-97-SPUR) toward TX-183/TX-360 (0.9 miles)
5.	Take ramp onto TX-183 West (Airport Fwy) toward Ft. Worth (10.7 miles)
6.	Continue on I-820 (0.7 miles)
7.	Keep left onto TX-121 South toward Downtown Ft. Worth (7.1 miles)
8.	Take the exit toward Downtown/Belknap St. onto East Belknap St. (1.7 miles)
9.	Turn slightly left onto Energy Way (0.1 miles)
10.	Turn slightly right onto Summit Ave. (301 ft)
11.	Turn right onto West 7th St. (1.2 miles)
12.	Arrive at West 7th St. (One Museum Place) Your destination is on the right.
Instructions from Downtown Fort Worth
1.	Head toward West 6th St. on Taylor St. (124 ft)
2.	Turn right onto West 6th St. (0.2 miles)
3.	Turn slightly right onto West 7th St. (1.6 miles)
4.	Arrive at West 7th St. (One Museum Place) Your destination is on the right.

2022 Annual Meeting of Shareholders
10:00 a.m. local time, July 12, 2022
AZZ Inc.
One Museum Place, 4th Floor
3100 West 7th Street
Fort Worth, TX 76107

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by or before 11:59 P.M. Eastern Time on July 11, 2022 and 11:59 P.M. Eastern Time on July 7, 2022 for participants in the AZZ Inc. Employee Benefit Plan and Trust. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by or before 11:59 P.M. Eastern Time on July 11, 2022 and 11:59 P.M. Eastern Time on July 7, 2022 for participants in the AZZ Inc. Employee Benefit Plan and Trust. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D86520-P67496 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AZZ INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Daniel E. Berce	☐	☐	☐
1b. Paul Eisman	☐	☐	☐
1c. Daniel R. Feehan	☐	☐	☐
1d. Thomas E. Ferguson	☐	☐	☐
1e. Clive A. Grannum	☐	☐	☐
1f. Carol R. Jackson	☐	☐	☐
1g. David M. Kaden	☐	☐	☐
1h. Venita McCellon-Allen	☐	☐	☐
1i. Ed McGough	☐	☐	☐
1j. Steven R. Purvis	☐	☐	☐

	For	**Against**	**Abstain**
The Board of Directors recommends you vote FOR proposal 2:			
2. Approve, on an advisory basis, AZZ's Executive Compensation Program.	☐	☐	☐
The Board of Directors recommends you vote FOR proposal 3:	**For**	**Against**	**Abstain**
3. Approve AZZ's Amended and Restated Certificate of Formation in order to issue Series A Preferred Stock.	☐	☐	☐
The Board of Directors recommends you vote FOR proposal 4:	**For**	**Against**	**Abstain**
4. Ratify the appointment of Grant Thornton LLP, to serve as AZZ's independent registered public accounting firm for the fiscal year ending February 28, 2023.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

D86521-P67496

AZZ INC.
Annual Meeting of Shareholders
July 12, 2022, 10:00 AM, Local Time
This proxy is solicited by the Board of Directors

The shareholders hereby appoint Thomas E. Ferguson and Philip Schlom, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this card, all of the shares of common stock of AZZ Inc. that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Local Time on July 12, 2022, at One Museum Place, 3100 W. 7th Street, 4th Floor, Fort Worth, TX 76107, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side